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TABLE OF CONTENTS
INDEX TO FINANCIAL STATEMENTS

As Filed With the Securities and Exchange Commission on July 2, 2002

Registration No. 333-81718

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

COGENT COMMUNICATIONS GROUP, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	4813 (Primary Standard Industrial Classification Code Number)	52-2337274 (I.R.S. Employer Identification Number)

David Schaeffer
Chief Executive Officer
Cogent Communications Group, Inc.
1015 31st Street N.W.
Washington, D.C. 20007
Tel: (202) 295-4200
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies To:
William P. O'Neill, Esq.
Latham & Watkins
555 Eleventh Street, N.W., Suite 1000
Washington, D.C. 20004
(202) 637-2200

        Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the effectiveness of this Registration Statement.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.001 par value	5,192,775(1)	$7,140,066	$656.88(2)

(1)
The shares of common stock to be offered hereunder include 47,947 shares offered by four of our stockholders, 244,828 shares that are issuable upon conversion of certain 7.5% convertible subordinated notes previously issued by a subsidiary of the registrant and 4,900,000 shares that may be issued as payment-in-kind interest on the notes.

(2)
The registration fee being paid with respect to this Amendment No. 3 to the Registration Statement is based on the average of the reported high and low sales price of our common stock on the American Stock Exchange on June 26, 2002. The registration fee takes into account the $337.86 fee paid in relation to the filing of the Form S-1 on January 30, 2002, and represents the difference in fee in respect of the 4,947,947 additional shares included in this Amendment No. 3 to the Registration Statement.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its Effective Date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion, Dated July 2, 2002

PROSPECTUS

Cogent Communications Group, Inc.

5,192,775 Shares of Common Stock

        This prospectus relates to the offering of up to 244,828 shares of our common stock issuable upon conversion of the 7.50% convertible subordinated notes due 2007 of our subsidiary, Allied Riser Communications Corporation, and up to 4,900,000 shares of common stock that may be issued as payment-in-kind of interest on the notes. Allied Riser became our subsidiary by merger on February 4, 2002. As a result of the merger we became a co-obligor with Allied Riser on the notes, and assumed the obligation to issue common stock upon conversion of the notes. Interest on the notes is payable on each June 15 and December 15, and we may pay interest on the notes in shares of our common stock if those shares are registered under the Securities Act. If we elect to pay interest in shares of our common stock, the number of shares to be distributed will be calculated by dividing the amount of the interest otherwise payable in cash by 95% of the average of the closing prices of our common stock for the five trading days preceding the interest payment date.

        In addition, this prospectus relates to the offering by four of our stockholders of up to 47,947 shares of our common stock acquired by such stockholders in our merger with Allied Riser. Such stockholders are underwriters within the meaning of Section 2(11) of the Securities Act of 1993 and pursuant to Rule 145(c) promulgated thereunder, of 47,947 shares of common stock being offered hereunder.

        The common stock registered under this prospectus will be offered by the selling security holders, not by us. We will not receive any cash proceeds from sales by the selling security holders of these securities.

        Our common stock is listed on the American Stock Exchange under the symbol "COI." On June 26, 2002, the last reported sale price of our common stock was $1.30 per share.

        Investing in our common stock involves substantial risks. See "Risk Factors" beginning on page 4.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

        WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. YOU SHOULD NOT RELY ON ANY INFORMATION OR REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE COMMON STOCK INTO WHICH THE NOTES OF ALLIED RISER ARE CONVERTIBLE AND THE COMMON STOCK OF THE SELLING STOCKHOLDERS. IT IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES IF THE OFFER OR SOLICITATION WOULD BE UNLAWFUL. THE AFFAIRS OF COGENT COMMUNICATIONS GROUP, INC. MAY HAVE CHANGED SINCE THE DATE OF THIS PROSPECTUS. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS CORRECT AT ANY TIME SUBSEQUENT TO ITS DATE.

SUMMARY

        This brief summary does not contain all of the information that is important to you. You should carefully read this entire document and the other documents to which it refers. See "Where You Can Find More Information."

Cogent Communications Group, Inc. (Page 33)

        We are a facilities-based Internet service provider providing high-speed Internet access to businesses. Cogent currently has facilities to provide its services in twenty-one major metropolitan markets across the nation and focuses primarily on providing its services to businesses in large office buildings. Cogent was founded in August 1999 and commenced construction of its network in February 2000. We began to generate limited revenues in April 2001, and through March 2002 generated $6.6 million in revenues. Cogent's net losses since inception through March 2002 have been $96.7 million.

        For additional information about Cogent and its business, see "Information About Cogent" on page 28. and "Where You Can Find More Information" on page 63.

Merger With Allied Riser Communications Corporation (Page 36)

        On February 4, 2002, we consummated our merger with Allied Riser Communications Corporation.

        Allied Riser is a wholly owned subsidiary of Cogent. Its business is operated with Cogent's as a combined operation. Prior to the merger Allied Riser had acquired licenses to provide telecommunications services in buildings in the U.S. and had installed wiring and other facilities in certain of those buildings. We are in the process of connecting those buildings to Cogent's network and offering high-speed Internet access in them. Allied Riser has a subsidiary that offers voice and data services in multi-tenant buildings in Toronto, Ontario. Cogent and Allied Riser merged because it presented an opportunity for the two companies to combine their networks. We expect to become a stronger competitor in our markets as a result of the merger.

        We acquired Allied Riser by merging a wholly owned subsidiary of Cogent with and into Allied Riser. As a consequence of the merger Allied Riser became a wholly owned subsidiary of Cogent. In the merger, stockholders of Allied Riser received approximately 0.0321679 shares of our common stock for each share of Allied Riser common stock that they owned. Allied Riser stockholders own approximately 13.36% of our outstanding common stock on a fully diluted basis. As an additional result of the merger, we became co-obligor with Allied Riser on its 7.50% convertible subordinated notes due 2007 and assumed the obligation to issue shares of our common stock to holders of the notes upon their conversion of the notes.

Acquisition of PSINet Inc. Assets (Page 37)

        In January 2002, we entered into a due diligence agreement with PSINet, Inc. ("PSINet"). This agreement allowed us to undertake due diligence related to certain of PSINet's network operations in the United States. We paid a $3.0 million fee in January 2002 to PSINet in connection with this arrangement. In February 2002, we entered into an Asset Purchase Agreement with PSINet. Pursuant to that agreement, approved on March 27, 2002 by the bankruptcy court overseeing the PSINet bankruptcy, we acquired certain of PSINet's assets and certain liabilities related to its operations in the United States for a total of $9.5 million. The acquisition closed on April 2, 2002. The $3.0 million payment under the due diligence agreement was applied toward this amount resulting in a $6.5 million payment at closing. The acquired assets include certain of PSINet's customer contracts, accounts receivable, rights to 10,000 route miles pursuant to indefeasible rights of use, telecommunications and computer equipment, three web hosting data centers, and certain intangibles, including settlement-free peering rights and the PSINet trade name. Assumed liabilities include certain leased circuit commitments, real estate leases and collocation arrangements. This acquisition added a new element to our operations in that in addition to our current high-speed Internet access business, we will begin operating a more traditional Internet service provider business, with lower speed connections provided by leased circuits obtained from telecommunications carriers (primarily local telephone companies).

        We expect the PSINet acquisition to enable us to immediately incorporate a revenue stream from a set of products that we believe complements our core offering of 100 Mbps Internet connectivity for $1,000 per month. We plan to support and build on the PSINet brand name which, we believe, is one of the most recognizable ISPs in the country. Under the PSINet label, we will continue offering PSINet services, including Internet connectivity.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF COGENT

        The annual financial information set forth below has been derived from the audited consolidated financial statements included in this registration statement and does not include amounts related to the merger with Allied Riser or the acquisition of certain net assets of PSINet Inc. The data for the three-month periods ended March 31, 2002 and 2001 have been derived from the unaudited consolidated financial statements of Cogent. The information should be read in connection with, and is qualified in its entirety by reference to Cogent's financial statements and notes included elsewhere in this registration statement. Cogent was incorporated on August 9, 1999. Accordingly, no financial information prior to August 9, 1999 is available.

	Years Ended December 31,
(dollars in thousands)
	1999	2000	2001
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Service revenue	$—	$—	$3,018
Expenses:
Cost of network operations	—	3,040	19,990
Amortization of deferred compensation — cost of network operations	—	—	307
Selling, general, and administrative	82	10,845	27,322
Amortization of deferred compensation — SG&A	—	—	2,958
Depreciation and amortization	—	338	13,535

Total operating expenses	82	14,223	64,112

Operating loss	(82)	(14,223)	(61,094)
Interest income (expense), net	—	2,328	(6,031)
Other income	—	134	212

Net loss	(82)	(11,761)	(66,913)
Beneficial conversion charge related to preferred stock	—	—	(24,168)

Net loss applicable to common stock	(82)	(11,761)	(91,081)

Net loss per common share — basic and diluted	$(0.06)	$(8.51)	$(64.78)

Weighted-average common shares — basic and diluted	1,360,000	1,382,360	1,406,007
CONSOLIDATED BALANCE SHEET DATA (AT PERIOD END):
Cash and cash equivalents	$—	$65,593	$49,017
Working capital	18	52,621	46,579
Total assets	25	187,740	319,769
Preferred stock	—	115,901	177,246
Stockholders' equity	18	104,248	110,214
OTHER OPERATING DATA:
EBITDA	$(82)	$(13,885)	$(44,294)
Net cash used in operating activities	(75)	(16,370)	(46,786)
Net cash used in investing activities	—	(80,989)	(131,652)
Net cash provided by financing activities	75	162,952	161,862

	Three Months Ended March 31,
(dollars in thousands)
	2001	2002
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Service revenue	$—	$3,542
Expenses:
Cost of network operations	4,699	6,848
Amortization of deferred compensation — cost of network operations	—	60
Selling, general, and administrative	7,322	6,004
Amortization of deferred compensation — SG&A	—	637
Depreciation and amortization	954	6,677

Total operating expenses	12,975	20,226

Operating loss	(12,975)	(16,684)
Interest income (expense), net	181	(5,803)

Loss before extraordinary item	(12,794)	(22,487)
Extraordianry gain — Allied Riser merger	—	4,528

Net loss applicable to common stock	(12,794)	(17,959)

Net loss per common share — before extraordinary item	$(9.12)	$(8.52)
Net loss per common share — extraordinary gain	—	1.72
Net loss per common share — basic and diluted	(9.12)	(6.81)

Weighted-average common shares — basic and diluted	1,402,798	2,637,951
CONSOLIDATED BALANCE SHEET DATA (AT PERIOD END):
Cash and cash equivalents	$46,264	$98,109
Working capital	27,950	78,457
Total assets	204,942	394,184
Preferred stock	115,901	177,246
Stockholders' equity	91,458	103,918
OTHER OPERATING DATA:
EBITDA	$(12,021)	$(9,310)
Net cash used in operating activities	(7,546)	(9,697)
Net cash used in investing activities	(19,202)	51,646
Net cash provided by financing activities	7,419	7,145

        As used in the table above, EBITDA consists of net loss excluding net interest and other income, income taxes, depreciation and amortization, and amortization of deferred compensation. We believe that, because EBITDA is a measure of financial performance, it is useful to investors as an indicator of a company's ability to fund its operations and to service or incur debt. EBITDA is not a measure calculated under accounting principles generally accepted in the United States. Other companies may calculate EBITDA differently. It is not an alternative to operating income as an indicator of our operating performance or an alternative to cash flows from operating activities as a measure of liquidity and investors should consider these measures as well. We do not expect to generate positive EBITDA in the near term. We anticipate that our discretionary use of EBITDA, if any, generated from our operations in the foreseeable future will be restricted by our need to build our infrastructure and expand our business. To the extent that EBITDA is available for these purposes, our requirements for outside financing will be reduced. All share and per-share data in the table above reflects the ten-for-one reverse stock split that occurred in connection with our merger with Allied Riser.

SUMMARY UNAUDITED PRO FORMA INFORMATION

        The following summary unaudited condensed pro forma combined financial data has been derived from and should be read together with the unaudited pro forma combined financial statements and related notes. This information is based on the historical consolidated balance sheets and related historical consolidated statements of income of Cogent, and Allied Riser, giving effect to the merger using the purchase method of accounting for business combinations. The summary unaudited pro forma combined financial data is also based upon the statement of assets acquired and liabilities assumed and statement of revenues and direct expenses of PSINet Inc. and NetRail, Inc. and reflects the impact of Cogent's acquisition of certain assets of NetRail on September 6, 2001 and PSINet on April 2, 2002. See "Cogent Communications Group, Inc. Financial Statements," and "Allied Riser Communications Corporation Financial Statements."

        The companies may have performed differently had they always been combined. You should not rely on the summary unaudited pro forma combined financial data as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the merger. This information is for illustrative purposes only.

	Three Months Ended March 31, 2002	Year Ended December 31, 2001
	(thousands of dollars, except per share amounts)
Pro forma operating revenues	$18,037	$86,122
Pro forma operating income (loss)	$(20,235)	$(384,433)
Pro forma net income (loss)	$(28,449)	$(403,970)
Pro forma net income (loss) applicable to common stock	$(28,449)	$(428,138)
Pro forma basic and diluted net loss per common share	$(8.23)	$(121.78)
Pro forma cash dividends per common share	$—	$—
At March 31, 2002
Pro forma total assets	$397,454
Pro forma long-term debt	$257,180
Pro forma stockholders' equity	$103,918

RISK FACTORS

        Investing in our common stock involves risk. You should carefully consider the risks and uncertainties described below in conjunction with the other information included or incorporated by reference in this prospectus before making an investment decision.

We are an early-stage company in an unproven industry, and if we do not grow rapidly and obtain additional capital we will not succeed.

        We have a short operating history and therefore the information available to evaluate our prospects are limited. We initiated operations in 2000. Moreover, the market for high-speed Internet service itself has only existed for a short period of time and is unproven. Accordingly, our prospects must be evaluated in light of the risks, expenses, and difficulties frequently encountered by companies in their early stage of development, particularly in a new, unproven market.

        Because the communications industry is capital intensive, rapidly evolving, and subject to significant economies of scale, as a relatively small organization we are at a competitive disadvantage. The growth we must achieve to reduce that disadvantage will put a significant strain on all of our resources. If we fail to grow rapidly, we may not be able to compete with larger, well-established companies.

        Our future capital requirements to sustain our current operations and to obtain the necessary growth will depend on a number of factors, including our success in increasing the number of customers and the number of buildings we serve, the expenses associated with the build-out and maintenance of our network, regulatory changes, competition, technological developments, potential merger and acquisition activity, and the economy's ability to recover from the recent downturn.

        Additionally, our future capital requirements likely will increase if we acquire or invest in additional businesses, assets, products, and technologies. Until we can generate sufficient levels of cash from our operations, which we do not expect to achieve for the foreseeable future, we will continue to rely on equity financing and long-term debt to meet our cash needs. Given the current condition of the financial markets, it has become very difficult to raise capital, especially for telecommunications companies like Cogent. There is no assurance that access to additional capital will become any easier in the future, nor can we assure you that any such financing will be available on terms favorable to us or our stockholders. Additionally, our amended and restated charter contains provisions that require our preferred stockholders to approve most equity issuances by us and that give our preferred stockholders adjusted conversion ratios if we issue equity at a lower price per share than those holders paid. Insufficient funds may require us to delay or scale back the build-out of our network. If additional funds are raised by issuing equity securities, substantial dilution to existing stockholders may result. In addition, if our operations do not produce positive cash flow in sufficient amounts to pay our financing obligations, our future financial results and our ability to implement our business plan will be materially and adversely affected.

We have historically incurred operating losses and we expect our losses to continue for the foreseeable future.

        Since our formation, we have generated increasing losses and we anticipate that we will continue to incur increasing losses for the foreseeable future. In 2000, we had a net loss of $11.8 million on no revenues, and in 2001, we had a net loss of $66.9 million on revenues of $3.0 million. As of March 31, 2002, we had an accumulated deficit of $120.9 million. Continued losses significantly greater than we anticipate may prevent us from pursuing our strategies for growth or require us to seek unplanned additional capital, and could cause us to be unable to meet our debt service obligations, capital expenditure requirements, or working capital needs.

We are leveraged and a significant portion of our debt may become due if our merger with Allied Riser is deemed to be a "change in control."

        As of March 31, 2002, on a pro forma basis after giving effect to Cogent's acquisition of certain assets of PSINet, we had $257.2 million of outstanding long-term indebtedness, and additional borrowing capacity, subject to covenant compliance, of $151.8 million under the October 2001 Cogent credit facility. This amount becomes available on a schedule defined in the agreement. Our high level of indebtedness will have consequences on our operations. Among other things, our indebtedness will:

  •
  limit our ability to obtain additional financing;

  •
  limit our flexibility in planning for, or reacting to, changes in our market or business plan; and

  •
  render us more vulnerable to general adverse economic and industry conditions.

        Our credit facility requires us to meet certain performance measures. These are measured and reported on a monthly basis until September 2002. If we are unable to meet these we may not be permitted to borrow additional amounts under that facility until we meet the monthly covenants under the facility. If we do not meet the performance measures on or after September 30, 2002, we will be in default of the credit facility agreement.

        Additionally, the 7.50% Convertible Subordinated Notes due 2007 of our subsidiary, Allied Riser, may become immediately due if the merger is deemed to be a "change in control," as defined by the related indenture. On March 25, 2002, certain of the holders of the notes asserted to us that the merger constituted a change of control, and that as a result an event of default had occurred under the indenture. On March 27, 2002, based on such assertions, the Trustee under the indenture notified us that the principal amount of the notes and accrued interest is immediately due and payable. We do not believe that the merger would qualify as a change in control as defined in the indenture and are vigorously disputing the noteholders' assertion. However, in the event that the merger is deemed to be a change in control, we could be required by the noteholders to repurchase $117.0 million in aggregate principal amount of the notes and to pay them accrued interest. We cannot assure you that we will have the ability to do this if we are required to do so. If we are unable to repurchase the notes and pay the accrued interest, we will be in default under the indenture and our obligations under our credit facility could become due and payable.

Our subsidiary, Allied Riser, is the subject of litigation commenced by the holders of its 7.50% Convertible Subordinated Notes due 2007.

        Allied Riser, our subsidiary as a result of a merger consummated February 4, 2002, announced on December 12, 2001, that it had initiated the repurchase of certain of its 7.50% Convertible Subordinated Notes due 2007 at a discount from the face value of the notes in limited open market or negotiated transactions. Allied Riser also announced that certain holders of the notes filed notices as a group with the SEC on Schedule 13D including copies of documents indicating that such group had filed suit in Delaware Chancery Court on December 6, 2001 against Allied Riser and its board of directors alleging, among other things, breaches of fiduciary duties and requesting injunctive relief to prohibit Allied Riser's merger with Cogent, and alleging default by Allied Riser under the indenture related to the notes. The plaintiffs amended their complaint on January 11, 2002 and subsequently served it on Allied Riser. On January 28, 2002 the Court held a hearing on a motion by the plaintiffs to preliminarily enjoin the merger. On January 31, 2002 the Court issued a Memorandum Opinion denying that motion. We believe that these claims are without merit, and intend to continue to vigorously contest them.

        Additionally, on March 27, 2002, certain holders of Allied Riser's notes filed an involuntary bankruptcy petition under Chapter 7 of the United States Bankruptcy Code against Allied Riser in United States Bankruptcy Court for the Northern District of Texas, Dallas Division. It is unclear on the face of the petition the exact nature or specifics of the claim, and the petition does not name Cogent as a party or otherwise. We note, however, that pursuant to the terms of the supplemental indenture related to the notes, Cogent is a co-obligor of the notes. On June 11, 2002, the Bankruptcy Court Judge ruled in Allied Riser's favor stating that the involuntary bankruptcy petition would be dismissed.

Antidilution and conversion-price adjustment provisions could make it more difficult to raise new equity capital in the future.

        Provisions of our amended and restated certificate of incorporation could make it more difficult for us to attract new investment in the future, even if doing so would be beneficial to our stockholders. Under the terms of our certificate of incorporation with respect to our Series C preferred stock, for example, if we issue additional shares of capital stock at a price per share that is less than the price of the Series C preferred stock, the holders of the Series C preferred stock will have the right to convert their stock to common stock at the same, reduced price per share. In addition, the holders of the preferred stock have liquidation preferences in the event of the sale or liquidation of Cogent. Such provisions may have the effect of inhibiting our ability to raise needed capital.

We may not be able to efficiently manage our growth, which could harm our business.

        Our future largely depends on our ability to implement our business strategy and proposed expansion in order to create new business and revenue opportunities. Our results of operations will be adversely affected if we cannot fully implement our business strategy. Future expansion will place significant strains on our personnel, financial, and other resources. The failure to efficiently manage our growth could adversely affect the quality of our services, our business, and our financial condition. Our ability to manage our growth will be particularly dependent on our ability to develop and retain an effective sales force and qualified technical and managerial personnel. We may not be able to hire and retain sufficient qualified personnel. We may not be able to maintain the quality of our operations, to control our costs, to maintain compliance with all applicable regulations, and to expand our internal management, technical, information, and accounting systems in order to support our desired growth.

        In addition, we must perform these tasks in a timely manner, at reasonable costs, and on satisfactory terms and conditions. Failure to effectively manage our planned expansion could have a material adverse effect on our business, growth, financial condition, results of operations, and ability to make payments on our obligations. Our expansion may involve acquiring other companies or assets. These acquisitions could divert resources and management attention and require integration with our existing operations. We cannot assure you that these acquisitions will be successful. In addition, we cannot assure you that we will be successful or timely in developing and marketing service enhancements or new services that respond to technological change, changes in customer requirements, and emerging industry standards.

Any acquisitions or investments we make could disrupt our business and be dilutive to our existing stockholders.

        We intend to continue to consider acquisitions of, or investments in, complementary businesses, technologies, services, or products. Acquisitions and investments involve numerous risks, including:

  •
  the diversion of management attention;

  •
  difficulties in assimilating the acquired business;

  •
  potential loss of key employees, particularly those of the acquired business;

  •
  difficulties in transitioning key customer relationships;

  •
  risks associated with entering markets in which we have no or limited prior experience; and

  •
  other unanticipated costs.

        These acquisitions or investments may result in dilutive issuances of equity securities; the incurrence of debt and assumption of liabilities; large integration and acquisition expenses; and the creation of intangible assets that may result in significant amortization expense. Any of these factors could materially harm our business or our operating results.

We will face challenges in integrating Cogent with Allied Riser and the assets we acquired from PSINet and, as a result, may not realize the expected benefits of the merger and acquisition.

        Integrating the operations of Cogent with those of Allied Riser is a costly and complex process. We have not yet completed that integration. Allied Riser's in-building networks are still being integrated with Cogent's network of metropolitan fiber optic networks and long-haul fiber optic networks. This process requires us to obtain or construct connections from our metropolitan fiber network to buildings in which Allied Riser has completed in-building networks and to purchase and install equipment in addition to that currently installed in Allied Riser's networks. The integration costs could be larger than we anticipate.

        Allied Riser also has liabilities including subordinated convertible notes, capital leases, office leases, and carrier contracts for transmission capacity.

        Integrating the operations of Cogent and PSINet also will be a costly and complex process. We are uncertain that the integration will be completed on schedule or that it will achieve the anticipated benefits. PSINet's networks and facilities have to be integrated with Cogent's network of metropolitan fiber optic networks and long-haul fiber optic networks. In addition, we will have to integrate PSINet's billing system, customer care, and leased network facilities into our operations. This will involve a new method of operating for us in that we will have to acquire and maintain connections (typically T1 lines) provided by local telephone companies from our network to the customer. We do not know if we will be able to obtain and maintain these connections in a timely and cost effective manner. We expect that the integration and related costs will be significant.

        PSINet also has liabilities including office and data center leases, and carrier contracts for transmission capacity. Further, we have undertaken to relocate certain equipment on behalf of the PSINet estate and perform other transition work. All of these are obligations that we will have to meet.

        The diversion of the attention of management and any difficulties encountered in the process of integrating operations could cause the disruption of the activities of our business. Further, the process of combining Cogent, Allied Riser and the PSINet assets we have acquired and related uncertainties associated with the acquisition could negatively affect employee performance, satisfaction, and retention.

We may be unable to successfully complete or expand our network.

        The construction, operation, and any upgrading of our network are significant undertakings. Administrative, technical, operational, and other problems that could arise may be more difficult to address and solve due to the significant size and complexity of the planned network. In order for our business plan to succeed, it will be necessary to build out our network and related facilities in a manner that is timely and cost efficient. Our ability to do so, however, will be affected by a variety of factors, many of which are difficult or impossible to control, including:

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  cost increases related to completion of route segments and metropolitan rings;

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  timely performance by our suppliers;

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  our ability to attract and retain qualified personnel; and

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  shortages of materials or skilled labor, unforeseen engineering, environmental, or geological problems, work stoppages, weather interference, and floods.

        The construction of our network also requires that both we and our fiber providers obtain many local rights-of-way and other permits. In some cases, we and our fiber providers must also obtain rights to use underground conduit and other rights-of-way and fiber capacity. The process of obtaining these permits and rights is time consuming and burdensome. If we or our fiber providers are unable to obtain and maintain the permits and rights-of-way needed to build out our network and related facilities on acceptable terms and on a timely basis, or if permits or rights-of-way we or our fiber providers do obtain are cancelled or not renewed, the build-out of our network could be delayed.

        For these reasons, we cannot assure you that the budgeted costs of our current and future projects will not be exceeded or that these projects will commence operations within the contemplated schedules, if at all. Any significant variance from the contemplated schedules or increases in the budgeted cost of our network will materially adversely affect our business and results of operations.

Our business could suffer from a delay, reduction or interruption of deliveries from our equipment suppliers or the termination of relationships with them.

        Our business could suffer from a delay, reduction or interruption of deliveries from our equipment suppliers or the termination of relationships with them. We obtain most of our optical-electronic equipment from Cisco Systems. We depend on Williams Communications for our long-haul fiber network. Metromedia Fiber Networks, Level 3, Qwest, Looking Glass Networks and others provide us with metropolitan dark fiber linking our national network to individual buildings. Dark fiber is the term for optical fiber that has been installed, but does not include the optical-electronic terminal equipment needed to transmit or receive data, which we install, and which is provided to us by third-party suppliers. Such third-party suppliers are responsible for additional amounts of conduit, computers, software, switches/routers, and related components that we assemble and integrate into our network. Any reduction in or interruption of deliveries from our equipment suppliers, especially Cisco Systems, Metromedia Fiber Networks, Level 3, or Williams Communications could delay our plans to complete our network and install in-building networks, impair our ability to acquire or retain customers, and harm our business generally. Historically, the metropolitan dark fiber industry has encountered delays in delivering its products. Our suppliers have encountered this and, as a result, we have experienced increasing delays in obtaining metropolitan dark fiber from them. This has resulted in, and could continue to result in, a delay in extending our network to end user locations and our ability to service customers. We are working to locate alternative fiber sources and we may construct certain portions ourselves in order to complete our business plan on a timely basis. In addition, the price of the equipment and other supplies we purchase may substantially increase over time, increasing the costs we pay in the future. It could take a significant period of time to establish relationships with alternative suppliers for each of our technologies and substitute their technologies into our networks. If any of these relationships are terminated or a supplier fails to provide reliable services or equipment and we are unable to reach suitable alternative arrangements quickly, we may experience significant delays and additional costs. If that happens, our business could be materially adversely affected.

Our business could suffer delays and problems due to the actions of network providers on whom we are partially dependent.

        With the acquisition of PSINet assets we have begun to provide services over networks provided by others, such as local telephone companies. In the past we have acquired dark fiber from providers and installed our own equipment to operate our network. Many former PSINet customers, who are now our customers, are connected to our network by means of communications lines (typically T-1 lines) that are provided as services by local telephone companies and others. In addition, we plan to add new customers to our network using such services. We may experience problems with the installation, maintenance, and pricing of these T-1 lines and other communications links.

Our rights to the use of the dark fiber that make up our network may be affected by the financial health of our fiber providers.

        We do not have title to the dark fiber that makes up the foundation of our network. Our interests in the dark fiber that makes up our network take the form of long-term leases or indefeasible right of use agreements, known as IRUs. A bankruptcy or financial collapse of one of our fiber providers could result in a loss of our rights under our long-term lease agreements or IRUs with such provider, which in turn could have a negative impact on the integrity of our network and ultimately on our results of operations. If we lose rights under our IRU agreements, we may be required to expend additional funds for maintenance of the fiber, directly fund right of way obligations, or even purchase replacement fiber from another provider if it exists. There may be geographic regions in which alternate providers do not exist. This could require us to suspend operations to some customers or construct our own fiber connections to those customers. There has been increasing financial pressure on some of our fiber providers as part of the overall weakening of the telecommunications market over the past twelve to eighteen months. Our largest supplier of our metropolitan fiber networks, Metromedia Fiber Networks, recently filed for bankruptcy. This will impact our operations chiefly by decreasing our ability to add new metropolitan fiber rings and our ability to add new buildings to existing rings. Another supplier of metropolitan fiber, ACSI Network Technologies, Inc., has also filed for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code. In addition, Williams Communications, Inc., the primary supplier of our national backbone fiber, has sought bankruptcy protection. In these or other cases of bankruptcy or financial collapse, our rights under our dark fiber agreements remain unclear, although to date there has been no interruption of service. In particular, to our knowledge, the rights of the holder of an IRU in strands of dark fiber have never been addressed by the judiciary at the state or federal level in bankruptcy.

We often are limited in choices for metropolitan fiber suppliers.

        In some of our target markets there is only one established carrier available to provide the necessary connection. This increases our costs and makes it difficult to obtain sufficient dark fiber. Sufficient dark fiber may not be readily available from third parties at commercially reasonable rates, if at all. Our failure to obtain sufficient dark fiber could result in an inability to provide service in certain buildings and service interruptions, which could in time lead to loss of customers and damage to our reputation.

Our business plan cannot succeed unless we continue to obtain and maintain license agreements with building owners and managers.

        Our business depends upon our ability to install in-building networks. This requires us to enter into access agreements with building owners or managers allowing us to install our in-building networks and provide our services in the buildings. These agreements typically have terms of five to ten years. We expect to need to enter into additional access agreements for the foreseeable future, and may need to amend some of the current agreements to allow us to offer all of the services contemplated by our current business plan. The failure of building owners or managers to grant, amend, or renew access rights on acceptable terms, or any deterioration in our existing relationships with building owners or managers, could harm our marketing efforts and could substantially reduce our potential customer base. Current federal and state regulations do not require building owners to make space available to us, or to do so on terms that are reasonable or nondiscriminatory. While the FCC has adopted regulations that prohibit carriers under its jurisdiction from entering into exclusive arrangements with owners of multi-tenant commercial office buildings, these regulations do not require building owners to offer us access to their buildings. Building owners or managers may decide not to permit us to install our networks in their buildings or may elect not to renew or amend our access agreements. The failure to obtain or maintain these agreements would reduce our revenues and we might not recover our infrastructure costs.

We will need to obtain or construct additional building laterals to connect buildings to our network.

        In order to connect a building to our network, we must obtain or construct lateral fiber extensions from our metropolitan ring to the building to which we intend to provide our Internet service. To date, we have relied exclusively on third parties for lateral connections. While we intend to continue using third parties for lateral connections in the future, we also plan to construct or fund most laterals on our own or in ventures with third parties. The availability of such lateral connections from third parties is dependent on many factors, including but not limited to the:

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  financial health of those lateral providers, including Metromedia Fiber Networks, and their willingness to offer laterals to us on acceptable terms and conditions;

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  ability of those lateral providers to construct, deliver, and connect such laterals, which depends, in part, on their ability to obtain and maintain the necessary franchise rights and permits to supply laterals, construct such laterals in a timely and correct manner, and splice such laterals into our network rings to enable optical connections; and

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  willingness of the various municipalities in which such laterals are located to allow the construction of fiber laterals.

        Our ability to construct or fund some laterals on our own is also dependent on these factors. If any of these factors are not fulfilled, we may not be able to obtain some of the desired lateral connections to buildings, which could substantially reduce our customer base and our ability to fulfill our business plan.

We must make capital expenditures before generating revenues, which may prove insufficient to justify those expenditures.

        Prior to generating revenues, we must incur significant initial capital expenditures. Our expenditures will vary depending on whether we encounter any construction-related difficulties or difficulties in acquiring rights-of-way or other permits. After initial installation of our network, our capital expenditures continue to grow based on the extent to which we add customers within a building. We may not be able to recoup all of our expenditures.

Our success depends on growth in the use of the Internet, and on the willingness of customers to buy our Internet service.

        Our future success depends in large part on growth in the number of people who use the Internet as well as growth in the number of ways people use the Internet. Specifically, we are dependent on the growth of the demand for high-speed Internet service, which is unproven and may grow less than the demand for communications services generally, or not at all. Furthermore, our own growth rate may not match the growth rate of the high-speed Internet service market as a whole.

        Our success also depends on rapid growth in sales of our particular Internet services offerings. This growth depends, in part, on customers trusting us to deliver the services in a timely and efficient manner, and that we will continue to operate for at least as long as the life of any contract between the two of us. This trust may be difficult to establish because there has been a substantial downturn in the telecommunications industry, leading to many bankruptcies and closures of competing Internet service providers. Some of these closures required the customers of the closing Internet service provider to find alternative providers on very short notice. In light of these developments, there may be an increasing desire on the part of Internet service customers to only do business with telecommunications providers who have a long operating history and are amongst the biggest providers in the industry. Our short operating history and small size could put it at a disadvantage in competing with such established providers.

Impairment of our intellectual property rights and our alleged infringement on other companies' intellectual property rights could harm our business.

        We regard certain aspects of our products, services, and technology as proprietary and attempt to protect them with patents, copyrights, trademarks, trade secret laws, restrictions on disclosure, and other methods. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our products, services, or technology without authorization, or to develop similar technology independently.

        We are aware of several other companies in our and other industries that use the word "Cogent" in their corporate names. One company has informed us that it believes our use of the name "Cogent" infringes on their intellectual property rights in that name. If such a challenge is successful, we could be required to change our name and lose the goodwill associated with the Cogent name in our markets.

The sector in which we operate is highly competitive, and we may not be able to compete effectively.

        We face competition from many communications providers with significantly greater financial resources, well-established brand names, larger customer bases, and diverse strategic plans and technologies. Many of these competitors have longer operating histories and more established relationships in the industry than we do. Intense competition has led to declining prices and margins for many communications services. We expect this trend to continue as competition intensifies in the future. We expect significant competition from traditional and new communications companies, including local, long distance, cable modem, Internet, digital subscriber line, fixed and mobile wireless, and satellite data service providers, some of which are described in more detail below.

        If these potential competitors successfully focus on our market, we may face intense competition harmful to our business. In addition, we may also face severe price competition for building access rights, which could result in higher sales and marketing expenses and lower profit margins.

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  In-building competitors. Some competitors, such as Cypress Communications, XO Communications, Intellispace, Eureka, Everest Broadband, and eLink have gained access to office buildings in our target markets and are attempting to gain access to additional buildings in these and other markets. To the extent these competitors are successful, we may face difficulties in building our networks and marketing our services within some of our target buildings. Because our agreements to use utility shaft space within buildings are, to date, non-exclusive, owners of such buildings can give similar rights to our competitors. Certain competitors already have rights to install networks in some of the buildings in which we have rights to install our networks. It is not clear whether it will be profitable for two or more different companies to operate networks within the same building. Therefore, it is critical that we build our networks in our target buildings quickly, before our competitors do so. If a competitor installs a network in a building in which we operate, there will likely be substantial price competition.

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  Local telephone companies. Incumbent telephone companies, including regional Bell operating companies such as Verizon, SBC, Qwest and BellSouth, have several competitive strengths which may place us at a competitive disadvantage. These competitive strengths include:

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  an established brand name and reputation;

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  significant capital to deploy broadband data network equipment rapidly;

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    ability to offer higher-speed data services through digital subscriber line technology;

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    their own inter-building connections; and

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    ability to bundle digital data services with their voice services to achieve economies of scale in servicing customers.

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  Competitive local telephone companies. Competitive local telephone companies often have broadband inter-building connections, market their services to tenants of large and medium-sized buildings, and selectively build in-building facilities.

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  Long distance companies. We will face strong competition from long distance companies. Many of the leading long distance carriers, including AT&T, MCI WorldCom, and Sprint, could begin to build their own in-building voice and data networks. The newer national long distance carriers, such as Level 3, Qwest, and Williams Communications, are building and managing high speed fiber-based national voice and data networks, partnering with Internet service providers, and may extend their networks by installing in-building facilities and equipment.

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  Fixed wireless service providers. We may lose potential customers to fixed wireless service providers. Fixed wireless service providers are communications companies that can provide high-speed communications services to customers using microwave, laser, or other facilities or satellite earth stations on building rooftops. Some of these providers have targeted small and medium-sized business customers and have a business strategy that is similar to ours. These providers include MCI Worldcom, XO Communications, Terabeam, Sprint, and Winstar.

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  Internet, digital subscriber line, and cable modem service providers. The services provided by Internet service providers, digital subscriber line companies, and cable-based service providers can be used by our potential customers instead of our services. Traditional Internet service providers, such as Concentric Networks and EarthLink, provide Internet access to residential and business customers, generally using the existing communications infrastructure. Digital subscriber line companies and/or their Internet service provider customers, such as AT&T and Covad, typically provide broadband Internet access using digital subscriber line technology, which enables data traffic to be transmitted over standard copper telephone lines at much higher speeds than these lines would normally allow. Cable-based service providers, such as RCN Telecom Services, and Time Warner AOL and its Road Runner subsidiary, also provide broadband Internet access. These various providers may also offer traditional or Internet-based voice services to compete with us.

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  Other high-speed Internet providers. We may also lose potential customers to other high-speed Internet service providers who offer similar high-speed Internet services. These include Yipes and Telseon, and are often characterized as Ethernet metropolitan access networks. These providers have targeted a similar customer base and have a strategy similar to ours.

Our failure to acquire, integrate, and operate new technologies could harm our competitive position.

        The telecommunications industry is characterized by rapid and significant technological advancements and the introduction of new products and services. We do not possess significant intellectual property rights with respect to the technologies we use, and we are dependent on third parties for the development of and access to new technology. In addition, we own the equipment we use to provide our services and we will have long-term leases or indefeasible rights of use attached to the fiber optic networks that will constitute our network. Therefore, technological changes that render our equipment out of date, less efficient, or more expensive to operate than newer equipment could cause us to incur substantial increases in capital expenditures to upgrade or replace such equipment.

        Additionally, there currently are other technologies that provide more capacity and speed than dial-up connections and can be used instead of our broadband data services, including digital subscriber line technology, cable modems, wireless technology, and integrated services digital networks. Furthermore, these technologies may be improved and other new technologies may develop that provide more capacity and speed than the broadband data technology we typically employ.

Our connection to the Internet requires us to obtain and maintain relationships with other providers.

        The Internet is composed of various public and private network providers who operate their own networks and interconnect them at public and private interconnection points. Our network is one such network. In order to obtain Internet connectivity for our network, we must obtain and maintain relationships with other such providers and incur the necessary capital costs to locate our equipment and connect our network at these various interconnection points. Some of these connections are made through the purchasing of transit capacity at negotiated rates, which gives us access to a provider and other networks to which that provider is connected. In addition, in some instances we have minimum and maximum volume commitments to receive the negotiated rates. If we fail to meet the minimum, or exceed the maximum, volume commitments, our rates and costs may rise.

        Another source of connection to the Internet is peering arrangements. By entering into what are known as settlement-free peering arrangements, providers agree to exchange traffic between their respective networks without charging each other. Our establishment and maintenance of peering relationships is necessary to avoid the higher costs of transit capacity and in order to maintain high network performance capacity. Our business plan depends on our ability to avoid transit costs in the future as our network expands. In that regard, we are attempting a number of initiatives to lower our transit costs. We are seeking more settlement-free peering arrangements. We expect that these initiatives will enable us to reduce our transit costs but there is no guarantee that such efforts will be successful. Peering relationships are not subject to regulation, and may change in terms and conditions. If we are not able to maintain and increase our peering relationships, we may not be able to provide our customers with high performance and affordable services which would have a material adverse effect on our business.

Network failure or delays and errors in transmissions expose us to potential liability.

        Our network uses a collection of communications equipment, software, operating protocols, and proprietary applications for the high-speed transportation of large quantities of data among multiple locations. Given the complexity of our network, it may be possible that data will be lost or distorted. Delays in data delivery may cause significant losses to a customer using our network. Our network may also contain undetected design faults and software bugs that, despite our testing, may not be discovered in time to prevent harm to our network. The failure of any equipment or facility on the network could result in the interruption of customer service until we effect necessary repairs or install replacement equipment. Network failures, delays, and errors could also result from natural disasters, power losses, security breaches, and computer viruses. In addition, some of our customers are, at least initially, only served by partial fiber rings, increasing the risk of service interruption. With the acquisition of PSINet assets we have become partially dependent on the network of other providers such as local telephone companies. Network failures, faults, or errors could cause delays or service interruptions, expose us to customer liability, or require expensive modifications that could have a material adverse effect on our business.

As an Internet access provider, we may be vulnerable to unauthorized access or we may incur liability for information disseminated through our network.

        Our networks may be vulnerable to unauthorized access, computer viruses, and other disruptive problems. Addressing the effects of computer viruses and alleviating other security problems may require interruptions, incurrence of costs and delays, or cessation of service to our customers. Unauthorized access could jeopardize the security of confidential information stored in our computer systems or those of our customers, for which we could possibly be held liable.

        The law relating to the liability of Internet access providers and on-line services companies for information carried on or disseminated through their networks is unsettled. As the law in this area develops, the potential imposition of liability upon us for information carried on and disseminated through our network could require us to implement measures to reduce our exposure to such liability, which may require the expenditure of substantial resources or the discontinuation of certain products or service offerings. Any costs that are incurred as a result of such measures or the imposition of liability could harm our business.

Legislation and government regulation could adversely affect us.

        We believe the enhanced services we provide today are not subject to substantial regulation by the FCC or the state public utilities commissions. Federal and state commissions exercise jurisdiction over providers of basic telecommunications services. However, enhanced service providers are currently exempt from federal and state regulations governing providers of basic telecommunications services, including the obligation to pay access charges and contribute to the universal service fund. Changes in regulation or new legislation may increase the regulation of our current enhanced services. Such changes in the regulatory environment are difficult for us to predict and could affect our operating results by increasing competition, decreasing revenue, increasing costs, or impairing our ability to offer services.

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  If we decide to provide voice and other basic telecommunications services in the United States we may be unable to successfully respond to regulatory changes. We will become subject to regulation by the FCC and state agencies in the event we decide to offer non-enhanced voice and other basic telecommunications services and may become subject to regulation if we offer voice services over the Internet. Complying with these regulatory requirements may be costly.

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  Regulation of access to office buildings could negatively affect our business. FCC rules prohibit common carriers from entering into contracts that restrict the right of commercial multi-unit property owners to permit any other common carrier to access and serve the property's commercial tenants. While we believe that this rule does not apply to us, we compete against common carriers in providing some of our services and this rule could make it easier for an increased number of such common carrier competitors to gain access to buildings where we provide service. The FCC declined to adopt rules mandating that commercial multi-unit property owners permit access to all carriers on a nondiscriminatory basis, but it is continuing to consider this and other issues in future phases of this proceeding. Bills have also been introduced in Congress regarding the same topic but Congress has yet to act. Some of the issues being considered in these developments include requiring real estate owners to provide utility shafts access to telecommunications carriers, and requiring some telecommunications providers to provide access to other telecommunications providers. We do not know whether or in what form these proposals will be adopted.

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  Deregulation of the provision of high speed Internet access by incumbent local exchange carriers could result in increased competition and negatively affect our business. In February the FCC announced that it is considering significantly reducing its regulation of the delivery of high speed Internet access by the incumbent local exchange carriers including the regional Bell operating companies such as Verizon, SBC, Qwest and BellSouth. While we do not know if or to what extent it will occur, such deregulation could negatively affect our business by enhancing the competitive position of the incumbent local exchange carriers.

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  One of our subsidiaries, Shared Technologies of Canada, operates in Toronto, Canada. In addition to Internet service, it offers voice services. Generally, the regulation of Internet access services and competitive voice services has been similar in Canada to the regulation in the U.S. in that providers of such services face few or no regulatory requirements. This may change. Also, the Canadian government has requirements limiting foreign ownership of certain telecommunications facilities in Canada. We will have to comply with these to the extent we have facilities that are subject to these regulations.

If our interpretation of regulations applicable to our operations is incorrect, we may incur additional expenses or become subject to more stringent regulation.

        Some of the jurisdictions where we provide services have little, if any, written regulations regarding our operations. In addition, the written regulations and guidelines that do exist in a jurisdiction may not specifically address our operations. If our interpretation of these regulations and guidelines is incorrect, we may incur additional expenses to comply with additional regulations applicable to our operations.

Our affiliates own more than 80% of the outstanding voting stock, and thus will control all matters requiring a stockholder vote and, as a result, could prevent or delay any strategic transaction.

        Our existing directors, executive officers, and greater-than-five-percent stockholders and their affiliates, in the aggregate, beneficially own more than 80% of the outstanding shares of voting stock. If all of these stockholders were to vote together as a group, they would have the ability to exert significant influence over our board of directors and its policies. For instance, these stockholders would be able to control the outcome of all stockholders' votes, including votes concerning director elections, charter and bylaw amendments, and possible mergers, corporate control contests, and other significant corporate transactions including any going private transaction. Although we do not foresee a change of control or going private transaction at the present time, the concentration of our stock ownership could have the effect of preventing or delaying a change of control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which in turn could harm the market price of our common stock or prevent our stockholders from realizing a takeover premium over the market price for their shares of common stock.

Anti-takeover provisions could prevent or delay a change of control.

        Provisions of our amended and restated certificate of incorporation and amended and restated bylaws and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. These provisions include the "staggered" nature of our board of directors which results in directors being elected for terms of three years and the ability of the preferred stockholders to designate four of our seven directors. These provisions may have the effect of delaying, deferring, or preventing a change in our control, impeding a merger, consolidation, takeover, or other business combination, which in turn could preclude our stockholders from recognizing a premium over the prevailing market price of the common stock.

Our principal independent public accountant, Arthur Andersen LLP, has been found guilty of federal obstruction of justice charges and you are unlikely to be able to exercise effective remedies against them in any legal action.

        On June 15, 2002, a jury in Houston, Texas found our independent public accountant, Arthur Andersen LLP, guilty of federal obstruction of justice charges arising from the federal government's investigation of Enron Corp. Arthur Andersen has indicated that it intends to appeal the verdict. In light of the jury verdict and the underlying events, Arthur Andersen has informed the SEC that it will cease practicing before the SEC by August 31, 2002, unless the SEC determines another date is appropriate. A substantial number of Arthur Andersen's personnel have already left the firm, including the individuals responsible for auditing the Cogent and Allied Riser audited financial statements included in this prospectus, and substantially all remaining personnel are expected to do the same in the near future. The ability of the firm to continue to survive, avoid a bankruptcy filing and satisfy any judgments obtained against them is in doubt. Because it is unlikely that Arthur Andersen will survive, you are unlikely to be able to exercise effective remedies or collect judgments against them.

        Moreover, as a public company, we are required to file with the SEC financial statements audited or reviewed by an independent public accountant. On June 15, 2002 the SEC issued a statement that it will continue to accept financial statements audited by Arthur Andersen on an interim basis if Arthur Andersen is able to make certain representations to its clients concerning audit quality controls. Arthur Andersen has made such representations to us. However, for the reasons noted above, Arthur Andersen may be unable to make these representations in the future or to provide other information or documents that would customarily be received by us in connection with this offering, including consents and "comfort letters." In addition, Arthur Andersen may be unable to perform procedures to assure the continued accuracy of its report on the Cogent and Allied Riser audited financial statements included in this prospectus. Arthur Andersen will be unable to provide such information and documents and perform such procedures in future financings and other transactions. As a result, we may encounter delays, additional expense and other difficulties in this offering, future financings or other transactions.

You may not be able to seek remedies or recover against Arthur Andersen under the federal securities laws.

        In reliance on Rule 437a under the Securities Act, we have not filed a written consent of Arthur Andersen to the inclusion in this prospectus of their reports regarding the financial statements of Cogent and Allied Riser. Because we have not filed the written consent of Arthur Andersen with respect to the inclusion of their reports in this prospectus, you may not be able to recover against Arthur Andersen under Section 11 of the Securities Act for any untrue statements of material fact contained in the financial statements audited by Arthur Andersen or any omissions to state a material fact required to be stated therein. Furthermore, relief in connection with claims that may be available to stockholders under the federal securities laws against auditing firms may not be available to stockholders as a practical matter against Arthur Andersen should it cease to operate or become financially impaired.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

        This prospectus may contain forward-looking statements and certain pro forma information that is presented for illustrative purposes only, within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not statements of historical facts, but rather reflect our current expectations concerning future results and events. You can identify these forward-looking statements by our use of words such as "anticipates," "believes," "continues," "expects," "intends," "likely," "may," "opportunity," "plans," "potential," "project," "will," and similar expressions to identify forward-looking statements, whether in the negative or the affirmative. We cannot guarantee that we actually will achieve these plans, intentions or expectations. These forward-looking statements are subject to risks, uncertainties and other factors, some of which are beyond our control, which could cause actual results to differ materially from those forecast or anticipated in such forward-looking statements.

        You should not place undue reliance on these forward-looking statements, which reflect our view only as of the date of this prospectus. We undertake no obligation to update these statements or publicly release the result of any revisions to these statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

NOTICE REGARDING ARTHUR ANDERSEN LLP

        Section 11(a) of the Securities Act provides that if any part of a registration statement at the time it becomes effective contains an untrue statement of a material fact or an omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may sue, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement or as having prepared or certified any report or valuation which is used in connection with the registration statement with respect to the statement in such registration statement, report or valuation which purports to have been prepared or certified by the accountant. Arthur Andersen LLP is Cogent's principal independent public accountant and, prior to the merger, was the principal independent public accountant for Allied Riser Communications Corporation. Prior to the date of this prospectus, the Arthur Andersen partners who audited the most recent audited financial statements of Cogent and Allied Riser resigned from Arthur Andersen. As a result, after reasonable efforts, we have been unable to obtain Arthur Andersen's written consent to the inclusion in this registration statement of its audit reports with respect to the financial statements of Cogent and Allied Riser. Under these circumstances, Rule 437a under the Securities Act permits us to file this registration statement without written consents from Arthur Andersen. Accordingly, Arthur Andersen may not be liable to you under Section 11(a) of the Securities Act because it has not consented to being named as an expert in the registration statement.

USE OF PROCEEDS

        All sales of the common stock issuable upon conversion of the notes will be by or for the account of the selling security holders listed in this prospectus. We will not receive cash proceeds from any of these sales.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

        Our common stock is traded on the American Stock Exchange under the symbol "COI." Prior to February 5, 2002, no established public trading market for our common stock existed.

        On June 26, 2002, the high and low sale prices per share for our common stock were $1.55 and $1.20 respectively.

        We have not paid any dividends on our common stock since inception and do not anticipate paying any dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will be dependent upon then existing conditions, including our financial condition, results of operations, contractual restrictions, capital requirements, business prospects, and other factors our board of directors deems relevant and is subject to the prior payment of 8% dividend to Series C preferred stock. Additionally, our credit agreement with Cisco Systems prohibits us from paying cash dividends and restricts our ability to make other distributions to our stockholders.

MANAGEMENT OF COGENT AND OTHER INFORMATION

        Our directors, executive officers, and other key employees of Cogent and their ages as of June 26, 2002 were as follows:

Name	Age	Titles
David Schaeffer	46	Chairman and Chief Executive Officer
William Currer	54	President and Chief Operating Officer
H. Helen Lee	30	Chief Financial Officer and Director
Robert Beury	49	General Counsel
Scott Stewart	38	Vice President of Real Estate
R. Brad Kummer	53	Chief Technology Officer and Vice President of Optical Transport
Neale D'Rozario	40	Chief Information Officer
Timothy O'Neill	46	Vice President of Engineering Construction
Mark Schleifer	33	Vice President of IP Engineering
Bruce Wagner	52	Vice President Sales
Thaddeus Weed	41	Vice President, Controller
Edward Glassmeyer	60	Director
Erel Margalit	41	Director
James Wei	34	Director
B. Holt Thrasher	40	Director

        We have listed below biographical information for each person who is a director, executive officer, or key employee.

        David Schaeffer founded Cogent in August 1999 and is the Chairman and Chief Executive Officer. Prior to founding Cogent, Mr. Schaeffer was the founder of Pathnet, Inc., a broadband telecommunications provider, where he served as Chief Executive Officer from 1995 until 1997 and as Chairman from 1997 until 1999. On April 2, 2001, Pathnet, Inc. filed for bankruptcy under Chapter 11 of the United States Bankruptcy Code. Mr. Schaeffer has been elected as a member of the board of directors pursuant to an agreement among Cogent, certain of its Preferred Stock investors and other affiliates of Cogent whereby Cogent has agreed to nominate certain designees to the board of directors.

        William Currer joined Cogent in June 2000 as President and Chief Operating Officer. From 1991 to 1999, Mr. Currer served as Group President, Communication Systems for Andrew Corp., a wireless communications infrastructure technology company.

        H. Helen Lee, Cogent's Chief Financial Officer and a director, joined Cogent in November 2000. Prior to joining Cogent, Ms. Lee worked in the LBO group of the Audax Group, a private equity firm in Boston, MA in 2000. From 1997 to 1998 Ms. Lee worked at Pathnet Inc., directing financing and corporate development activities. From 1995 to 1997, Ms. Lee worked in the Telecom M&A/Advisory Group at J.P. Morgan, where she participated in merger and acquisition transactions and advised on equity and high-yield offerings. Ms. Lee has been elected as a member of the board of directors pursuant to an agreement among Cogent, certain of its Preferred Stock investors and other affiliates of Cogent whereby Cogent has agreed to nominate certain designees to the board of directors.

        Robert Beury joined Cogent in September 2000 as General Counsel. Bob has practiced law for 20 years in the high tech field. He previously served as Deputy General Counsel of Iridium LLC from 1994 to 2000. From 1987 to 1994, he was General Counsel of Virginia's Center for Innovative Technology, a non-profit corporation set up to develop the high tech industry in Virginia.

        Scott Stewart joined Cogent in May 2000 as the Vice President of Real Estate. He is responsible for leading a team of professionals to build Cogent's nationwide network of multi-tenant office buildings. From 1999 to 2000, Mr. Stewart was a Vice President at Carlyle Realty, a division of The

Carlyle Group, a multi-national private equity group based in Washington, D.C. From 1995 to 1999, Mr. Stewart directed the east-coast development program for Homestead Village, an extended stay hotel company and subsidiary of Security Capital Group. From 1993 to 1995, Mr. Stewart was the President and Founder of Potomac Land and Development Company, a Washington, D.C. metropolitan area real estate investment and consulting firm. From 1991 to 1993, Mr. Stewart was a Vice President and managed the Real Estate Owned properties of a Virginia based bank. Prior to then, Mr. Stewart served as a residential community developer in suburban Washington, D.C.

        R. Brad Kummer joined Cogent in February 2000 as Vice President and Chief Technology Officer. Mr. Kummer spent the 25 years prior to joining Cogent at Lucent Technologies (formerly Bell Laboratories), where he served in a variety of research and development and business development roles relating to optical fibers and systems. In his most recent work at Lucent, he was responsible for optical fiber systems engineering for long haul and metropolitan dense wavelength division multiplexing systems.

        Neale D'Rozario joined Cogent in July 2000 and currently serves as Chief Information Officer. He is responsible for the Network Operations Center and Corporate Technology. From 1996 to 2000, Mr. D'Rozario was the Chief Information Officer for SunTrust Bank's investment banking division. While at SunTrust, Mr. D'Rozario was responsible for technology supporting equity and debt capital raising and trading activities. From 1991 to 1996, D'Rozario was the Global Managing Director of Technology for Barclays Bank, BZW Debt Capital Markets. There he was responsible software development, third party package integration network infrastructure. From 1986 to 1991 Mr. D'Rozario served as the Information Systems Manager at Salomon Brothers, Inc.

        Timothy O'Neill joined Cogent in January 2001 as the Vice President of Engineering Construction. He is responsible for the network build-out and provisioning. From 1999 to 2001, Mr. O'Neill was employed at @Link Networks where he served as Chief Network Officer. While at @Link, Mr. O'Neill was responsible for engineering, implementing, and operating an integrated communications network. From 1998 to 1999, Mr. O'Neill was the Vice President of National Operations for NEXTLINK. His responsibilities included the NOC, network assurance, central office construction, provisioning, and engineering. Mr. O'Neill has also held senior management positions with Time Warner Communications and Internet Communications from 1994 to 1998.

        Mark Schleifer joined Cogent in October, 2000 and currently serves as Vice President of IP Engineering. From 1994 to 2000, Mr. Schleifer served as Senior Director, Network Engineering at DIGEX/Intermedia, a provider of high-end managed Web and application hosting services. At DIGEX/Intermedia, Mr. Schleifer managed the Network Engineering group, Capacity Planning group, and Research and Development group. He was responsible for all technical aspects of customer turn up, network troubleshooting, field installations, and new equipment testing for the leased line business. Mr. Schleifer also coordinated peering and backbone circuit deployment to maintain network throughput and availability.

        Bruce Wagner joined Cogent in June 2002 as Vice President of Sales. Mr. Wagner has over 15 years of sales and sales management experience in the telecom industry. Most recently, he ran his own consulting business in sales and operations. From 1999 to 2000 he was Senior Vice President, Field Operations for Teligent in Vienna, Virginia with responsibility for leading all field operations including sales and site acquisition as well as network operations and provisioning from 1999 to 2002. Mr. Wagner earlier served Teligent as Senior Vice President, Real Estate and Site Acquisition from 1998 to 1999 and as Regional Vice President of Sales, Northeast from 1997 to 1998. From 1996 to 1997 Mr. Wagner was Senior Vice President, Direct Sales for Snyder Communications in Bethesda, Maryland. He held senior sales positions with Oncor Communications in Bethesda from 1990 to 1996 and with ITT Communication in Secaucus, New Jersey from 1987 to 1990.

        Thaddeus Weed joined Cogent in February 2000 as Controller. From 1997 to 1999, Mr. Weed served as Senior Vice President of Finance and Treasurer at Transaction Network Services where Mr. Weed undertook a broad range of financial management responsibilities. These responsibilities included financial planning, forecasting, budgeting, financial modeling, acquisition, and international expansion strategies and pro-forma analyses. In 1999 he negotiated and completed the sale of Transaction Network Services to PSINet. From 1987 to 1997, Mr. Weed was employed at Arthur Andersen where he served as Senior Audit Manager, consulting on due diligence and operational improvement issues and performing audits of public and private entities.

        Edward Glassmeyer has served on Cogent's board of directors since 2000. Mr. Glassmeyer was with Citicorp Venture Capital from 1968 to 1970, and The Sprout Capital Group where he was Managing Partner from 1971 to 1974. In 1973, he became a founding director of the National Venture Capital Association (NVCA). He co-founded Charter Oak Enterprises, a merchant bank, in 1974. In 1978, he co-founded Oak Investment Partners, a venture capital firm. Since July 1996, he has been an Overseer of The Tuck School at Dartmouth College. Mr. Glassmeyer serves on the board of directors of a number of Oak portfolio companies supplying network equipment and services, including Apogee Networks, Movaz, Telica, and Tellium. Mr. Glassmeyer has been elected as a member of the board of directors pursuant to an agreement among Cogent, certain of its Preferred Stock investors, including Oak Investment Partners, and other affiliates of Cogent whereby Cogent has agreed to nominate certain designees to the board of directors.

        Erel Margalit has served on Cogent's board of directors since 2000. Mr. Margalit has been Managing General Partner of Jerusalem Venture Partners since August 1997. He was a general partner of Jerusalem Pacific Ventures from December 1993 to August 1997. From 1990 to 1993, Mr. Margalit was Director of Business Development of the City of Jerusalem. Mr. Margalit is a director of Bridgewave Communications, Inc., CyOptics, Inc. First Access, Ltd., InLight Communications, Inc., KereniX, Inc., SANGate Systems, Inc., MagniFire Websystems, Native Networks, Cyber-Ark, and Teleknowledge Group, Inc. Mr. Margalit has been elected as a member of the board of directors pursuant to an agreement among Cogent, certain of its Preferred Stock investors, including Jerusalem Venture Partners, and other affiliates of Cogent whereby Cogent has agreed to nominate certain designees to the board of directors.

        James Wei has served on Cogent's board of directors since 2000. He has been a general partner at Worldview Technology Partners, a venture capital firm, since April 1996. Prior to that, Mr. Wei was a Fund Manager at JAFCO Co., Ltd., a venture capital firm, from October 1991 through April 1996. Mr. Wei currently also serves on the boards of directors for Agile Storage, Caly Networks, CommVerge Solutions, iWorld Networking, Movaz Networks, Tensilica, 3ParData, and Force10 Networks. He is also a member of the Investment Committee of Meritech Capital Partners, a late stage venture capital fund with $1.8 billion under management. Mr. Wei has been elected as a member of the board of directors pursuant to an agreement among Cogent, certain of its Preferred Stock investors, including Worldview Technology Partners, and other affiliates of Cogent whereby Cogent has agreed to nominate certain designees to the board of directors.

        B. Holt Thrasher has served on Cogent's board of directors since January 24, 2002. He has been a managing director at Broadview Capital Partners, and a member of its Network Technology and Services global market group since August 1995. Prior to that, from November 1994 through August 1995, he was a consultant with Omnipoint, a PCS service provider and developer of wireless communications equipment. From 1985 through October 1994 Mr. Thrasher was a vice president at Smith Barney's Merger & Acquisition Group. Mr. Thrasher currently serves on the boards of directors of SignalSoft Corporation, T-NETIX, Inc., the advisory board of Jefferson Partners Capital, LP, and the advisory board of MobileSpring, Inc. Mr. Thrasher has been elected as a member of the board of directors pursuant to an agreement among Cogent, certain of its Preferred Stock investors, including

Broadview Capital Partners, and other affiliates of Cogent whereby Cogent has agreed to nominate certain designees to the board of directors.

Board Composition

        Our board of directors currently consists of six directors. The board of directors is divided into three classes: Class I, whose term will expire at the annual meeting of stockholders to be held in 2005; Class II, whose term will expire at the annual meeting of stockholders to be held in 2003; and Class III, whose term will expire at the annual meeting of stockholders to be held in 2004. The Class I directors are David Schaeffer and B. Holt Thrasher, the Class II directors are James Wei and Edward Glassmeyer, and the Class III directors are Erel Margalit and Helen Lee. At each annual meeting of the stockholders, the successors to the class of directors whose terms expired will be elected to serve three-year terms. If the number of directors on our board increases, the newly created directorships will be distributed among the three classes so that each class will, as nearly as possible, consist of one-third of the directors. The classification of our board of directors may delay or prevent changes in our control or management. Our directors may be removed either with or without cause at any meeting of Cogent's stockholders by a majority vote of those stockholders represented and entitled to vote at such meeting.

Audit Committee

        Our board of directors has established an audit committee. The audit committee consists of Messrs. Glassmeyer, Margalit, and Wei, each of whom is independent as the term is defined in Section 121(A) of the listing standards of the American Stock Exchange. The audit committee meets periodically with management and our independent accountants to review their work and confirm that they are properly discharging their respective responsibilities. The audit committee also:

  •
  recommends the appointment of independent accountants to audit our financial statements and perform services related to the audit;

  •
  reviews the scope and results of the audit with the independent accountants;

  •
  reviews with management and the independent accountants our annual operating results;

  •
  considers the adequacy of the internal accounting control procedures; and

  •
  considers the independence of our accountants.

Compensation Committee Interlocks and Insider Participation

        The compensation committee, established by our board of directors, currently consists of Messrs. Glassmeyer, Margalit, and Wei. The directors serving on Cogent's compensation committee are all non-employee directors for purposes of Rule 16b-3 under the Exchange Act and are outside directors under Section 162(m) of the Internal Revenue Code.

        The compensation committee determines the salary and incentive compensation of our officers and provides recommendations for the salaries and incentive compensation of our other employees. The compensation committee also administers the 2000 Equity Incentive Plan including reviewing management recommendations with respect to option grants and taking other actions as may be required in connection with our compensation and incentive plans.

Director Compensation

        We generally do not compensate our board members for their participation on our board of directors. However, as compensation for Ms. Lee's service as a director, on February 8, 2000 she received options to purchase 2,400 shares of Cogent common stock at a strike price of $0.10 per share, which vest in equal amounts quarterly over three years. Ms. Lee became Chief Financial Officer in November, 2000.

Executive Compensation

        Summary Compensation Table.    The following table sets forth summary information concerning the compensation we paid during the fiscal years ended December 31, 2000 and December 31, 2001 to our chief executive officer and each of our other four most highly compensated executive officers who were serving as executive officers at the end of fiscal year 2001 and whose compensation exceeded $100,000 for fiscal year 2001. We refer to these individuals as our named executive officers.

							Long-Term Compensation
		Annual Compensation					Awards
Name and Principal Position	Year	Salary ($)			Bonus ($)		Securities Underlying Options/SARs (#)	All Other Compensation
David Schaeffer Chairman and Chief Executive Officer	2000 2001	$ $	218,827 250,000		$ $	— —	— 478,700	$ $	— —
William Currer President and Chief Operating Officer	2000 2001	$ $	162,500 300,000	(1)	$ $	— 15,000	60,000 20,000	$ $	65,000 —
Helen Lee Chief Financial Officer	2000 2001	$ $	25,949 220,000	(1)	$ $	— —	47,400 100,000	$ $	31,304 —
Mark Schleifer Vice President, IP Engineering	2000 2001	$ $	50,533 208,000	(1)	$ $	20,800 —	17,500 3,796	$ $	— —
Robert Beury General Counsel	2000 2001	$ $	63,197 196,000	(1)	$ $	— —	17,500 4,555	$ $	— —

(1)
Reflects partial-year employment.

        Option grants during Fiscal Year 2001.    The following table sets forth information regarding options granted to our named executive officers during the fiscal year ended December 31, 2001. We recommend caution in interpreting the financial significance of the figures in the following table representing the potential realizable value of stock options. They are calculated by multiplying the number of options granted by the difference between potential realizable value of the fair market value of a share of our common stock based upon assumptions as to an annual rate of appreciation of the fair market value for the term of the option, and the option exercise price, and are shown pursuant to the rules of the SEC. They are not intended to forecast possible future appreciation, if any, of the stock price or establish a present value of options. Actual gains, if any, on stock option exercises will depend on the future performance of our common stock.

			Percent of Total Options Granted to Employees In 2001				Potential Realizable Value At Assumed Annual Rates of Stock Appreciation for Option Term
Name	Options Granted(5)				Exercise Price Per Share	Expiration Date
							5%		10%
David Schaeffer	478,700(1)		58.23%		$2.00	12/1/2011		$7,853,796		$13,072,957
William Currer	10,000(2 10,000(3	) )	1.22 1.22	% %	$2.00 $2.00	12/1/2011 12/1/2011	$ $	164,065 164,065	$ $	273,093 273,093
Helen Lee	100,000(1)		12.16%		$2.00	12/1/2011		$1,640,651		$2,730,929
Mark Schleifer	2,847(1 949(3	) )	0.35 0.12	% %	$2.00 $2.00	12/1/2011 12/1/2011	$ $	46,709 15,570	$ $	77,750 25,917
Robert Beury	2,847(4 1,708(3	) )	0.35 0.21	% %	$2.00 $2.00	12/1/2011 12/1/2011	$ $	46,709 28,022	$ $	77,750 46,644

(1)
Referenced options vest 33% on the date of grant (December 1, 2001) and the remaining portion vests quarterly over three years.

(2)
Referenced options vest 45.83% on the date of the grant (December 1, 2001) and the remaining portion vests quarterly over the subsequent 10 quarters.

(3)
Referenced options vest 25% on the first anniversary of the date of the grant (December 1, 2001) and the remaining portion vests quarterly over the subsequent 12 quarters.

(4)
Referenced options vest 39.58% on the date of the grant (December 1, 2001) and the remaining portion vests quarterly over the subsequent 11 quarters.

(5)
For all options listed below, 50% of unvested options vest upon termination of employment in connection with a change of control.

        Aggregate Option Exercises in Fiscal Year 2001 and Year-end Option Values.    The following table provides information about options held by named executive officers as of December 31, 2001. The value realized and the value of unexercised in-the-money options at year-end is based on the assumed price of $11.30, less the exercise price per share, multiplied by the number of shares underlying the options.

			Number of Securities Underlying Unexercised Options At Fiscal Year End		Value of Unexercised In the Money Options At Year End
Name	Shares Acquired On Exercise	Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
David Schaeffer	—	$—	157,971	320,729	$1,469,130	$2,982,780
William Currer	—	—	27,083	52,917	$71,872	$192,128
Helen Lee	4,133	—	52,767	90,500	$313,620	$634,300
Mark Schleifer	—	—	5,315	15,981	$8,742	$26,561
Robert Beury	—	—	7,347	14,708	$18,567	$46,544

Employment Agreements

        David Schaeffer Employment Agreement.    Dave Schaeffer has an employment agreement that provides for a minimum annual salary of $250,000 for his services as Chief Executive Officer. He also receives all of Cogent's standard employee benefits and a life insurance policy with a death benefit of $2 million. The initial term of his employment is through December 31, 2003. If he is discharged without cause or resigns for good reason, he is entitled to a lump sum amount equal to his annual salary at the time and continuation of his benefits for one year. If he is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, he is entitled to additional payment to reimburse him for all taxes, up to a maximum additional payment of 20% of the amount subject to tax. The agreement also provides that failure to elect Mr. Schaeffer's designees to the board of directors, his right in the stockholder agreement, constitutes a material breach of his employment agreement.

        William Currer Employment Agreement.    William Currer's employment agreement provides for an annual salary of $300,000 for his services as Chief Operating Officer. The agreement entitles him to $300,000 and continuation of benefits for six months in the event that his employment with Cogent is terminated without cause or is constructively terminated. In the event of his termination as a result of a change of control, 50% of his then unvested stock options will vest immediately.

        Helen Lee Employment Agreement.    Helen Lee's employment agreement provides for an annual salary of $220,000 for her services as Chief Financial Officer. In the event that her employment with Cogent is constructively terminated without cause, the agreement entitles her to six months of salary and continuation of benefits for six months and all stock options to be vested in the quarter of termination will vest immediately. In the event of a change of control, 100% of her then unvested stock options at the $15.00 strike price will vest immediately. In the event of an initial public offering, 50% of her then unvested stock options at the $15.00 strike price will vest immediately.

        Mark Schleifer Employment Agreement.    Mark Schleifer's employment agreement provides for an annual salary of $208,000 for his services as Vice President, IP Engineering. In the event that his employment with Cogent is constructively terminated without cause, the agreement entitles him to one month of salary and continuation of benefits for six months and all stock options to be vested in the quarter of termination will vest immediately. In the event of his termination as a result of a change of control, termination without cause, or constructive termination, 50% of his then unvested stock options will vest immediately.

        Robert Beury Employment Agreement.    Robert Beury's employment agreement provides for an annual salary of $196,000 for his services as Vice President and General Counsel. The agreement entitles him to six months of salary in the event that his employment with Cogent is terminated without cause. In the event of his termination as a result of a change of control, termination without cause, or constructive termination, 50% of his then unvested stock options will vest immediately.

2000 Equity Plan

        Our board of directors has adopted The Amended and Restated Cogent Communications Group, Inc. 2000 Equity Incentive Plan. The principal purpose of the equity plan is to attract, retain, and motivate selected officers, employees, consultants, and directors through the granting of stock-based compensation awards. The equity plan provides for a variety of compensation awards, including non-qualified stock options, incentive stock options that are within the meaning of Section 422 of the Internal Revenue Code, and stock purchase rights. A total of 1,490,000 shares of common stock are reserved for issuance under the equity plan, of which 1,139,591 options are outstanding, as of May 31, 2002.

        Our board of directors, through the Compensation Committee, administers the equity plan with respect to all awards. The directors serving on our Compensation committee are all non-employee directors for purposes of Rule 16b-3 under the Exchange Act and are outside directors under Section 162(m) of the Internal Revenue Code. The full board administers the equity plan with respect to options granted to independent directors, if any.

        The Compensation Committee sets the exercise price of the options it grants to employees at the perceived fair market value of the underlying Cogent common stock at the time of grant based upon the most recent round of equity financing completed by Cogent and the preferences and rights conferred to the investors in that financing, if any.

        The equity plan provides that the Committee has the authority to select the employees and consultants to whom awards are to be made, to determine the number of shares to be subject to those awards and their terms and conditions, and to make all other determinations and to take all other actions necessary or advisable for the administration of the equity plan with respect to employees or consultants.

        The committee and the board are authorized to adopt, amend, and rescind rules relating to the administration of the equity plan, and to amend, suspend, and terminate the equity plan. We have attempted to structure the equity plan in a manner such that remuneration attributable to stock options and other awards will not be subject to the deduction limitation contained in Section 162(m) of the Internal Revenue Code.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information with respect to the beneficial ownership of shares of Cogent's capital stock as of June 26, 2002, 2002 by:

  •
  each stockholder known to us to be a beneficial owner of more than 5% of any class of voting capital stock;

  •
  each of our directors;

  •
  each of our named executive officers; and

  •
  all of our executive officers and directors as a group.

        Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares subject to options, warrants and securities convertible into common stock held by that person that are exercisable as of June 26, 2002 or exercisable within 60 days thereof are deemed outstanding. Except as indicated in the footnotes to this table, we believe that each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name, except to the extent shared by a spouse under applicable law. This table is based on information supplied by officers, directors and principal stockholders. As of June 26, 2002, there were 99,002,677 shares of capital stock outstanding, of which 3,419,492 shares of common stock were outstanding, 26,000,000 shares of Class A preferred stock were outstanding, 19,809,783 shares of Class B preferred stock and 49,773,402 shares of Class C preferred stock were outstanding.

        Unless otherwise noted, the address for each stockholder below is: c/o Cogent Communications Group, Inc., 1015 31st Street, N.W., Washington D.C. 20007.

	Common		Preferred A		Preferred B		Preferred C
Name and Address	Number of Shares	Percent of Class After the Offering	Number of Shares	Percent of Class After the Offering	Number of Shares	Percent of Class After the Offering	Number of Shares	Percent of Class After the Offering	Percent Voting Control(10)
Entities affiliated with Jerusalem Ventures Partners Building One Mahla, Jerusulum 91487	—	—	9,250,000	35.6%	3,296,704	16.6%	16,042,352	32.2%	25.1%
Entities affiliated with Worldview Technology Partners 435 Tasso Street, #120 Palo Alto, CA 94301	—	—	9,250,000	35.6%	3,296,704	16.6%	9,625,411	19.3%	19.7%
Entities affiliated with Oak Investment Partners IX, LP One Gorham Island Westport, CT 06880	—	—	5,000,000	19.2%	4,395,604	22.2%	9,583,300	19.3%	17.3%
Entities affiliated with Boulder Ventures III, LP 4750 Ownings Mills Blvd. Ownings Mill, MD 21117	—	—	2,000,000	7.7%	659,340	3.3%	1,203,176	2.4%	3.5%
Entities affiliated with Broadview Capital Partners 950 Tower Lane Foster City, CA 94404	—	—	—	—	3,274,726	16.5%	4,439,721	8.9%	7.4%
Entities affiliated with Nassau Capital Partners	—	—	—	—	1,538,461	7.8%	2,205,823	4.4%	3.6%

ACON Venture Partners, LP 345 California Street Suite 3300 San Francisco, CA 94104	—	—	—	—	1,098,901	5.5%	—	—	1.2%
SMALLCAP World Fund, Inc. 3000 K Street, NW Suite 230 Washington, D.C. 20007	—	—	—	—	1,098,901	5.5%	4,973,129	10.0%	5.4%
Cisco Systems Capital Corporation(11)	710,216	20.8%	—	—	—	—	—	—	5.7%
David Schaeffer(1)	1,571,425	46.0%	—	—	—	—	1,604,235	3.2%	14.7%
H. Helen Lee(2)	74,091	2.2%	—	—	—	—	—	—	*
Erel Margalit(3)	—	—	9,250,000	35.6%	3,296,704	16.6%	16,042,352	32.2%	25.1%
James Wei(4)	—	—	9,250,000	35.6%	3,296,704	16.6%	9,625,411	19.3%	19.7%
Edward Glassmeyer(5)	—	—	5,000,000	19.2%	4,395,604	22.2%	9,583,300	19.3%	17.3%
B. Holt Thrasher(12)	—	—	—	—	3,274,726	16.5%	4,439,721	8.9%	7.4%
William Currer(6)	31,916	*	—	—	21,978	*	—	—	*
Mark Schleifer(7)	7,819	*	—	—	—	—	—	—	*
Robert Beury(8)	9,710	*	—	—	—	—	—	—	*
Directors and executive officers as a group (15 persons)(9)	1,752,917	51.3%	23,500,000	90.4%	14,307,034	72.2%	41,295,019	83.0%	84.2%

*
Less than 1%

(1)
Includes 135,000 shares of common stock held by the Schaeffer Descendant's Trust. Mr. Schaeffer disclaims beneficial ownership of such shares. Includes 211,425 shares underlying currently exercisable options.

(2)
Includes 69,958 shares underlying currently exercisable options.

(3)
Includes 28,589,056 shares of preferred stock held by entities affiliated with Jerusalem Venture Partners, of which Mr. Margalit is Managing General Partner, including: (a) JVP III, LP, (b) JVP III (Israel) LP, (c) JVP Entrepreneurs Fund LP, (d) JVP IV, LP, (e) JVP-IV-A LP, and (f) JVP IV (Israel) LP. Mr. Margalit disclaims beneficial ownership of such shares.

(4)
Includes 22,172,115 shares of preferred stock held by entities affiliated with Worldview Technology Partners, of which Mr. Wei is a general partner, including: (a) Worldview Technology Partners III, LP, (b) Worldview Technology International III, LP, (c) Worldview Strategy III, LP, (d) Worldview III Carrier Fund, LP, (e) Worldview Technology Partners IV, LP, (f) Worldview Technology International IV, LP, and (g) Worldview Strategy Partners IV, LP. Mr. Wei disclaims beneficial ownership of such shares.

(5)
Includes 18,978,904 shares of preferred stock held by: Oak Investment Partners IX, LP, Oak IX Affiliates Fund, LP, and Oak IX Affiliates (Annex), LP. Mr. Glassmeyer disclaims beneficial ownership of such shares.

(6)
Common shares include 35,666 shares underlying currently exercisable options.

(7)
Common shares include 8,913 shares underlying currently exercisable options.

(8)
Common shares include 9,710 shares underlying currently exercisable options.

(9)
See footnotes (1) through (8) above. Consists of David Schaeffer, William Currer, H. Helen Lee, Mark Schleifer, Robert Beury, Erel Margalit, James Wei, Edward Glassmeyer, B. Holt Thrasher, Scott Stewart, R. Brad Kummer, Neale D'Rozario, Timothy O'Neil, and Thaddeus Weed.

(10)
Based on beneficial ownership of shares, with preferred shares converted in accordance with the voting provisions of Cogent's Certificate of Incorporation, and assuming that all beneficially-owned shares only of the stockholder in question represent present voting interests.

(11)
Constitutes the number of shares of common stock subject to warrants issued in connection with the credit facility described in "Information about Cogent—Material Contracts."

(12)
Includes 7,714,447 shares of preferred stock held by entities affiliated with Broadview Capital Partners, of which Mr. Thrasher is a managing director, including (a) Broadview Capital Partners Qualified Purchaser Fund LP, (b) Broadview Capital Partners LP, (c) Broadview Capital Partners Affiliates Fund LLC, and (d) Broadview BCPSBS Fund LP. Mr. Thrasher disclaims beneficial ownership of such shares.

CERTAIN TRANSACTIONS

Cogent Headquarters Lease

        We lease office space in Washington, D.C. from a partnership of which our Chairman and Chief Executive Officer, Dave Schaeffer, is the general partner. The annual rent for this space is approximately $425,000 and the lease expires August 31, 2002. We believe that this lease agreement is on terms at least as favorable to us as could have been obtained from an unaffiliated third party.

INFORMATION ABOUT COGENT

Description of Business

Overview

We provide high-speed Internet access and data communications to businesses, other telecommunications providers, application service providers, and Internet service providers located in large commercial office buildings in central business districts of major metropolitan markets. We offer Internet access at speeds of 100 megabits per second (Mbps) and 1 gigabit (or 1,000 megabits) per second (Gbps). We also offer other similar data communications products for point-to-point communication along our network. We currently have facilities for provision of our services in the following cities: Washington D.C., Philadelphia, New York, Boston, Chicago, Dallas, Denver, Los Angeles, San Francisco, Houston, Miami, Santa Clara, Atlanta, Orlando, Tampa, San Diego, Sacramento, Jacksonville, Kansas City, Seattle and Toronto. We are currently serving customers in 18 of those cities. We will also offer PSINet service in the cities listed above as well as these additional 12 cities: Albany, NY, Austin, TX, Baltimore, MD, Buffalo, NY, Cleveland, OH, Detroit, MI, Milwaukee, WI, Phoenix, AZ, Rochester, NY, St. Louis, MO, Syracuse, NY and Wilmington, DE.

        We provide our services using a state of the art nationwide network that connects our customers' local area networks, or LANs, to our network and the Internet at speeds of 100 Mbps and 1 Gbps. We have created our own nationwide inter-city facilities based network by acquiring rights to unlit fiber optic strands, or "dark fiber," connecting large metropolitan areas in the United States and metropolitan dark fiber rings, or metro rings, within the cities we intend to serve. We have primarily used equipment from Cisco to "light," or activate, these dark fibers so that they are capable of carrying data at very high speeds. We physically connect our network to our customers by acquiring or constructing a connection between our metro rings and our customers' premises. As of May 31, 2002, Cogent had its broadband data network operating or constructed inside 295 office buildings with more than 130 million rentable square feet and had agreements with real estate owners to install and operate its network in 1,536 office buildings totaling approximately 560 million rentable square feet.

        Our network has been designed and created solely for the purpose of transmitting data packets using Internet protocol. This means that our network does not require elaborate and expensive equipment to route and manage voice traffic and data traffic using other transmission protocols, such as ATM and Frame Relay. In addition, we charge our customers a flat monthly rate without regard to the origination or destination of their data traffic. As a result, we are not required to purchase, install and operate the complex and expensive billing equipment and systems that are used in voice grade networks. Finally, our network interfaces with our customers using Ethernet technology, which is widely used within corporate LANs.

Our Solution

        We believe that our network solutions effectively address many of the unmet communications needs of small- and medium-sized business customers by offering quality, performance, attractive pricing and service. Cogent allows customers to connect their corporate LANs to the public Internet at the same speeds and with the same Ethernet interface that they use within their LANs. Our solution is differentiated by:

        Attractive price/performance alternative: Our network architecture allows us to offer Internet access to our customers in Cogent-served buildings at attractive prices. Our service provides customers with substantially more bandwidth at a lower cost than traditional high-speed Internet access.

        Reliable service: We believe our network provides reliability at all levels through the use of highly reliable optical technology. We use a ring structure in the majority of our network, which enables us to route customer traffic simultaneously in both directions around the network rings both at the metro and national level. The availability of two data transmission paths around each ring acts as a backup, thereby minimizing loss of service in the event of equipment failure or damage.

        Direct Customer Interface: Our solution does not require us to use existing local infrastructure controlled by the local incumbent telephone companies. We generally do not rely upon the local telephone company to provide connections to our customers and thereby have more control over our services and pricing. We expect that this effort reduces both our costs and the amount of time that it takes to connect customers to our network.

        Deployment of cost effective and flexible technology: The 100 Mbps and 1 Gbps services can be deployed at comparatively lower incremental cost than other available technologies. We believe that our network infrastructure provides us with a competitive advantage over operators of existing networks that need to be upgraded to provide similar interactive bandwidth-intensive services. Ethernet represents the lowest cost interface available for data connectivity.

        Through the acquisition of certain assets of PSINet, we are expanding our product line. We have completed the initial phase of integrating the two networks, and will utilize the PSINet facilities to provide additional services to an expanded market. We will be offering three products utilizing facilities provided by local telcos; namely, fixed price T1, T3 and OC3 Internet access. These products will be offered in buildings that are within a ten-mile radius of a Cogent point of presence and are not currently targeted for Cogent's on-net Ethernet services. Cogent will to market these products under the PSINet brand.

        We will also provide co-location services in three data centers acquired from PSINet. In these data centers, Cogent will be offering both full rack and half rack co-location. We will also support existing PSINet products in the data centers, such as hosted e-mail, shared web and managed hosting. It is our intention at this time not to actively expand the customer base for these products but Cogent is fully committed to supporting existing customers of these products.

Our Network

        Our inter-city backbone network consists of two strands of optical fiber that we have acquired from Williams Communications under a pre-paid indefeasible right of use (IRU). We have the right to use the fiber for 20 years and may extend the term for two five-year periods without additional payment. We pay Williams to maintain the fiber during the period of the IRU. The fiber route is approximately 12,500 miles in length and runs through the metropolitan areas that we serve. Certain portions of our backbone network were provided by means of transmission capacity purchased from Williams Communications until certain segments of the IRU were available. We replaced this transmission capacity with fiber obtained under the IRU arrangement. As of December 31, 2001, Williams had delivered all of the approximately 12,500 miles of the route.

        In each metropolitan area in which we provide service, the backbone network is connected to a router (purchased from Cisco Systems) that provides a connection to one or more metropolitan networks. The metropolitan networks also consist of dark fiber that runs from the backbone router into buildings that we serve. The metropolitan fiber in most cases runs in a ring through the buildings served. The ring provides redundancy so that if the fiber is cut data can still be transmitted to the backbone router by directing traffic in the opposite direction around the ring. Each building that we serve has a Cisco router connected to the metropolitan fiber. The router in the building provides the connection to each customer in the building. In addition to connecting customers to our network, the metropolitan networks are used to connect our network to the networks of other Internet service providers.

        Inside our networked buildings, we install and manage a broadband data infrastructure that typically runs from the basement of the building to the customer location using the building's vertical utility shaft. Service for customers is initiated by connecting a fiber-optic cable from a customer's local area network to the infrastructure in the vertical utility shaft. The customer then has dedicated and secure access to our network using Ethernet connections.

Market Opportunity

        Increasing Internet usage is radically changing the way we obtain information, communicate, and conduct business. We expect the demand for data and Internet services to grow at a substantially greater pace than the voice market.

        According to Dun & Bradstreet, there are approximately 1.8 million small and medium-sized businesses in the United States, which typically employ between 10 and 500 employees. While most large enterprises build or lease dedicated high-speed networks and complex communications equipment, most small-and medium-sized businesses, due to cost and network infrastructure constraints, are not able to enjoy the levels of service and functionality that such facilities and equipment can provide. For example, the majority of small and medium-sized businesses access the Internet through relatively slow dial-up connections, often at speeds of 56,000 bits per second or less, or they may access the Internet through a dedicated private line typically transmitting data at 1.5 megabits per second. We believe that dedicated high speed connections to the Internet for small and medium-sized businesses will grow significantly over the next few years.

        We are targeting this growing market segment by constructing our fiber-optic broadband networks in the office buildings in which many small and medium-sized businesses are located. We estimate that there are more than 2,800 office buildings containing more than 100,000 square feet which serve at least 20 unique tenants and average more than 40 tenants, and are located within servable distance (a quarter of a mile) from a planned Cogent intra-city fiber ring.

Our Strategy

        We intend to become a leading provider of high-capacity broadband access to our customers in large multi-tenanted office buildings in commercial business districts of the 20 largest markets in the U.S. and Toronto, Canada. To achieve this objective, we intend to:

        Focus on most attractive markets and customers: We intend to build our customer base rapidly in our target markets. We target buildings that have high tenant count and limited broadband network access alternatives in dense commercial areas, which we believe will shorten the payback period on our investments. The value of our network and its ability to function both as a LAN-to-Internet and as a LAN-to-LAN network is enhanced by the number of cities which are connected to our network. However, we must select markets in which network construction cost and customer acquisition costs provide for an attractive return based upon our product offering and pricing. Our solution will not be available to all customers throughout the U.S. but rather will be offered on a selected basis.

        Maintain a simple pricing model: We offer our services at prices that are competitive with traditional Internet service providers. Pricing for T1 Internet access today is comprised of two components: (1) the local loop, which is purchased generally from the incumbent local exchange carrier (ILEC), or a competitive local exchange carrier (CLEC) and (2) the Internet port connection, which is typically provided by the Internet service provider. Our 100 megabits per second network access speed is substantially faster than typical connections offered by existing cable and telecommunications operators. We offer our 100 Mbps service at prices that can be lower than current prices for 1.5 Mbps service from traditional Internet service providers.

        Target small and medium-sized businesses with direct sales channel: The direct sales force is comprised of individuals who are geographically dispersed throughout most of our targeted markets. The retail sales effort is supported by an active program of direct mail and tele-marketing, which is used to qualify potential leads for the field sales force. We directly market our services to our potential customers.

        Pursue aggressive peering strategy: In order to connect to the public Internet, we use a combination of settlement-free peering and purchased transit capacity. We expect to reduce our transit purchase requirements as we accelerate our settlement-free peering strategy. Our network connects to other carriers networks at 15 geographically dispersed points.

Recent Developments

Structural Reorganization

        Cogent Communications, Inc. was incorporated in Delaware on August 9, 1999. On March 14, 2001, we completed structural reorganization of the company by creating a new parent company, Cogent Communications Group, Inc., also a Delaware corporation. The reorganization was accomplished by an exchange by our stockholders of all of their outstanding common and preferred shares of Cogent Communications, Inc. for an equal number of common and preferred shares of the new parent company. The common and preferred shares of the new parent company include rights and privileges identical to the common and preferred shares of Cogent Communications, Inc. All of the options to purchase shares of Cogent Communications, Inc. common stock were also converted into options to purchase an equal number of shares of the new parent. This reorganization was a tax-free exchange.

Acquisition of NetRail Inc. Assets

        On September 6, 2001, we acquired for approximately $11.9 million the major assets of NetRail, Inc. through a sale conducted under Chapter 11 of the United States Bankruptcy Code. The assets include certain customer contracts and the related accounts receivable, circuits, network equipment, and settlement-free peering arrangements with Tier-1 Internet service providers. NetRail's facilities and traffic have been integrated with our network. We anticipate reduced costs of network operations from the availability of NetRail's Tier-1 settlement-free peering arrangements and an increase in revenue from the customers obtained in the acquisition.

Merger with Allied Riser Communications Corporation

        On February 4, 2002, we consummated our merger with Allied Riser Communications Corporation.

        Allied Riser is a facilities-based provider of broadband data, video and voice communications services to small- and medium-sized businesses in North America, including Canada. Effective September 21, 2001, Allied Riser suspended its retail services in most of its markets in the United States. Cogent and Allied Riser merged because it presented an opportunity for the two companies to combine their networks. We expect to become a stronger competitor in our markets as a result of the merger.

        Inside its constructed buildings, Allied Riser has installed a fiber optic broadband data infrastructure that typically runs from the basement of the building to the top floor inside the building's vertical utility shaft. This broadband data infrastructure is designed to carry data traffic for all the building's tenants. Service for customers is initiated by connecting a fiber optic cable to the infrastructure in the vertical utility shaft to each customers office location.

        Inside the building, usually in the basement, Allied Riser also establishes a building point-of-presence. In each building point-of-presence, it connects the fiber optic cables to routers or other electronic equipment that enable transmission of data traffic to and from those cables and metro rings. Allied Riser has obtained the right to use a small amount of space in each building to establish the building point-of-presence.

        Allied Riser's typical lease or license agreement with a real estate owner is for a term of ten or more years. The agreement provides for the development of the network installation design and the approval of the construction plans and arrangements by the building's owner as well as ongoing reporting to the building's owner of network expansion as Allied Riser adds customers and revenue sharing or fixed monthly rent.

        Allied Riser, through its subsidiary, Shared Technologies of Canada, Inc., continues to provide voice as well as retail high-speed Internet access in Toronto, Canada through its in-building network. Prior to the closing of the merger, Allied Riser owned approximately 68% of Shared Technologies of Canada. After the merger closed, Allied Riser acquired the remaining shares of Shared Technologies making it a wholly-owned subsidiary of Allied Riser.

        We acquired Allied Riser by merging a wholly-owned subsidiary of Cogent with and into Allied Riser. As a consequence of the merger Allied Riser became a wholly-owned subsidiary of Cogent. In the merger, stockholders of Allied Riser received approximately 0.0321679 shares of our common stock for each share of Allied Riser common stock that they owned. The former Allied Riser stockholders own approximately 13.4% of the outstanding shares of our common stock, on a fully diluted basis.

        In connection with the merger we completed a ten-for-one reverse stock split. All share and per-share information contained in this report reflects the occurrence of that reverse stock split.

Acquisition of PSINet Inc. Assets

        In January 2002, we entered into a due diligence agreement with PSINet Inc. This agreement allowed us to undertake due diligence related to certain of PSINet's network operations in the United States. We paid a $3.0 million fee in January 2002 to PSINet in connection with this arrangement. In February 2002, we entered into an Asset Purchase Agreement with PSINet. Pursuant to that agreement, approved on March 27, 2002 by the bankruptcy court overseeing the PSINet bankruptcy, we acquired certain of PSINet's assets and certain liabilities related to its operations in the United States for a total of $9.5 million. The acquisition closed on April 2, 2002. The $3.0 million payment under the due diligence agreement was applied toward this amount resulting in a $6.5 million payment at closing. The acquired assets include certain of PSINet's customer contracts, accounts receivable, rights to 10,000 route miles pursuant to indefeasible rights of use, telecommunications and computer equipment, three web hosting data centers, and certain intangibles, including settlement-free peering rights and the PSINet trade name. Assumed liabilities include certain leased circuit commitments and collocation arrangements. This acquisition added a new element to our operations in that in addition to our current high-speed Internet access business, we will begin operating a more traditional Internet service provider business, with lower speed connections provided by leased circuits obtained from telecommunications carriers (primarily local telephone companies).

        We expect the PSINet acquisition to enable us to immediately incorporate a revenue stream from a set of products that we believe complement our core offering of 100 Mbps Internet connectivity for $1,000 per month. We plan to support and build on the PSINet brand name which, we believe, is one of the most recognizable ISPs in the country. Under the PSINet label, we will continue offering PSINet services, including Internet connectivity.

Allied Riser Bankruptcy Proceeding

        On March 27, 2002, certain holders of Allied Riser's 7.50% Convertible Subordinated Notes due 2007 filed an involuntary bankruptcy petition under Chapter 7 of the United States Bankruptcy Code against Allied Riser in United States Bankruptcy Court for the Northern District of Texas, Dallas Division. On June 11, 2002 the Bankruptcy Court Judge ruled in Allied Riser's favor stating that the involuntary bankruptcy petition would be dismissed. This development is discussed in greater detail in "Information About Cogent—Legal Proceedings" below.

Our Competitors

        We face competition from many established competitors with significantly greater financial resources, well-established brand names and large, existing installed customer bases. We also face competition from more recent entrants to the communications services market. Many of these companies offer products and services that are similar to our products and services, and we expect the level of competition to intensify in the future. We believe that competition will be based on many factors, including price, transmission speed, ease of access and use, breadth of service availability, reliability of service, customer support and brand recognition.

        In each market we serve, we face, and expect to continue to face, significant competition from the incumbent carriers, which currently dominate the local telecommunications markets. We compete with the incumbent carriers in our markets for local exchange services on the basis of product offerings, quality, capacity and reliability of network facilities, state-of-the-art technology, price, route diversity, ease of ordering and customer service. However, the incumbent carriers have long-standing relationships with their customers and provide those customers with various transmission and switching services that we, in many cases, do not currently offer. Because our fiber optic networks have been recently installed compared to those of the incumbent carriers, our state-of-the-art technology may provide us with cost, capacity, and service quality advantages over some existing incumbent carrier networks.

        In-Building Competitors.    Some competitors, such as Cypress Communications, XO Communications, Intellispace, Eureka, Everest Broadband and eLink, are attempting to gain access to office buildings in our target markets. Some of these competitors are seeking to develop preferential relationships with building owners. To the extent these competitors are successful, we may face difficulties in building our networks and marketing our services within some of our target buildings. Our agreements to use utility shaft space (riser facilities) within buildings are generally not exclusive. An owner of any of the buildings in which we have rights to install a network could also give similar rights to one of our competitors. Certain competitors already have rights to install networks in some of the buildings in which we have rights to install our networks. It will take a substantial amount of time to build networks in all the buildings in which we intend to exercise our rights under our license agreements and master license agreements. Each building in which we do not build a network is particularly vulnerable to competitors. It is not clear whether it will be profitable for two or more different companies to operate networks within the same building. Therefore, it is critical that we build our networks in additional buildings quickly. Once we have done so, if a competitor installs a network in the same building, there will likely be substantial price competition.

        Local Telephone Companies.    Incumbent local telephone companies, including regional Bell operating companies such as Verizon, SBC, Qwest and BellSouth, have several competitive strengths which may place us at a competitive disadvantage. These competitive strengths include an established brand name and reputation and significant capital to rapidly deploy or leverage existing communications equipment and broadband networks. Competitive local telephone companies often market their services to tenants of buildings within our target markets and selectively construct in-building facilities. Historically incumbent local telephone companies have not been required to compensate building owners for access and distribution rights within a targeted building.

        Long Distance Companies.    Many of the leading long distance companies, such as AT&T, MCI WorldCom and Sprint, could begin to build their own in-building voice and data networks. The newer national long distance carriers, such as Level 3, Qwest and Williams Communications, are building and managing high speed fiber-based national voice and data networks, partnering with Internet service providers, and may extend their networks by installing in-building facilities and equipment.

        Competitive Local Telephone Companies.    Competitive local telephone companies often have broadband inter-building connections, market their services to tenants of large and medium-sized buildings, and selectively build in-building facilities.

        Fixed Wireless Service Providers.    Fixed wireless service providers, such as MCI WorldCom, XO Communications, First Avenue Communications, AT&T, Sprint, Terabeam, Teligent and Winstar, provide high-speed communications services to customers using microwave or other facilities or satellite earth stations on building rooftops.

        Internet Service Providers.    Internet service providers, such as United Online, AT&T WorldNet, EarthLink, Genuity, Prodigy, the UUNET subsidiary of MCI WorldCom, and Verio, provide traditional and high speed Internet access to residential and business customers, generally using the existing communications infrastructure. Digital subscriber line companies and/or their Internet service provider customers, such as AT&T and Covad, typically provide broadband Internet access using digital subscriber line technology, which enables data traffic to be transmitted over standard copper telephone lines at much higher speeds than these lines would normally allow. Providers, such as America Online, Microsoft Network, Prodigy and Earthlink, generally target the residential market and provide Internet connectivity, ease-of-use and a stable environment for modem connections.

        Cable-Based Service Providers.    Cable-based service providers, such as Roadrunner, RCN Communications, Grande Communications, Comcast and Charter Communications use cable television distribution systems to provide high capacity Internet access.

        Other High-Speed Internet Service Providers.    We may also lose potential customers to other high-speed Internet service. These include Yipes, Intellispace and Telseon, and are often characterized as Ethernet metropolitan access networks. These providers have targeted a similar customer base and have business strategies that have elements that parallel ours.

Regulation

        Cogent is subject to numerous local regulations such as building and electrical codes, licensing requirements, and construction requirements. These regulations vary on a city-by-city and county-by-county basis.

        The Federal Communications Commission (FCC) regulates common carriers' interstate services and state public utilities commissions exercise jurisdiction over intrastate basic telecommunications services. The FCC and most state public utility commissions do not regulate Internet service providers. The offerings of many of our competitors and vendors, especially incumbent local telephone companies, are subject to direct federal and state regulations. These regulations change from time to time in ways that are difficult for us to predict.

        There is no current legal requirement that owners or managers of commercial office buildings give access to competitive providers of telecommunications services, although the FCC does prohibit carriers from entering contracts that restrict the right of commercial multiunit property owners to permit any other common carrier to access and serve the property's commercial tenants.

        One of our subsidiaries, Shared Technologies of Canada, operates in Toronto, Canada. In addition to Internet service it offers voice services. Generally, the regulation of Internet access services and competitive voice services has been similar in Canada to the regulation in the U.S. in that providers of such services face few or no regulatory requirements. This may change. Also, the Canadian government has requirements limiting foreign ownership of certain telecommunications facilities in Canada. We will have to comply with these to the extent we have facilities that are subject to these regulations.

        There have been various statutes, regulations, and court cases relating to liability of Internet service providers and other on-line service providers for information carried on or through their services or equipment, including in the areas of copyright, indecency/obscenity, defamation, and fraud. The laws in this area are unsettled and there may be new legislation and court decisions that may affect our services and expose us to liability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Risk Factors—Legislation and government regulation could adversely affect us."

Employees

        On June 15, 2002, we had 201 employees.

Description of Properties

        We own no material real property. We are headquartered in facilities consisting of approximately 17,700 square feet in Washington, D.C., which we occupy under a lease with an entity controlled by our Chief Executive Officer, that expires on August 31, 2002. We intend to renew this lease under terms similar to the existing terms. We also lease approximately 70,000 square feet of space in the metropolitan areas served to house the equipment that provides the connection between our backbone network and our metropolitan networks. These metropolitan hub sites average 3,000 square feet in size. The terms of their leases generally are for ten years with two five-year renewal options, at annual rents ranging from $13.50 to $75.00 per square foot. We believe that our facilities are generally in good condition and suitable for our operations.

Legal Proceedings

        On July 26, 2001, in a case titled Hewlett-Packard Company v. Allied Riser Operations Corporation a/k/a Allied Riser Communications, Inc., Hewlett-Packard Company filed a complaint against a subsidiary of Allied Riser, Allied Riser Operations Corporation, in the 95th Judicial District Court, Dallas County, Texas, seeking damages of $18.8 million, attorneys' fees, interest, and punitive damages relating to various types of equipment allegedly ordered from Hewlett-Packard Company by Allied Riser Operations Corporation. We believe that this suit is without merit and Allied Riser has filed its answer generally denying Hewlett-Packard's claims. We intend to continue to vigorously contest this lawsuit.

        On January 16, 2002, Allied Riser received a letter from Hewlett-Packard Company alleging that certain unspecified contracts are in arrears, and demanding payment in the amount of $10.0 million. The letter does not discuss the basis for the claims or whether the funds sought are different from or in addition to the funds sought in the July 26, 2001 lawsuit. Allied Riser, through its legal counsel, has made an inquiry of Hewlett-Packard's counsel to determine the basis for the claims in the letter. We believe this claim is without merit and intend to vigorously contest this claim.

        The three matters discussed below are, we believe, related to an effort by a group of bondholders to pressure us into buying back the notes they hold. The bondholders involved are a group of hedge funds that own a substantial percentage of the 7.50% Convertible Subordinated Notes due 2007 that were issued by Allied Riser Communications Corporation in June 2000. Allied Riser is now a subsidiary of Cogent and Cogent has become a co-obligor on the bonds. Beginning in 2001 these hedge funds have attempted to force the purchase of the notes they hold.

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  On December 12, 2001 Allied Riser announced that certain holders of its 7.50% Convertible Subordinated Notes due 2007 filed notices as a group with the Securities and Exchange Commission (SEC) on Schedule 13D including copies of documents indicating that such group had filed suit in Delaware Chancery Court on December 6, 2001 against Allied Riser and its board of directors. The suit alleges, among other things, breaches of fiduciary duties and default by Allied Riser under the indenture related to the notes, and requested injunctive relief to prohibit Allied Riser's merger with Cogent. The plaintiffs amended their complaint on January 11, 2002 and subsequently served it on Allied Riser. On January 28, 2002 the Court held a hearing on a motion by the plaintiffs to preliminarily enjoin the merger. On January 31, 2002 the Court issued a Memorandum Opinion denying that motion. Since then the plaintiffs have taken no action to prosecute this suit. On April 16, 2002 we filed a motion with the court which, we hope, will expeditiously bring this suit to a conclusion. We believe that the suit is without merit, and intend to continue to vigorously contest it.

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  On February 21, 2002, the Division of Enforcement of the SEC requested that we voluntarily provide it certain documents related to the fairness opinion delivered to the Allied Riser board of directors by Allied Riser's financial advisor, Houlihan Lokey Howard & Zukin on August 28, 2001, and our Series C preferred stock financing. We have complied with the request. The SEC has not informed us as to the reason for its request. However, we believe that the SEC inquiry was caused by the submission of a letter to the SEC by counsel to the hedge fund plaintiffs in the Delaware chancery court case described above questioning the disclosure in the registration and prospectus filed in conjunction with the merger of Allied Riser into a subsidiary of Cogent.

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  On March 27, 2002, certain holders of Allied Riser's notes filed an involuntary bankruptcy petition under Chapter 7 of the United States Bankruptcy Code against Allied Riser in United States Bankruptcy Court for the Northern District of Texas, Dallas Division. Three of the four petitioners are plaintiffs in the Delaware Chancery Court case described above. On June 11, 2002 the Bankruptcy Court Judge ruled that Allied Riser's motion to dismiss the involuntary bankruptcy petition would be granted.

        One of our subsidiaries, Allied Riser Operations Corporation, is involved in a dispute with its former landlord in Dallas, Texas. Allied Riser terminated the lease in March 2002 and the dispute is over whether it had the right to do so. The landlord has alleged that a default under the lease has occurred. Allied Riser Operations Corporation has informed the landlord that the lease was terminated as provided by its terms.

Management's Discussion and Analysis of Financial Condition and Results of Operations

        You should read the following discussion together with the financial statements and related notes included elsewhere in the prospectus. The results below are not necessarily indicative of the results to be expected in any future period. Certain matters discussed below are forward-looking statements. See "Special Note Regarding Forward-Looking Statements."

General Overview

        Cogent was formed on August 9, 1999 as a Delaware corporation. Our primary activities to date have included recruiting employees, obtaining financing, branding and marketing our products, obtaining customer orders and building access rights, designing and constructing our fiber-optic network and facilities, and providing customer support.

        We began invoicing our customers for our services in April 2001. We provide our high-speed Internet access service to our customers for a fixed monthly fee. We recognize service revenue in the month in which the service is provided. Customer cash receipts for service received in advance of revenue earned is recorded as deferred revenue and recognized over the service period or, in the case of installation charges, over the estimated customer life.

        As we began to serve customers, we began to incur additional elements of network operations costs, including building access agreement fees, network maintenance costs and transit costs. Transit costs include the costs of transporting our customers' Internet traffic to and from networks that compose the Internet and with which we do not have a direct settlement-free peering agreement.

Recent Developments

Merger Agreement—Allied Riser Communications Corporation

        On August 28, 2001, we entered into an agreement to merge with Allied Riser Communications Corporation ("Allied Riser"). Allied Riser is a facilities-based provider of broadband data and video communication services to small- and medium-sized businesses located in selected buildings in North America, including Canada. Upon the closing of the merger on February 4, 2002, we issued approximately 2.0 million shares, or 13.4% of our common stock, on a fully diluted basis, to the existing Allied Riser stockholders and became a public company listed on the American Stock Exchange. The acquisition of Allied Riser is expected to provide us with necessary in-building networks as well as pre-negotiated building access rights with building owners and real estate investment trusts across the United States and in Toronto Canada. The acquisition is expected to enable us to accelerate our business plan and increase our footprint in the markets we serve.

NetRail Inc.

        On September 6, 2001, we paid approximately $12.0 million for certain assets of NetRail, Inc, ("NetRail") a Tier-1 Internet service provider, in a sale conducted under Chapter 11 of the United States Bankruptcy Code. The purchased assets included certain customer contracts and the related accounts receivable, network equipment, and settlement-free peering arrangements with other Tier-1 Internet service providers.

Asset Purchase Agreement—PSINet Inc.

        In January 2002, we entered into a due diligence agreement with PSINet Inc. This agreement allowed us to undertake due diligence related to certain of PSINet's network operations in the United States. We paid a $3.0 million fee in January 2002 to PSINet in connection with this arrangement. In February 2002, we entered into an Asset Purchase Agreement with PSINet. Pursuant to that agreement, approved on March 27, 2002 by the bankruptcy court overseeing the PSINet bankruptcy, we acquired certain of PSINet's assets and certain liabilities related to its operations in the United States for a total of $9.5 million. The acquisition closed on April 2, 2002. The $3.0 million payment under the due diligence agreement was applied toward this amount resulting in a $6.5 million payment at closing. The acquired assets include certain of PSINet's customer contracts, accounts receivable, rights to 10,000 route miles pursuant to indefeasible rights of use, telecommunications and computer equipment, three web hosting data centers, and certain intangibles, including settlement-free peering rights and the PSINet trade name. Assumed liabilities include certain leased circuit commitments and collocation arrangements. This acquisition added a new element to our operations in that in addition to our current high-speed Internet access business, we will begin operating a more traditional Internet service provider business, with lower speed connections provided by leased circuits obtained from telecommunications carriers (primarily local telephone companies).

        We expect the PSINet acquisition to enable us to immediately incorporate a revenue stream from a set of products that we believe complement our core offering of 100 Mbps Internet connectivity for $1,000 per month. We plan to support and build on the PSINet brand name which, we believe, is one of the most recognizable ISPs in the country. Under the PSINet label, we will continue offering PSINet services, including Internet connectivity.

        Williams Communications Bankruptcy.    On April 22, 2002, Williams Communications Group, Inc. filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of New York. Williams Communications LLC, a wholly owned subsidiary of Williams Communications Group, has provided us with our national backbone fiber rings and provides maintenance services to us. Williams Communications LLC did not file a bankruptcy petition and Williams Communications Group has stated that the bankruptcy filing is part of a negotiated plan to restructure its debt. We do not expect the Williams bankruptcy filing to impact us as Williams has completed delivery of our national fiber backbone and we believe it will be able to continue to provide maintenance services to us.

        Metromedia Fiber Networks (MFN) and Other Telecommunications Companies.    One of our suppliers of metropolitan fiber optic facilities, MFN, filed a voluntary bankruptcy petition under Chapter 11. This may impact our operations by decreasing our ability to add new metropolitan fiber rings from MFN and our ability to add new buildings to existing MFN rings. However, as we have other providers of metropolitan fiber optic facilities, we do not anticipate a significant impact on our operations from MFN's bankruptcy. MFN's financial difficulties are characteristic of the telecommunications industry today. Several of our vendors, including Level 3 and Qwest, have been reported in the financial press to be experiencing financial difficulties.

        MFN's financial difficulties are characteristic of the telecommunications industry today. Our solution for metropolitan networks is to have a large number of providers and to develop the ability to construct our own fiber optic connections to the buildings we serve.

        Sale of Series C Preferred Stock.    On October 15, 2001, we sold approximately 49.8 million shares of our Series C preferred for $62.0 million in a private transaction. In connection with the Series C preferred stock issuance, the conversion price of our Series B preferred stock was adjusted pursuant to the anti-dilution provisions of our amended and restated certificate of incorporation. The result was that Series B preferred stock is convertible into approximately 590,000 additional shares of common stock.

        On March 27, 2002, certain holders of Allied Riser's convertible subordinated notes due 2007 filed an involuntary bankruptcy petition under Chapter 7 of the United States Bankruptcy Code against Allied Riser in United States Bankruptcy Court for the Northern District of Texas, Dallas Division. On June 11, 2002 the Bankruptcy Court Judge ruled in Allied Riser's favor stating that the involuntary bankruptcy petition would be dismissed. This development is discussed in greater detail in "Legal Proceedings" and elsewhere in this section.

Results of Operations

Three months ended March 31, 2001 compared to the three months ended March 31, 2002

        Revenue.    Revenue for the three months ending March 31, 2002 was $3.5 million compared to no revenue for the three months ending March 31, 2001. Revenue related to the customer contracts acquired in the NetRail acquisition was $0.5 million for the three months ending March 31, 2002. Revenue related to the Allied Riser acquisition was approximately $0.9 million for the three months ending March 31, 2002.

        Network Operations.    Network operations costs are primarily comprised of five elements:

  •
  for the three months ended March 31, 2001, temporary leased transmission capacity incurred for certain network segments until the nationwide fiber-optic intercity network was placed in service;

  •
  the cost of leased network equipment sites and facilities;

  •
  salaries and related expenses of employees directly involved with our network activities;

  •
  transit charges—amounts paid to service providers for connecting to the Internet

  •
  building access agreement fees paid to landlords; and

  •
  maintenance charges related to our nationwide fiber-optic intercity network and metro rings.

        The cost of network operations was $6.9 million for the three months ended March 31, 2002 compared to $4.7 million for the three months ended March 31, 2001 The increase was due to an increase in the cost of leased network facilities, transit charges and building access agreement fees offset by the elimination of temporary leased transmission capacity charges. The cost of temporary leased transmission capacity was $1.7 million for the three months ended March 31, 2001. There were no such costs for the three months ended March 31, 2002. These costs were incurred until the remaining segments of our nationwide fiber-optic intercity network were placed in service. As this leased capacity of the network was replaced with our dark fiber IRUs, the related cost of network operations decreased and depreciation and amortization expense increased. Allied Riser contributed approximately $0.9 million to the cost of network operations for the three months ended March 31, 2002. We believe that the cost of network operations will increase as we continue to construct our network, acquire additional office building access agreements, and service an increasing number of customers.

        Selling, General, and Administrative Expenses.    Selling, general and administrative expenses, or SG&A, primarily include salaries and related administrative costs. SG&A decreased to $6.6 million for the three months ended March 31, 2002 from $7.3 million for the three months ended March 31, 2001. SG&A for the three months ended March 31, 2002 includes approximately $0.6 million of amortization of deferred compensation. SG&A expenses decreased primarily from a decrease in employees and costs associated with branding our product. We had 136 employees at March 31, 2002 versus 206 employees at March 31, 2001. In October 2001, we reduced our staff by about 50 employees and re-aligned portions of our organizational structure to streamline our operations and better focus our activities. We capitalize the salaries and related benefits of employees directly involved with our construction activities. We began capitalizing these costs in July 2000 and will continue to capitalize these costs while our network is under construction. We believe that SG&A expenses will continue to increase primarily due to the expected growth in the number of employees and related costs required to support our operations and customers.

        Depreciation and Amortization.    Depreciation and amortization expense increased to $6.7 million for the three months ended March 31, 2002 from $1.0 million for the three months ended March 31, 2001. These expenses represent the depreciation of the capital equipment required to support our network and the amortization of our IRU's. Depreciation and amortization for the three months ended March 31, 2002 includes approximately $1.0 million of amortization expense related to the amortization of intangible assets from the September 2001 acquisition of certain assets of NetRail, Inc. These amounts increased because we had more capital equipment and IRU's in service in 2002 than in the same period in 2001 and from the amortization of the NetRail intangible assets. We begin the depreciation and amortization of our capital assets once the related assets are placed in service. We believe that future depreciation and amortization expense will continue to increase due to the acquisition of additional network equipment, existing equipment being placed in service, and the amortization of our capital lease IRUs.

        Interest Income and Expense.    Interest income increased to $1.3 million for the three months ended March 31, 2002 from $0.9 million for the three months ended March 31, 2001. Interest income relates to interest earned on our marketable securities. Our marketable securities consisted of money market accounts and commercial paper.

        Interest expense increased to $7.0 million for the three months ended March 31, 2002 from $0.7 million for the three months ended March 31, 2001. The increase in interest expense results from an increase in borrowings in 2002 partially offset by a reduction in interest rates and the interest expense associated with the Allied Riser convertible subordinated notes. Interest expense relates to interest charged on our borrowing on our vendor financing facility, capital lease agreements, the Allied Riser convertible subordinated notes and amortization of deferred financing costs. We began borrowing under our credit facility with Cisco Capital in August 2000 and had borrowed $191.9 million at March 31, 2002 and $74.7 million at March 31, 2001. We capitalized $0.2 million of interest expense for the three months ended March 31, 2002 and $1.7 million for the three months ended March 31, 2001. The reduction in capitalized interest resulted from a reduction in the dollar value of our network under construction during the period and a reduction in interest rates. We began capitalizing interest in July 2000 and will continue to capitalize interest expense while our network is under construction. Borrowings accrue interest at the three-month LIBOR rate, established at the beginning of each calendar quarter, plus a stated margin.

        Income Taxes.    We recorded no income tax expense or benefit for the three months ended March 31, 2002 or the three months ended March 31, 2001. Due to the uncertainty surrounding the realization of our net operating losses and our other deferred tax assets, we have recorded a valuation allowance for the full amount of our net deferred tax asset. For federal and state tax purposes, our net operating loss carry-forwards could be subject to certain limitations on annual utilization if certain changes in ownership were to occur as defined by federal and state tax laws. For federal and state tax purposes, our net operating loss carry-forwards acquired in the Allied Riser merger could be subject to certain limitations on annual utilization due to the change in ownership as defined by federal and state tax laws. Should we achieve profitability, our net deferred tax assets may be available to offset future income tax liabilities.

        Earnings Per Share.    Basic and diluted net loss per common share applicable to common stock decreased to $(6.81) for the three months ended March 31, 2002 from $(9.12) for the three months ended March 31, 2001. The weighted-average shares of common stock outstanding increased to 2,637,951 shares at March 31, 2002 from 1,402,798 shares at March 31, 2001, due to the issuance of approximately 2.0 million shares of common stock to the Allied Riser shareholders on February 4, 2002 and exercises of options for our common stock. The Allied Riser merger resulted in an extraordinary gain of $4.5 million, or $1.72 per common share for the three months ended March 31, 2002. The loss per common share, excluding the impact of the extraordinary gain, was ($8.52) for the three months ended March 31, 2002.

        For the three months ended March 31, 2001 and March 31, 2002, options to purchase 640,307 and 1,137,482 shares of common stock at weighted-average exercise prices of $10.43 and $5.09 per share, respectively, are not included in the computation of diluted earnings per share as they are anti-dilutive. For the three months ended March 31, 2001 and March 31, 2002, 45,809,783 and 95,583,185 shares of preferred stock, which were convertible into 4,580,978 and 10,148,309 shares of common stock, respectively, were not included in the computation of diluted earnings per share as a result of their anti-dilutive effect. For the three months ended March 31, 2001 and March 31, 2002, warrants for 222,750 and 854,941 shares of common stock, were not included in the computation of diluted earnings per share as a result of their anti-dilutive effect. For the three months ended March 31, 2002, 94,164 weighted average shares of common stock issuable on the conversion of the Allied Riser convertible subordinated notes, were not included in the computation of diluted earnings per share as a result of their anti-dilutive effect.

Year Ended December 31, 2001 Compared to the Year Ended December 31, 2000

        Revenue.    Revenue for the year ending December 31, 2001 was $3.0 million compared to no revenue for the year ending December 31, 2000. We began invoicing our customers in April 2001. Revenue related to the customer contracts acquired in the NetRail acquisition was $1.2 million for the period from September 7, 2001 to December 31, 2001.

        Network Operations.    Network operations costs for the year ended December 31, 2001 were primarily comprised of five elements:

  •
  temporary leased transmission capacity incurred for certain segments until the nationwide fiber-optic intercity network was placed in service;

  •
  the cost of leased network equipment sites and facilities;

  •
  salaries and related expenses of employees directly involved with our network activities;

  •
  transit charges—amounts paid to service providers for connecting to the Internet

  •
  building access agreement fees paid to landlords; and

  •
  maintenance charges related to our nationwide fiber-optic intercity network and metro rings.

        The cost of network operations was $20.3 million for the year ended December 31, 2001 compared to $3.0 million for the year ended December 31, 2000. The cost of network operations for the year ended December 31, 2001 includes approximately $0.3 million of amortization of deferred compensation. We believe that the cost of network operations will increase as we continue to construct our network, acquire additional office building access agreements, and service an increasing number of customers. The cost of temporary leased transmission capacity was $3.9 million for the year ended December 31, 2001 compared to $0.9 million in the year ended December 31, 2000. These costs were incurred until the remaining segments of our nationwide fiber-optic intercity network were placed in service. We cancelled the one remaining leased-line segment in December 2001. As this leased capacity of the network was replaced with our dark fiber IRUs, the related cost of network operations decreased and depreciation and amortization expense increased. As of December 31, 2001, all of the approximately 12,500 route miles of the nationwide fiber-optic intercity network had been delivered to us.

        Selling, General, and Administrative Expenses.    Selling, general and administrative expenses, or SG&A, primarily include salaries and the related administrative costs associated with an increase in the number of employees. SG&A increased to $30.3 million for the year ended December 31, 2001 from $10.8 million for the year ended December 31, 2000. SG&A for the year ended December 31, 2001 includes approximately $3.0 million of amortization of deferred compensation. SG&A expenses increased primarily from an increase in employees and related expenses required to support our growth. We had 133 employees at December 31, 2001 versus 186 employees at December 31, 2000. On October 9, 2001, we reduced our staff by approximately 50 employees and re-aligned portions of our organizational structure to streamline our operations and better focus our activities. The weighted-average number of employees for 2001 was 210. We capitalize the salaries and related benefits of employees directly involved with our construction activities. We began capitalizing these costs in July 2000 and will continue to capitalize these costs while our network is under construction. We believe that SG&A expenses will continue to increase primarily due to the expected growth in the number of employees and related costs required to support our operations and customers.

        Depreciation and Amortization.    Depreciation and amortization expense increased to $13.5 million for the year ended December 31, 2001 from $0.3 million for the year ended December 31, 2000. These expenses represent the depreciation of the capital equipment required to support our network and the amortization of our IRU's. These amounts increased because we had more capital equipment and IRU's in service in 2001 than in the same period in 2000. We begin the depreciation and amortization of our capital assets once the related assets are placed in service. We believe that future depreciation and amortization expense will continue to increase due to the acquisition of additional network equipment, existing equipment being placed in service, and the amortization of our capital lease IRUs.

        Interest Income and Expense.    Interest income decreased to $1.9 million for the year ended December 31, 2001 from $3.4 million for the year ended December 31, 2000. Interest income relates to interest earned on our marketable securities. Our marketable securities consisted of money market accounts and commercial paper. The reduction in interest income is primarily due to a reduction in interest rates for 2001 compared to 2000.

        Interest expense increased to $7.9 million for the year ended December 31, 2001 from $1.1 million for the year ended December 31, 2000. The increase in interest expense results from an increase in borrowings in 2001 partially offset by a reduction in interest rates and an increase in capitalized interest. Interest expense relates to interest charged on our borrowing on our vendor financing facility and our capital lease agreements. We began borrowing under our credit facility with Cisco Capital in August 2000 and had borrowed $181.3 million at December 31, 2001 and $67.2 million at December 31, 2000. We incurred $24.0 million and $47.9 million of capital lease obligations related to IRUs for the years ended December 31, 2001 and December 31, 2000, respectively. We capitalized $4.4 million of interest for the year ended December 31, 2001 and $3.0 million for the year ended December 31, 2000. We began capitalizing interest in July 2000 and will continue to capitalize interest expense while our network is under construction. Borrowings accrue interest at the three-month LIBOR rate, established at the beginning of each calendar quarter, plus a stated margin.

        Income Taxes.    We recorded no income tax expense or benefit for the year ended December 31, 2001 or the year ended December 31, 2000. The federal and state net operating loss carry-forwards of approximately $71.0 million at December 31, 2001 expire between 2019 and 2021. Due to the uncertainty surrounding the realization of our net operating losses and our other deferred tax assets, we have recorded a valuation allowance for the full amount of our net deferred tax asset. For federal and state tax purposes, our net operating loss carry-forwards could be subject to certain limitations on annual utilization if certain changes in ownership were to occur as defined by federal and state tax laws. Should we achieve profitability, our net deferred tax asset may be available to offset future income tax liabilities.

        Earnings Per Share.    Basic and diluted net loss per common share applicable to common stock increased to $(64.78) for the year ended December 31, 2001 from $(8.51) for the year ended December 31, 2000. The net loss applicable to common stock for the year ended December 31, 2001 includes a $24.2 million non-cash beneficial conversion charge related to our Series B preferred stock. The weighted-average shares of common stock outstanding increased to 1,406,007 shares at December 31, 2001 from 1,382,360 shares at December 31, 2000, due to exercises of options for our common stock.

        For the years ended December 31, 2000 and 2001, options to purchase 608,136 and 1,157,920 shares of common stock at weighted-average exercise prices of $9.90 and $5.30 per share, respectively, are not included in the computation of diluted earnings per share as they are anti-dilutive. For the years ended December 31, 2000 and 2001, 45,809,783, and 95,583,185 shares of preferred stock, which were convertible into 4,580,978, and 10,148,309 shares of common stock respectively, were not included in the computation of diluted earnings per share as a result of their anti-dilutive effect. For the year ended December 31, 2001, warrants for 710,216 shares of common stock, were not included in the computation of diluted earnings per share as a result of their anti-dilutive effect.

Year Ended December 31, 2000 Compared to the Period from Inception (August 9, 1999) to December 31, 1999

        Revenue.    We began recognizing revenue and invoicing our customers in April 2001. Therefore, there was no reported revenue for the year ended December 31, 2000 and the period from inception (August 9, 1999) to December 31, 1999.

        Network Operations.    Network operations costs for 2000 primarily included five elements:

  •
  temporary leased transmission capacity costs;

  •
  the cost of leased network equipment sites and facilities;

  •
  salaries and related expenses of employees directly involved with our network activities;

  •
  building access agreement fees paid to landlords multi-tenant office buildings; and

  •
  maintenance charges related to our nationwide fiber-optic intercity network.

        The cost of network operations was $3.0 million in 2000 and there were no such costs in 1999. We believe that cost of network operations will increase as we continue to construct our network, acquire additional office building access agreements, and service our customers. The cost of temporary leased private-line transmission capacity was $0.9 million for 2000 and there were no such costs in 1999. As this leased capacity of the network was replaced with our dark fiber IRUs, the related cost of network operations decreased and depreciation and amortization expense increased. As of December 31, 2000 approximately 5,100 route miles of the approximately 12,500 route miles that we ordered had been delivered.

        Selling, General, and Administrative Expenses.    SG&A expenses increased from $0.08 million for the period from inception (August 9, 1999) to December 31, 1999 to $10.8 million in 2000. SG&A expenses increased primarily due to an increase in employees and related expenses required to support our growth. We had 186 employees at December 31, 2000 versus three employees at December 31, 1999.

        Depreciation and Amortization.    Depreciation and amortization expense was $0.3 million in 2000 and there was no depreciation and amortization expense in 1999. These expenses represent the depreciation of the capital equipment required to support our network and there was no capital equipment in 1999. We begin the depreciation and amortization of our capital assets once the related assets are placed in service and it believes that future depreciation and amortization expense will continue to increase due to the acquisition of additional network equipment and the amortization of our capital lease IRUs.

        Interest Income and Expense.    Interest income was $3.4 million in 2000 and there was no interest income in 1999. Interest income relates to interest earned on our marketable securities. Marketable securities at December 31, 2000 consisted of money market accounts and commercial paper all with original maturities of three months or less.

        Interest expense was $1.1 million in 2000 and there was no interest expense in 1999. Interest expense relates to interest charged on our borrowing on a financing facility provided by Cisco Capital and capital lease agreements. We began borrowing under our vendor credit facility in August 2000 and had borrowed $67.2 million at December 31, 2000. Borrowings accrue interest at the three-month LIBOR rate, established at the beginning of each calendar quarter, plus a stated margin. We incurred $47.9 million of capital lease obligations in 2000 related to our 30-year IRUs for our nationwide fiber optic intercity network. We capitalized $3.0 million of interest expense in 2000. We will continue to capitalize interest expense while our network is under construction.

        Income Taxes.    We recorded no income tax expense or benefit for 2000 or 1999. Our federal and state net operating loss carry-forwards of $9.6 million at December 31, 2000 expire between 2019 and 2020. Due to the uncertainty surrounding the realization of our net operating losses and our other deferred tax assets, we have recorded a valuation allowance for the full amount of our net deferred tax asset. Should we achieve profitability, our net deferred tax asset may be available to offset future income tax liabilities. For federal and state tax purposes, our net operating loss carry-forwards could be subject to certain limitations on annual utilization if certain changes in ownership were to occur as defined by federal and state tax laws.

        Earnings Per Share.    Basic and diluted net loss per common share increased to $(8.51) for 2000 from $(0.06) in 1999. The weighted-average shares of common stock outstanding increased to 1,382,360 shares at December 31, 2000 from 1,360,000 shares at December 31, 1999, due to exercises of options for our common stock. For the years ended December 31, 2000 and 1999, options to purchase 608,136 and 46,950 shares of common stock at weighted-average exercise prices of $9.90 and $0.10 per share, respectively, are not included in the computation of diluted earnings per share as they are anti-dilutive. For the year ended December 31, 2000, 45,809,783 shares of preferred stock, which are convertible into 4,580,978 shares of common stock, were not included in the computation of diluted earnings per share as a result of their anti-dilutive effect. There was no preferred stock outstanding in 1999.

Liquidity and Capital Resources

        Since inception, we have primarily funded our operations and capital expenditures through private equity financing, long-term debt, and equipment financing arrangements. As of March 31, 2002, we have raised $178 million of private equity funding, obtained a credit facility for borrowings of up to $409.0 million, of which $191.1 million was outstanding at March 31, 2002 and have capital lease obligations outstanding at March 31, 2002 of approximately $33.7 million. Our current cash and cash equivalents position and short-term investments totaling $102.1 million, of which $70.4 million was acquired in the Allied Riser merger, are an additional source of our liquidity.

        Net Cash Used in Operating Activities.    Net cash used in operating activities increased to $9.7 million for the three months ended March 31, 2002 as compared to a use of $7.5 million for the three months ended March 31, 2001. This increase is primarily due to an increase in the net loss to $18.0 million for the three months ended March 31, 2002 from a net loss of $12.8 million for the three months ended March 31, 2001. These net losses are offset by depreciation and amortization and changes in assets and liabilities of a positive $12.8 million and positive $5.2 million for the three months ended March 31, 2002 and March 31, 2001, respectively and an extraordinary gain of $4.5 million for the three months ended March 31, 2002.

        Net Cash Provided by (Used in) Investing Activities.    Net cash from investing activities increased to a positive $51.6 million for the three months ended March 31, 2002 as compared to a negative $19.2 million for the three months ended March 31, 2001. Purchases of network equipment under the Cisco credit facility were $7.7 million for the three months ended March 31, 2002 and $7.4 million for the three months ended March 31, 2001. Investing activities for the three months ended March 31, 2002 included purchases of short-term investments of $2.2 million, the January 2002 payment of $3.0 million under the due diligence agreement related to the April 2002 acquisition of certain assets of PSINet, and $70.4 million of cash and cash equivalents acquired in the February 4, 2002 Allied Riser merger.

        Net Cash Provided by (Used in) Financing Activities.    Financing activities provided $7.1 million for the three months ended March 31, 2002 compared to $7.4million for the three months ended March 31, 2001. We received proceeds from borrowing $7.7 million in equipment loans for the three months ended March 31, 2002 and $7.4 million for the three months ended March 31, 2001. For the three months ended March 31, 2002, we also entered into $2.9 million in loans to fund interest and fees related to the credit facility. The liquidation preference at March 31, 2002, of all classes of our preferred stock was $229.4 million. Principal repayments of capital lease obligations were $0.5 million for the three months ended March 31, 2002.

        Credit Facility.    In October 2001, we entered into an agreement with Cisco Systems Capital Corporation (Cisco Capital) under which Cisco Capital agreed to enter into a $409.0 million credit facility with us. This credit facility replaced our previous $310.0 million credit facility with Cisco Capital. As of March 31, 2002, approximately $191.9 million was outstanding under the credit facility.

        Additional borrowings under the facility are available in increments subject to our satisfaction of certain operational and financial covenants over time. Up to $40 million is available for additional equipment loans through September 30, 2002, of which $9.0 million of this amount was borrowed as of March 31, 2002. An additional $85 million of equipment loans becomes available on October 1, 2002. Up to $20 million is available to fund interest and fees related to the facility through September 30, 2002 of which $9.3 million of this amount was borrowed as of March 31, 2002. An additional $55 million for funding interest and fees related to the facility becomes available on October 1, 2002. An additional $35 million in working capital loans becomes available on October 1, 2002. The aggregate balance of working capital loans is limited to 35 percent of outstanding equipment loans. Additional borrowings under the facility for the purchase of products and working capital are available until December 31, 2004. Additional borrowings under the facility for the funding of interest and fees are available until December 31, 2005. The facility matures on December 31, 2008.

        In connection with the merger with Allied Riser and the acquisition of certain assets of PSINet, certain of the facility's covenants were renegotiated. The current covenants include the following:

  •
  Beginning on December 31, 2003, our ratio of consolidated funded debt to EBITDA must not exceed a maximum threshold. This maximum ratio begins at 11.6:1 on December 31, 2003 and declines by March 31, 2008 to 0.6:1.

  •
  We must meet minimum revenue thresholds. From March 31, 2002 to September 30, 2002, Cogent must meet monthly consolidated revenue thresholds beginning at $1.2 million, and increasing to $5.6 million. There are additional monthly revenue thresholds excluding revenue from PSINet related assets beginning at $1.5 million for April 30, 2002 and increasing to $3.7 million for September 30, 2002. Beginning with the quarterly period ending December 31, 2002, we must meet quarterly consolidated thresholds of annualized revenue. These targets begin at $90.5 million and gradually increase to $654.9 million by March 31, 2008, and $654.9 million thereafter.

  •
  Beginning March 31, 2002, we must meet monthly minimum EBITDA thresholds and in the quarter ended December 31, 2002 quarterly minimum EBITDA thresholds for the trailing four quarters. These thresholds begin at $(4.1) million as of March 31, 2002, peaking at $251.7 million as of June 30, 2005, before decreasing to $176.0 million as of March 31, 2008 and thereafter.

  •
  Beginning September 30, 2003, our ratio of EBITDA to interest expense, measured as described in the agreement, must meet a minimum threshold for each quarter. This minimum ratio begins at 0.3:1 on September 30, 2003 and increases to 4.2:1 by December 31, 2004, before decreasing to 1.2:1 by June 30, 2006. After June 30, 2006, this threshold varies between 1.2:1 and 1.0:1.

  •
  Beginning September 30, 2002, our ratio of consolidated funded debt to capitalization must not exceed a maximum percentage, which starts at 71% as of September 30, 2002, and decreases to 50% as of September 30, 2007 and thereafter.

  •
  We must meet minimum thresholds for customers—counting as separate customers offices of any individual customers that are located in separate buildings. This threshold is 392 as of March 31, 2002, increasing to 25,168 by March 31, 2008 and thereafter.

  •
  We must maintain a minimum amount of cash and short-term investments, starting with $68.2 million as of March 31, 2002. This minimum threshold varies each quarter until March 31,2004, when it begins to increase gradually from $42.3 million to $244.7 million by December 31, 2007 and $280.6 million thereafter.

  •
  We must meet minimum requirement for nodes connected to our network. This threshold is 207 as of March 31, 2002, increasing to 2,356 by March 31, 2008.

  •
  We may not make capital expenditures on an annualized basis in excess of a maximum amount that varies for each year. This maximum amount is $72.1 million for the year ending December 31, 2002, increasing to $115.2 million by the year ending December 31, 2005, before decreasing to $77.6 million for the year ended December 31, 2007 and thereafter.

        For loans outstanding prior to entering into the October 2001 facility, the applicable interest rate is LIBOR, or the London Interbank Offer Rate, plus 4.5% per annum. For loans issued after entering into the October 2001 facility, the applicable interest rate is LIBOR plus a margin ranging from 6.5% currently, down to 2.0%, depending upon our EBITDA—or earnings before interest, taxes, depreciation and amortization—and leverage ratio—or its ratio or consolidated funded debt to EBITDA.

        In connection with this agreement, we granted to Cisco Capital rights that, together with the warrants issued to Cisco Capital under the previous credit agreement, will permit Cisco Capital to acquire up to 5% of our common stock on a fully diluted basis. These warrants for 710,216 common shares are exercisable for eight years from the grant date at exercise prices ranging from $12.47 to $30.44 per share, with the weighted-average exercise price of $18.10.

        The credit facility is secured by the pledge of all of our assets. The credit facility also includes a closing fee, facility fee and a quarterly commitment fee on the underlying commitment. Borrowings are permitted to be prepaid at any time without penalty and are subject to mandatory prepayment based upon excess cash flow or, in certain circumstances, upon the receipt of proceeds from the sale of our debt or equity securities, and other events, such as asset sales. Principal payments on the credit facility begin in March 2005 and will be completed by December 2008.

        We are currently in compliance with all conditions, restrictions, and covenants contained in the Cisco credit facility. The facility is only partially available until September 30, 2002 and, assuming we remain in compliance with the covenants on that date, the entire facility will be available at that time, enabling us to fund our anticipated level of operations through the end of 2002. If the Cisco facility becomes unavailable, at any point in time, we may not have sufficient funds to fund current or anticipated levels of operation through December 2002.

        Product and Service Agreement with Cisco Systems.    We have entered into an agreement with Cisco Systems, Inc. for the purchase of a total of $270.0 million of networking equipment for our network. Under this Cisco supply agreement, we are obligated to purchase all of our networking equipment from Cisco until September 2003 and specified amounts through December 2004 unless Cisco cannot offer a competitive product at a reasonable price and on reasonable terms. If another supplier offers such products with material functionality or features that are not available from Cisco at a comparable price, we may purchase those products from the other supplier, and such purchases will not be included in determining our compliance with Cisco minimum purchase obligations. The majority of our network equipment has been obtained from Cisco.

        The Cisco supply agreement provides for certain discounts against the list prices for Cisco equipment. The agreement also requires us to meet certain minimum purchase requirements each year during the four-year initial term of the agreement, provided that Cisco is not in default under the credit facility between Cisco and us. We have satisfied the minimum requirement through December 31, 2001. For 2002, 2003 and 2004, we must meet minimum purchase requirements of $29.5 million, $42.4 million and $45.5 million, respectively. In addition, we purchase from Cisco technical support and assistance with respect to the Cisco hardware and software purchased under the supply agreement. As of March 31, 2002, we had purchased approximately $154 million towards this commitment.

        Our contractual cash obligations are as follows:

	Payments due by period
(in thousands)	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
Contractual Cash Obligations
Long term debt	$357,154	8,774	18,297	99,763	230,320
Capital lease obligations	65,769	4,831	8,707	6,474	45,757
Operating leases	191,503	22,007	40,058	28,483	100,955
Unconditional purchase obligations	178,707	33,201	95,303	7,403	42,800

Total contractual cash obligations	793,133	68,813	162,365	142,123	419,832

        Future Capital Requirements.    Our future capital requirements will depend on a number of factors, including our success in increasing the number of customers using our services and the number of buildings we serve, the expenses associated with the build-out of our network, regulatory changes, competition, technological developments, potential merger and acquisition activity and the economy's ability to recover from the recent downturn. We believe our available liquidity resources, assuming the availability of our Cisco credit facility, will be sufficient to fund our operating needs at least through the end of this fiscal year. We have based this estimate on assumptions that may prove to be wrong. For example, future capital requirements will change from current estimates to the extent to which we acquire or invest in businesses, assets, products and technologies. Our forecast of the period of time through which our financial resources will be adequate to support our operations and capital expenditures is a forward-looking statement that involves risks and uncertainties, and actual results could vary. Until we can generate sufficient levels of cash from our operations, which we do not expect to achieve for several years, we will continue to rely on equity financing and our credit facility to provide us with our cash needs. We cannot assure you that this financing will be available on terms favorable to us or our stockholders, or at all. Insufficient funds may require us to delay or scale back the build-out of our network or to restructure our business. If additional funds are raised by issuing equity securities, substantial dilution to existing stockholders may result.

        The February 4, 2002 merger with Allied Riser required us to assume the outstanding obligations of Allied Riser as of the closing date. As of the closing date, these obligations included, among other amounts, $117.0 million of Allied Riser's convertible subordinated notes and approximately $33.7 million in commitments for operating and capital lease obligations. On the closing date, Allied Riser had cash and cash equivalents of approximately $70.4 million.

        Allied Riser's notes may become immediately due if the merger is deemed to be a "change in control," as defined by the related indenture. On March 25, 2002, certain of the holders of the notes asserted to us that the merger constituted a change of control, and that as a result an event of default had occurred under the indenture. On March 27, 2002, the Trustee under the indenture notified us that an event of default had occurred based on such noteholder's assertions and that the principal amount of the notes and accrued interest was immediately due and payable. We do not believe that the merger would qualify as a change in control as defined in the indenture and are vigorously disputing the noteholders' assertion. However, in the event that the merger is deemed to be a change in control, we could be deemed to be in default under the indenture and obligated to pay the principal amount of the notes and accured interest or to repurchase the notes at their full face value. We cannot assure you that we will have the ability to do this if we are required to do so. If we are unable to repurchase the notes and pay the accrued interest, we will be in default of the indenture and our obligations under our credit facility could become due and payable.

        Additionally, on March 27, 2002, certain holders of Allied Riser's notes filed an involuntary bankruptcy petition under Chapter 7 of the United States Bankruptcy Code against Allied Riser in

United States Bankruptcy Court for the Northern District of Texas, Dallas Division. On June 11, 2002 the Bankruptcy Court Judge ruled in Allied Riser's favor stating that the involuntary bankruptcy petition would be dismissed.

Recent Accounting Pronouncements

        In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 supersedes FASB No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," but retains that statement's fundamental provisions for recognition and measurement of impairment of long-lived assets to be held and used and measurement of long-lived assets to be disposed of by sale. SFAS No. 144 also supersedes the accounting/reporting provisions of APB Opinion No. 30 for segments of a business to be disposed of, but retains APB 30's requirement to report discontinued operations separately from continuing operations and extends that reporting to a component of an entity that either has been disposed of or is classified as held for sale. The adoption of SFAS No. 144 was not material.

Critical Accounting Policies and Significant Estimates

        The preparation of consolidated financial statements requires management to make judgments based upon estimates and assumptions that are inherently uncertain. Such judgments affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. Management continuously evaluates its estimates and assumptions, including those related to allowances for doubtful accounts, long-lived assets, contingencies and litigation, and the carrying values of assets and liabilities. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

        The following is a summary of our most critical accounting policies used in the preparation of our consolidated financial statements.

  •
  We recognize service revenue in the month in which the service is provided. All expenses related to services provided are expensed as incurred. Cash received in advance of revenue earned is recorded as deferred revenue and is recognized over the service period or, in the case of installation fees, the estimated customer life.

  •
  We reserve for doubtful accounts based upon an analysis of the collectibility of the accounts receivable at the end of each period.

  •
  We record assets and liabilities under capital leases at the lesser of the present value of the aggregate future minimum lease payments or the fair value of the assets under lease.

  •
  We capitalize the direct costs incurred prior to an asset being ready for service as construction-in-progress. Construction in progress includes costs incurred under the construction contract, interest, and the salaries and benefits of employees directly involved with construction activities.

  •
  We capitalize interest during the construction period based upon rates applicable to borrowings outstanding during the period.

  •
  We record deferred compensation for options issued with exercise prices less than the estimated fair market value of our common stock at grant date. Prior to becoming a public company, we estimated the fair market value of our common stock based upon our most recent equity transaction.

  •
  We record a valuation allowance to reduce our deferred tax assets to the amount that is more likely than not to be realized. In the event we were to determine that we would be able to realize our deferred tax assets in the future in excess of our net recorded amount, an adjustment to the deferred tax valuation allowance would increase income in the period such determination is made.

  •
  We determine if there is an impairment in our long-lived assets by comparing the carrying value to the estimated undiscounted future cash flows expected from the use of the assets and their eventual dispositions.

Quantitative and Qualitative Disclosures About Market Risk

        All of our financial interests that are sensitive to market risk are entered into for purposes other than trading. Our primary market risk exposure is related to our marketable securities and credit facility. We place our marketable securities investments in instruments that meet high credit quality standards as specified in our investment policy guidelines. Marketable securities were approximately $102.1 million at March 31, 2002, $98.1 million of which are considered cash equivalents and mature in 90 days or less and $4.0 million are short-term investments consisting of commercial paper.

        Our credit facility provides for secured borrowings at the 90-day LIBOR rate plus a specified margin based upon our leverage ratio, as defined in the agreement. The interest rate resets on a quarterly basis and was a weighted-average of 6.6% as of March 31, 2002. Interest payments are deferred and begin in 2005. Borrowings are secured by a pledge of all of our assets. The credit facility matures on December 31, 2008. Borrowings may be repaid at any time without penalty subject to minimum payment amounts.

        If market rates were to increase immediately and uniformly by 10% from the level at March 31, 2002, the change to our interest sensitive assets and liabilities would have an immaterial effect on our financial position, results of operations and cash flows over the next fiscal year. A 10% increase in the weighted-average interest rate for three month period ended March 31, 2002 would increase interest expense for the period by approximately $0.3 million.

DESCRIPTION OF COGENT CAPITAL STOCK

        Your rights as a Cogent stockholder will be governed by Delaware law, Cogent's Second Amended and Restated Certificate of Incorporation, and our bylaws. The following is a description of our capital stock, including the common stock to be issued upon conversion of Allied Riser's 7.5% convertible subordinated notes, the common stock that may be issued as payment-in-kind of interest on the notes, and the common stock being offered by four of our stockholders.

        The description summarizes the material terms of our capital stock but does not purport to be complete, and is qualified in its entirety by reference to the applicable provisions of Delaware law, our certificate of incorporation, and bylaws.

General

        Our authorized capital stock consists of 21,100,000 shares of common stock, par value $0.001 per share, 98,137,643 shares of preferred stock, par value $0.001 per share, 26,000,000 of which shall be designated as Series A participating convertible preferred stock, 20,000,000 of which shall be designated as Series B participating convertible preferred stock, and 52,137,643 of which shall be designated as Series C participating convertible preferred stock.

Cogent Common Stock

        Our common stock is traded on the American Stock Exchange under the symbol "COI." Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors subject to any preferential dividend rights of outstanding preferred stock. Upon the liquidation, dissolution, or winding up of Cogent, the holders of common stock are entitled to receive ratably the net assets of Cogent available after the payment of all debts and liabilities and subject to the prior rights of any outstanding preferred stock including the Series A, B, and C preferred stock. Holders of the common stock have no preemptive, subscription, redemption, or conversion rights.

Cogent Preferred Stock

        Voting.    Holders of preferred stock are entitled to vote together with holders of common stock at annual or special meetings of stockholders and may act by written consent in the same manner as holders of common stock upon the following basis: each holder of a share of preferred stock will be entitled to one vote for each share of common stock such holder would receive upon conversion of such share of preferred stock into common stock. Notwithstanding the foregoing, holders of Series A preferred stock shall have the authority to elect two of the members of our board of directors, holders of Series B preferred stock shall have the authority to elect one of the members of our board of directors, and holders of Series C preferred stock shall have the authority to elect one of the members of our board of directors.

        So long as 29,441,293 shares of preferred stock are outstanding, the affirmative vote or consent of the holders of two-thirds of the issued and outstanding shares of preferred stock, voting together as a single class, is required for certain corporate actions including the declaration of any dividends, the merger, consolidation, dissolution, liquidation, or sale of Cogent, and the increase or decrease in the aggregate number of authorized shares of common or preferred stock.

        Liquidation and Dividend Preferences.    Upon any liquidation of Cogent, holders of our Series A, B, and C preferred stock are entitled to receive certain preferences to holders of our common stock. In the event of a liquidation, before holders of common stock receive any distribution, holders of

Series A, B, and C preferred stock will receive payments particular to each series as set forth in the certificate of incorporation.

        Holders of Series C preferred stock shall be entitled to receive, when and as declared by the board of directors, cash dividends at a rate of 8% of the original Series C preferred stock purchase price per annum on each outstanding share of Series C preferred stock. Any partial payment will be made ratably among the holders of Series C preferred stock. Except for acquisitions of common stock by us pursuant to agreements which permit us to repurchase such shares at cost upon termination of services or acquisitions of common stock in exercise of our right of first refusal to repurchase such shares, we may not declare any dividends or make any other distribution on any other Cogent stock, called junior stock, until all dividends on the Series C preferred stock have been paid. If dividends are paid on any junior stock, we will pay an additional dividend on all outstanding shares of Series C preferred stock in an amount equal per share (on an as-if-converted to common stock basis) to the amount paid or set aside for each share of junior stock.

        Conversion and Antidilution Rights.    Shares of Series A, B and C preferred stock may be converted to common stock at any time. In order to determine the number of shares of common stock received in the conversion, the number of shares of preferred stock held by the converting holder is multiplied by the conversion rate applicable to those shares as calculated pursuant to the certificate of incorporation. All shares of preferred stock will automatically be converted into common stock upon the election of 66.66% of the outstanding shares of preferred stock or immediately upon the closing of a firmly underwritten public offering in which the aggregate pre-money valuation of Cogent is at least $500,000,000 and in which the gross cash proceeds are at least $50,000,000.

        If we engage in a stock split or reverse stock split, the applicable conversion prices will be proportionately decreased or increased, as the case may be. If we declare a common stock dividend or distribution, the conversion prices shall be adjusted by multiplying them by the quotient equal to the total number of shares of common stock issued and outstanding immediately prior to the issuance divided by the total number of shares of common stock issued and outstanding immediately prior to the issuance plus the number of shares of common stock issuable in payment of the dividend or distribution. If we declare a dividend payable in securities of the corporation other than common stock, the common stock is changed to a different type of stock, or if there is a capital reorganization, holders of preferred stock shall be entitled, upon conversion of their preferred stock, to receive an amount of securities or property equivalent to what they would have received if they had converted their preferred stock to common stock on the date of the dividend, reclassification, recapitalization, or capital reorganization.

        If we issue or sell additional shares of common stock for a price which is less than the then-effective Series A applicable conversion price in the case of Series A preferred stock, the Series B applicable conversion price in the case of Series B preferred stock, or the Series C applicable conversion price in the case of Series C preferred stock, then the conversion prices shall be reduced to prices calculated as prescribed by the certificate of incorporation.

        Preemptive, Co-Sale and Voting Rights.    We, David Schaeffer and the holders of our preferred stock entered into an Amended and Restated Stockholders Agreement that governs the sale and transfer of our capital stock and which sets forth agreements relating to the nomination and election of our directors. The Stockholders Agreement will terminate upon (1) the completion of an offering of our common stock in which (a) the pre-money valuation of Cogent is at least $500,000,000 and (b) the gross proceeds are at least $50,000,000, or (2) the sale of Cogent, whether by merger, sale, or transfer of more the ninety percent of its capital stock, or sale of substantially all of its assets.

        Pursuant to the Stockholders Agreement, we have agreed that, with certain exceptions, we will not issue, sell, or exchange any common stock, preferred stock, debt securities with equity features, or options or warrants unless we have first offered to sell such securities to our preferred stockholders who hold, individually or together with their affiliates at least 2,500,000 shares of the preferred stock. Mr. Schaeffer shall also be entitled to this participation right so long as he holds at least fifty percent of the common stock held by him on the date of the Stockholders Agreement.

        Mr. Schaeffer may not, while employed by us, sell, assign, or otherwise transfer any shares of common stock held by him until February 7, 2003. The foregoing restriction is subject to certain exceptions, including transfers by gift or bequest. If Mr. Schaeffer is no longer an employee of ours, the foregoing transfer restrictions shall be lifted as to a portion of his common stock. Mr. Schaeffer's transfer restrictions terminate upon the completion of (1) an offering described above, (2) the sale of the company, whether by merger, sale, or transfer of more than ninety percent of its capital stock, or sale of substantially all of its assets, or (3) conversion into common stock of all the then outstanding shares of preferred stock.

        If Mr. Schaeffer wishes to sell, assign, transfer, or otherwise dispose of any or all of his common stock to a third party who makes a purchase offer to Mr. Schaeffer, he must first offer to sell the shares to our preferred stockholders on terms at least as favorable as those of the proposed sale to the third party. If Mr. Schaeffer's sale or disposition of common stock, together with prior sales, transfers, or dispositions by Mr. Schaeffer, result in the transfer of more than twenty-five percent of the total number of shares of Mr. Schaeffer's common stock, each of our preferred stockholders will have the right to require, as a condition of the sale, that the third party purchase at the same price per share the same percentage of shares of common stock beneficially owned by them as is being purchased from the Mr. Schaeffer.

        Finally, the parties to the Stockholders Agreement have agreed to vote to elect as directors two people designated by the holders of a majority of the shares of the common stock, two people designated by the holders of a majority in interest of the then outstanding Series A preferred stock, one person designated by the holders of a majority in interest of the then outstanding Series B preferred stock, one person designated by the holders of a majority in interest of the then outstanding Series C preferred stock, and one person who shall be a person highly knowledgeable about the industry in which we operate and who is unaffiliated with our management.

        Registration Rights.    According to the terms of the Amended and Restated Registration Rights Agreement, the holders of Restricted Stock have rights to require registration of such stock. Restricted Stock means the common stock acquired by the conversion of preferred stock and the common stock which would be issuable to a holder of preferred stock upon the conversion of all the shares of preferred stock then held by such holder. At any time after the sixth month anniversary of the date of the closing of the merger with Allied Riser, the holders of more than one-third of the total number of shares of restricted stock, or a lesser percent if the anticipated offering price less underwriting discounts and commissions would be at least $5,000,000, may request that we register all or any portion of their shares of restricted stock under the Securities Act.

        When we receive a registration request, we will notify all holders of restricted stock of the registration request and allow them thirty days to request that their stock be included in the registration. We will then use our best efforts to register the shares for public sale under the Securities Act. We may include in the registration shares of common stock to be sold for our own account so long as that inclusion does not adversely affect the marketing of the restricted stock. In addition, if the managing underwriter believes that including all of the restricted stock requested to be registered would adversely affect the marketing of such shares, we may reduce the number of shares to be registered, giving holders of Series C preferred stock preference as to registration followed by holders of Series A and B preferred stock together. If we propose to register any of our securities under the Securities Act for sale to the public, we will give written notice to all holders of restricted stock and will, upon receiving the written request of any such holder, use our best efforts to include that holder's restricted stock in the registration. If the managing underwriter believes that including all of the restricted stock requested to be registered would adversely affect the marketing of such shares, we may reduce the number of shares to be registered, giving holders of Series C preferred stock preference as to registration followed by holders of Series A and B preferred stock together.

Cisco Warrants

        In connection with our credit facility, we granted warrants to Cisco Systems Capital Corporation to purchase up to 710,216 of the shares of our common stock. In addition, we have granted to Cisco Systems Capital registration rights with respect to the common stock it obtains through the exercise of these warrants.

Warrants Issued by Allied Riser

        In connection with agreements that it entered into with various landlords relating to building access rights, Allied Riser granted warrants to such landlords for shares of its common stock. In connection with the merger we assumed the obligations related to these warrants which, if exercised, could be converted into approximately 150,000 shares of our common stock.

SELLING SECURITY HOLDERS

        No offer or sale under this prospectus may be made by a holder of shares of our common stock unless that holder is listed in the table below or until that holder has notified us and a supplement to this prospectus has been filed or an amendment to the registration statement has become effective. We will supplement or amend this prospectus to include additional selling security holders reasonably promptly after we receive all required information from the additional selling security holders.

        The following table sets forth information with respect to:

  •
  the name of each selling security holder; and

  •
  the amount of our common stock being offered for sale by that selling security holder.

        With respect to the shares of common stock issuable upon the conversion of Allied Riser's 7.5% convertible subordinated notes due 2007 and shares that may be issued as payment-in-kind of interest on the notes, the information presented in the table is as of August 1, 2001, and is based on information provided to Allied Riser by or on behalf of the selling holders of its 7.5% convertible subordinated notes due 2007. Such selling security holders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information regarding their notes to Allied Riser. In addition, the selling security holders may convert all, some or none of the notes, we may or may not exercise our right to issue shares of our common stock to the selling security holders as payment-in-kind of the interest on the notes, and thereafter the selling security holders may offer all, some or none of our common stock issued to them upon conversion of the notes or upon payment-in-kind of the interest on the notes. Accordingly, no estimate can be given as to the amount of our common stock that may be offered by the selling security holders. The total number of our shares that may be sold by such selling security holders under this prospectus whether individually or as a group, however, is limited to 5,144,828 shares.

        With respect to our four stockholders offering shares of our common stock acquired by such stockholders in our merger with Allied Riser hereunder, the table sets forth information as of June 26, 2002.

Name of Selling Security Holder	Number of Shares that May Be Offered
AFRA Health Fund	—
Argent Classic Convertible Arbitrage Fund (Bermuda) L.P.	—
Aristeia International, Ltd.	—
Aristeia Trading, L.P.	—
Bank Austria Cayman Islands, Ltd.	—
Bear, Stearns & Co. Inc.	—
Black Diamond Offshore, Ltd.	—
BNP Arbitrage SNC	—
BNP Cooper Neff Convertible Strategies Fund, L.P.	—
Brown and Williamson Tobacco Master Retirement Trust	—
Convexity Partners LP	—
Credit Research & Trading LLC	—
D. E. Shaw Investments, L.P.	—
D. E. Shaw Valence, L.P.	—
Delaware Group Dividend and Income Fund, Inc.	—
Delaware Group Global Dividend and Income Fund, Inc.	—
Delaware Group Premium Fund-Convertible Securities Series	—
Delaware Retirement Income Fund	—

Deutsche Bank Securities Inc.	—
Double Black Diamond Offshore, LDC	—
Elliot Associates, L.P.	—
Global Capital Securities Corporation	—
Harris Insight Convertible Securities Fund	—
Highbridge International LLC	—
ING Barings	—
J.B. Hanauer & Co.	—
JMG Capital Partners, LP	—
JMG Convertible Investments, LP	—
JMG Triton Offshore Fund, Ltd.	—
Leonardo L.P.	—
Lonestar Partners, LP	—
Mainstay Convertible Fund	—
Mainstay Strategic Value Fund	—
Mainstay VP Convertible Portfolio	—
McMahan Securities Co. L.P.	—
Merced Partners Limited Partnership	—
New York Life Separate Account	—
Peoples Benefit Life Insurance Company	—
R2 Investments, LDC	—
Sagamore Hill Hub Fund Ltd.	—
St. Albans Partners Ltd.	—
The Northwestern Mutual Life Insurance Company	—
Tribeca Investments LLC	—
Triton Capital Investments, Ltd.	—
Ventana Partners, L.P.	—
Westgate International, L.P.	—
White River Securities L.L.C.	—
Worldwide Transactions, Ltd.	—
Gerald K. Dinsmore (1)	32,168
Michael R. Carper (1)(2)	8,987
Terri L. Compton (1)	6,470
R. David Spreng (1)	322

Total	5,192,775

(1)
Messrs. Dinsmore, Carper, Compton and Spreng are former executive officers and/or directors of Allied Riser, and as such are offering their shares of our common stock hereunder as underwriters within the meaning of Section 2(11) of the Securities Act of 1993 and pursuant to Rule 145(c) promulgated thereunder.

(2)
Mr. Carper is a consultant to Cogent.

        None of the selling stockholders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with Cogent within the past three years other than Mr. Carper, who is a consultant to Cogent.

PLAN OF DISTRIBUTION

        The securities being offered by this prospectus may be sold from time to time to purchasers directly by the selling security holders listed in the table set forth in "Selling Security Holders" or, alternatively, through underwriters, broker-dealers or agents. The selling security holders may offer the securities at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

  •
  on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale;

  •
  in the over-the-counter market;

  •
  in transactions otherwise than on an exchange or over-the-counter market; and

  •
  through the writing of options.

        In connection with sales of the securities, the selling security holders may enter into hedging transactions with broker-dealers, who may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling security holders may also sell the securities short and deliver them to close out the short positions, or loan or pledge the securities to broker-dealers that in turn may sell them.

        The selling security holders, and any of their brokers, dealers or agents who participate in the distribution of the securities may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933 and pursuant to Rule 145(c) promulgated thereunder. Any profits on the sale of the securities by them and any discounts, commissions, or concessions received by any brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

        To our best knowledge, there are currently no plans, arrangements or understandings between any selling security holders and any broker, dealer, agent or underwriter regarding the sale of the securities by the selling security holders.

        At any time a particular offer of the securities is made, a revised prospectus or supplement, if required, will be distributed that will set forth the aggregate amount and type of securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from the selling security holders and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Any supplement and, if necessary, a post-effective amendment to the registration statement, of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the securities. In addition, the securities covered by this prospectus may be sold in private transactions or under Rule 144 rather than under this prospectus.

        We have agreed to indemnify the selling security holders against specified liabilities under the Securities Act and to pay substantially all of the expenses incidental to the registration, offering and sale of the securities to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL STATEMENTS

        The following unaudited condensed combined pro forma financial statements ("the pro forma financial statements") and explanatory notes have been prepared to give effect to the February 4, 2002 merger between Cogent and Allied Riser Communications Corporation, Cogent's September 6, 2001 acquisition of certain assets of NetRail, Inc., and Cogent's April 2, 2002 acquisition of certain assets of PSINet, Inc., using the purchase method of accounting for business combinations. The merger and acquisition of certain PSINet, Inc. and NetRail, Inc. assets are being accounted for as purchase business combinations. as defined by SFAS No. 141. Cogent is the acquiring enterprise for purposes of accounting for the merger, and the PSINet and NetRail asset acquisitions.

        In accordance with Article 11 of Regulation S-X under the Securities Act, unaudited condensed combined pro forma balance sheet ("the pro forma balance sheet") as of March 31, 2002, and unaudited condensed combined pro forma statements of operations ("the pro forma statements of operations") for the three months ended March 31, 2002, and the year ended December 31, 2001, have been prepared to reflect, for accounting purposes, the merger of Allied Riser and Cogent, the impact of Cogent's October 2001 credit facility, and the acquisitions by Cogent of certain assets of PSINet, Inc. and NetRail, Inc. For all periods included in the pro forma statements of operations, the average number of common and common equivalent shares gives effect to the exchange ratio of one share of Allied Riser for 0.0321679 shares of Cogent.

        The following pro forma financial statements have been prepared based upon the historical financial statements of Cogent, PSINet, Allied Riser and NetRail, respectively. The pro forma financial statements should be read in conjunction with (a) the historical consolidated financial statements of Cogent as of December 31, 2001 and 2000, for the year s ended December 31, 2001 and 2000, and for the period from inception (August 9, 1999) to December 31, 1999, and the unaudited condensed consolidated financial statements as of March 31, 2002, and for the three month periods ended March 31, 2002 and 2001, included in this registration statement; (b) the historical consolidated financial statements and related notes thereto of Allied Riser and NetRail included in this registration statement; and (c) the historical statements and related notes thereto of PSINet, Inc. included in this registration statement. See "Index to Financial Statements."

        The pro forma balance sheet as of March 31, 2002, assumes that the April 2, 2002 acquisition of certain assets of PSINet was completed on March 31, 2002. The pro forma balance sheet includes historical unaudited consolidated balance sheet data of Cogent and PSINet as of March 31, 2002. The Allied Riser merger closed on February 4, 2002 and the acquisition of certain assets of NetRail occurred on September 6, 2001. As a result these transactions are reflected in Cogent's March 31, 2002 historical balance sheet.

        The pro forma statements of operations assume the merger and Cogent's acquisitions of certain assets of PSINet, Inc. and NetRail, Inc. occurred on January 1, 2001. The pro forma statements of operations for the year ended December 31, 2001, include the historical consolidated statement of income data of Cogent, PSINet and Allied Riser for the year ended December 31, 2001 and the historical consolidated unaudited statement of operations data of NetRail for the period from January 1, 2001 to the acquisition date—September 6, 2001. The pro forma statements of operations for the three month period ended March 31, 2002, include the historical consolidated unaudited statement of operations data of Cogent and PSINet, for the three month period ended March 31, 2002 and the historical consolidated unaudited statement of operations data of Allied Riser for the period from January 1, 2002 to January 31, 2002. Allied Riser's operating data for the period from February 1, 2002 to the merger date—February 4, 2002, was not significant.

        The pro forma financial statements are provided for illustrative purposes only, and are not necessarily indicative of the operating results or financial position that would have occurred if these transactions had been consummated at the beginning of the periods or on the dates indicated, nor are they necessarily indicative of any future operating results or financial position. The pro forma financial statements do not include any adjustments related to any restructuring charges, profit improvements, potential costs savings, or one-time charges which may result from these transactions or the final result of valuations of property, plant and equipment, intangible assets, debt, and other obligations. Cogent is currently integrating the operations of the Allied and PSINet, which will involve costs including, among others, the settlement of operating commitments, which are material.

 COGENT COMMUNICATIONS GROUP, INC.
UNAUDITED CONDENSED COMBINED PRO FORMA BALANCE SHEET
AS OF MARCH 31, 2002
(DOLLARS IN THOUSANDS)

	Historical Cogent	Historical PSINet	PSINet Pro Forma Acquisition Adjustments		Cogent & PSINet Pro Forma Combined
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$98,109	$—	$(6,450	)(a)	$91,659
Short-term investments	3,959	—	—		3,959
Accounts receivable, net	2,178	2,738	—		4,916
Prepaid expenses and other current assets	6,145	134	—		6,279

Total current assets	110,391	2,872	—		106,813
PROPERTY AND EQUIPMENT, net	251,621	8,889	(8,643	)(b)	251,867
GOODWILL AND OTHER INTANGIBLE ASSETS, net	9,457	—	9,604	(c)	19,061
OTHER ASSETS, net	22,713	—	(3,000	)(d)	19,713

Total assets	$394,182	$11,761	—		$397,454

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$4,506	$—	—		$4,506
Accrued liabilities	25,030	2,472	800	(e)	28,302
Current maturities of capital lease obligations	2,398	—	—		2,398

Total current liabilities	31,934	2,472	—		35,206
CAPITAL LEASE OBLIGATIONS, net of current maturities	31,267	—	—		31,267
LONG-TERM LIABILITIES:
Credit facility	191,919	—	—		191,919
Other long term liabilities	1,150	—	—		1,150
Convertible notes, net of discount	33,994	—	—		33,994

Total liabilities	290,264	2,472			293,536

STOCKHOLDERS' EQUITY:
Convertible preferred stock, Series A	25,892	—	—		25,892
Convertible preferred stock, Series B	90,009	—	—		90,009
Convertible preferred stock, Series C	61,345	—	—		61,345
Common stock	4	—	—		4
Additional paid-in capital	48,432	—	—		48,432
Warrants	9,013	—	—		9,013
Deferred compensation	(9,892)	—	—		(9,892)
Accumulated other comprehensive loss	(2)	—	—		(2)
Accumulated (deficit)	(120,883)	9,289	(9,289	)(f)	(120,883)

Total stockholders' equity	$103,918	$9,289			103,918

Total liabilities and stockholders' equity	$394,182	$11,761			$397,454

See Notes to Unaudited Condensed Combined Pro Forma Balance Sheet

NOTES TO THE UNAUDITED CONDENSED COMBINED PRO FORMA BALANCE SHEET
AS OF MARCH 31, 2002

(a)
Represents cash paid of $6.5 million in April 2002.

(b)
Represents the adjustment to record PP&E to its estimated fair value of $246,000

(c)
Represents the excess of the purchase price over the estimated fair value of net assets acquired:

  The PSINet purchase price allocation is preliminary and may change upon final determination of the fair value of the assets and liabilities acquired.

PSINet, Inc.	Amounts in Thousands
Cash paid	$9,450
Transaction expenses	800

Total purchase price	10,250

Estimated fair value of net assets acquired	646

Purchase price in excess of estimated fair value	$9,604

Purchase price allocated to:
Customer contracts	$3,940
Peering agreements	3,940
Trade name	1,478
Non-compete agreement	246

Total	$9,604

  The assets acquired are being depreciated using the straight-line method over the following useful lives.

Peering agreements	3 years
Customer contracts	2 years
Trade name	3 years
Non-compete agreement	5 years
(d)
Represents the elimination of $3.0 million prepaid under the due diligence agreement. This amount was credited towards the total acquisiton price of $9.5 million.

(e)
Represents the estimated transaction costs

(f)
Represents the elimination of the historical equity balance

COGENT COMMUNICATIONS GROUP, INC.
UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2001
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Historical Cogent	Historical Netrail	NetRail Pro Forma Acquisition Adjustments		Cogent & NetRail Pro Forma Combined	Cogent Pro Forma Financing Adjustments		Adjusted Cogent	Historical Allied	Allied Pro Forma Acquisition Adjustments		Cogent, NetRail, & Allied Pro Forma Combined	Historical PSINet	PSINet Pro Forma Adjustments		Cogent, PSINet, Allied & NetRail Combined
REVENUE:
Network services	$3,018	$8,594	$(6,936	)(a)	$4,676	—		$4,676	$19,998	$(1,222	)(h)	$23,452	$56,916			$80,368
Value added services	—	—	—		—				5,754	—		5,754	—	—		5,754

Total revenue	3,018	8,594			4,676			4,676	25,752			29,206	56,916			86,122
OPERATING EXPENSES:
Network operations	19,990	19,128	(17,818	)(b)	21,300	—		21,300	61,681	(1,222	)(h)	81,759	50,752	(2,184	)(m)	130,328
Cost of value added services	—	—	—		—	—		—	4,126	—		4,126	—	—		4,126
Selling, general and administrative expenses	27,322	9,113	(9,113	)(c)	27,322	—		27,322	63,600	—		90,922	14,185	(11,538	)(m)	93,569
Depreciation and amortization	13,535	1,360	1,593	(d)	16,488	236	(f)	16,724	39,527	(39,527	)(i)	16,724	92,962	(89,075	)(n)	20,611
Amortization of deferred compensation	3,265	—	—		3,265			3,265	4,072	—		7,337	—	—		7,337
Asset write-down	—	—	—		—	—		—	214,585	—		214,584	295,521	(295,521	)(p)	214,584

Total operating expenses	64,112	29,601			68,375			68,611	387,590			415,452	453,420			470,555

OPERATING LOSS	(61,094)	(21,007)			(63,699)			(63,935)	(361,838)			(386,246)	(396,504)			(384,433)
OTHER INCOME (EXPENSE):
Interest expense	(7,945)	(1,040)	1,040	(c)	(7,945)	(669	)(g)	(8,614)	(13,935)	(13,475	)(j)	(36,024)	—	—		(36,024)
Interest and other income	2,126	139	(496	)(e)	1,769	—		1,769	7,518	—		9,287	—	(378	)(o)	8,909

Total other income (expense)	(5,819)	(901)			(6,176)			(6,845)	(6,417)			(26,737)	—			(27,115)

LOSS BEFORE INCOME TAXES	(66,913)	(21,908)			(69,875)			(70,780)	(368,255)			(412,983)	(396,504)			(411,548)

PROVISION FOR INCOME TAXES	—	—	—		—	—		—	7,578	—		7,578	—	—		7,578

NET LOSS	$(66,913)	$(21,908)			$(69,875)			$(70,780)	$(360,677)			$(405,405)	$(396,504)			(403,970)

BASIC & DILUTED NET LOSS PER COMMON SHARE (l)	$(47.59)				$(49.70)				$(6.04)			$(115.31)				$(114.90)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	1,406,007				1,406,007				59,704,000	2,109,768	(k)	3,515,775				3,515,775

See Notes to Unaudited Condensed Combined Pro Forma Statement of Operations for the year ended December 31, 2001.

NOTES TO THE UNAUDITED CONDENSED COMBINED PRO FORMA
STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2001

  (a)
  Represents the elimination of revenue generated by customers whose contracts were not acquired by Cogent.

  (b)
  Represents the elimination of expenses generated by assets not acquired by Cogent. Retained expenses include network costs under contracts assumed by Cogent. Under the asset purchase agreement, Cogent assumed contracts for network services which totaled approximately $1.3 million in network costs for the year ended December 31, 2001. This $17.8 million adjustment eliminates expenses related to contracts which were not acquired and are in excess of the $1.3 million.

  (c)
  Represents the elimination of expenses generated by assets not acquired by Cogent. Under the asset purchase agreement, Cogent did not acquire or assume obligations recorded as selling general and administrative expenses by NetRail. This adjustment eliminates $9.1 million of selling, general and administrative expenses related to obligations and commitments which were not acquired.

  (d)
  Represents (1) the elimination of the historical depreciation and amortization of $1.4 million plus (2) the increase in amortization and depreciation of $3.0 million from the amortization of assets acquired.

Amounts in Thousands
NetRail
Purchase consideration:
Cash paid	$11,886
Transaction expenses	204

Total purchase price	$12,090

Estimated fair value of assets acquired:
Tangible assets	350
Peering agreements	$11,036
Customer contracts	704

$12,090

    The purchase price allocation is preliminary and may change upon final determination of the fair value of assets and liabilities acquired.

    The assets acquired are being depreciated using the straight-line method over the following useful lives.

Peering agreements	3 years
Customer contracts	3 years
Tangible assets	3-7 years
  (e)
  Represents (1) the elimination of historical interest income of $0.1 million plus (2) the estimated reduction to interest income of $0.4 million from the reduction in cash of $12.0 million.

  (f)
  Represents amortization of the commitment fee of $2.0 million paid to Cisco Capital in connection with Cogent's October 2001 credit facility over the remaining seven year term of the credit facility.

  (g)
  Represents the amortization of debt issuance costs associated with warrants for 0.6 million shares of Cogent's common stock amortized over the remaining seven year term of the credit facility. These warrants were issued to Cisco Capital in connection with Cogent's October 2001 credit facility.

  (h)
  Represents the elimination of transactions between NetRail and Allied Riser. Allied Riser was a customer of NetRail.

  (i)
  Represents the reduction to depreciation and amortization expense resulting from the allocation of negative goodwill.

  (j)
  Represents increased interest expense resulting from the write down of Allied Riser's convertible notes to their fair value and the resulting additional amortization of discount. The adjustment required to record Allied Riser's convertible notes at their fair value results in an amortization of the discount resulting in additional interest expense.

  (k)
  Represents the effect of issuing 2.1 million shares of Cogent common stock for all of the outstanding shares of Allied Riser common stock in the merger. Based upon a conversion ratio of 0.0321679 shares of Cogent common stock issued for each share of Allied Riser common stock. The conversion ratio was determined based upon Cogent's common stock on a fully diluted basis.

  (l)
  Historical basic and diluted loss per common share and pro forma basic and diluted net loss per common share are the same, because Cogent, Allied Riser and the pro forma combined company would have a loss and the effect of common stock equivalents would be anti-dilutive. Excludes a non-cash beneficial conversion charge of $24.2 million resulting from the adjustment of the conversion rate of Cogent's Series B preferred stock (see Note 9 to Cogent's 2001 audited financial statements).

  (m)
  Represents the elimination of expenses allocated to the acquired business, however, generated by assets not acquired by Cogent including taxes, software maintenance and license fees based upon PSINet's historical cost, and allocated advertising costs and occupancy charges. Under the asset purchase agreement, Cogent did not acquire or assume obligations recorded as network operations and selling general and administrative expenses by PSINet.

  (n)
  Represents the elimination of the historical depreciation and amortization expense of $93.0 million offset by the increase in amortization expense of $3.7 million from the acquired assets.

  (o)
  Represents the reduction in interest income of $0.4 million for the use of cash of $9.5 million to purchase the acquired assets

  (p)
  Represents the elimination of the asset impairment recorded by PSINet.

COMMUNICATIONS GROUP, INC.
UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2002
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Historical Cogent	Historical Allied for the Period From January 1, 2002 to January 31, 2002	Allied Pro Forma Adjustments		Cogent & Allied Combined	Historical PSINet	PSINet Pro Forma Adjustments		Cogent, PSINet and Allied Pro Forma Combined
REVENUE:
Network services	$3,542	$380	$—		3,922	14,105	—		$18,027
Value added services	—	10	—		10	—	—		10

Total revenue	3,542	390			3,932	14,105			18,037
OPERATING EXPENSES:
Network operations	6,908	1,076	—		7,984	11,206	(950	)(d)	18,240
Cost of value added services	—	5	—		5	—	—		5
Selling, general and administrative expenses	6,640	4,768	—		11,408	1,834	(1,153	)(d)	12,089
Depreciation and amortization	6,677	847	(847	)(a)	6,677	1,082	(95	)(e)	7,664
Amortization of deferred compensation	—	274	—		274	—	—		274

Total operating expenses	20,225	6,970			26,348	14,122			38,272

OPERATING (LOSS) INCOME	(16,683)	(6,580)			(22,416)	(17)			(20,235)

OTHER INCOME (EXPENSE):
Interest expense	(7,060)	(741)	(1,394	)(b)	(9,195)	—	—		(9,195)
Interest and other income	1,257	(213)	—		1,044	—	(63	)(f)	981

Total other income (expense)	(5,803)	(954)			(8,151)	—			(8,214)

(LOSS) INCOME BEFORE INCOME TAXES	(22,486)	(7,534)			(30,567)	(17)			(28,449)
PROVISION FOR INCOME TAXES	—	—	—		—	—	—		—

NET (LOSS) INCOME	$(22,486)	$(7,534)			(30,567)	(17)			$(28,449)

BASIC & DILUTED NET LOSS PER COMMON SHARE (l)	$(8.52)	$(0.13)			$(8.84)				$(8.23)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	2,637,951	59,704,000	820,465	(c)	3,548,416				3,458,416

See Notes to Unaudited Condensed Combined Pro Forma Statement of Operations for the
three months ended March 31, 2002.

 NOTES TO THE UNAUDITED CONDENSED COMBINED PRO FORMA
STATEMENT OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2002

(a)
Represents the reduction to depreciation and amortization expense resulting from the allocation of negative goodwill.

(b)
Represents increased interest expense resulting from the write down of Allied Riser's convertible notes and capital leases to their fair value and the resulting additional amortization of discount.

(c)
Represents the weighted average effect of issuing 2.1 million shares of Cogent common stock for all of the outstanding shares of Allied Riser common stock in the merger. Based upon a conversion ratio of 0.0321679 shares of Cogent common stock issued for each share of Allied Riser common stock. The conversion ratio was determined based upon Cogent's common stock on a fully diluted basis.

(d)
Represents the elimination of expenses allocated to the acquired business, however, generated by assets not acquired by Cogent. Under the asset purchase agreement, Cogent did not acquire or assume obligations recorded as network operations and selling general and administrative expenses by PSINet.

(e)
Represents the elimination of the historical depreciation and amortization expense of $1.1 million offset by the increase in amortization expense of $1.0 million from the acquired assets.

(f)
Represents the reduction in interest income for the use of cash of $9.5 million to purchase the acquired assets

VALIDITY OF COMMON STOCK

        Certain legal matters in connection with the offering and sale of Cogent's common stock will be passed upon for Cogent by Latham & Watkins, Washington, D.C.

EXPERTS

        The audited financial statements of Cogent Communications Group, Inc. and Subsidiaries and Allied Riser Communications Corporation and Subsidiaries included in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto. The reports of Arthur Andersen LLP on the financial statements of Cogent and Allied Riser have been included in this prospectus in reliance on the status of Arthur Andersen as an expert in the field of accounting. We have not been able to obtain, after reasonable efforts, the written consent of Arthur Andersen LLP to our naming it in this prospectus as having certified these consolidated financial statements for the three years ended December 31, 2001, as required by Section 7 of the Securities Act. Accordingly, Arthur Andersen may not have any liability under Section 11 of the Securities Act of 1933 for false and misleading statements and omissions contained in the prospectus, including the financial statements, and any claims against Arthur Andersen related to any such false and misleading statements may be limited.

        The Statement of Assets Acquired and Liabilities Assumed and the Statement of Revenues and Direct Expenses of PSINet Inc. Project Phoenix as of and for the year ended December 31, 2001 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

        The December 31, 2000 audited financial statements of NetRail, Inc. and Subsidiaries included in this prospectus have been audited by Habif, Arogeti & Wynne, LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

        The 1999 financial statements of NetRail, Inc. included in this prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the period set forth in their report (which contains an explanatory paragraph regarding NetRail, Inc.'s ability to continue as a going concern) appearing elsewhere herein, and is included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement on Form S-1 to register with the SEC the Cogent common stock into which Allied Riser's notes are convertible. This prospectus is a part of that registration statement. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Cogent and the common stock into which the notes are convertible. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. Summaries contained in this prospectus of the contents of any agreement or other document referred to in this prospectus are not necessarily complete and we refer you to the complete copy of that agreement or other document for its precise legal terms and other information that may be important to you.

        In addition we have filed a registration statement on Form S-4 to register with the SEC the Cogent common stock to be issued to Allied Riser stockholders in the merger. You may read and copy that registration statement at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The registration statement on Form S-4 is also available to the public from commercial document retrieval services and at the Web site maintained by the SEC at http://www.sec.gov.

        We have not authorized anyone to give any information or make any representation about our companies that is different from, or in addition to, that contained in this prospectus or in any of the materials that we have incorporated by reference into this prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you. The information contained in this prospectus speaks only as of the date of this document unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

COGENT COMMUNICATIONS GROUP, INC. FINANCIAL STATEMENTS
Report of Independent Public Accountants
Consolidated Balance Sheets as of December 31, 2000 and 2001
Consolidated Statements of Operations for the period from inception (August 9, 1999) to December 31, 1999, and for the years ended December 31, 2000 and December 31, 2001
Consolidated Statements of Changes in Stockholders' Equity for the period from inception (August 9, 1999) to December 31, 1999, and for the years ended December 31, 2000 and December 31, 2001
Consolidated Statements of Cash Flows for the period from inception (August 9, 1999) to December 31, 1999, and for the years ended December 31, 2000 and December 31, 2001
Notes to Consolidated Financial Statements
Consolidated Balance Sheet as of March 31, 2002 (Unaudited)
Consolidated Statements of Operations for the three months ended March 31, 2001 and March 31, 2002 (Unaudited)
Consolidated Statements of Cash Flows for the three months ended March 31, 2001 and March 31, 2002 (Unaudited)
Notes to Consolidated Financial Statements (Unaudited)
PSINET INC. STATEMENTS
Report of Independent Accountants
Statement of Assets Acquired and Liabilities Assumed as of December 31, 2001 and March 31, 2002 (unaudited)
Statements of Revenues and Direct Expenses for the year ended December 31, 2001 and the three months ended March 31, 2002 (unaudited) and March 31, 2001 (unaudited)
Notes to Statements
ALLIED RISER COMMUNICATIONS CORPORATION FINANCIAL STATEMENTS
Report of Independent Public Accountants
Consolidated Balance Sheets as of December 31, 2000 and 2001
Consolidated Statements of Income (Loss) for the years ended December 31, 1999, 2000 and 2001
Consolidated Statements of Stockholder's Equity for the years ended December 31, 1999, 2000 and 2001
Consolidated Statements of Cash Flows for the years ended December 31, 1999, 2000 and 2001
Notes to Consolidated Financial Statements
NETRAIL, INC. FINANCIAL STATEMENTS
Report of Independent Certified Public Accountants
Balance sheet as of December 31, 1999
Statement of operations—year ended December 31, 1999
Statement of stockholders' equity (capital deficit)—year ended December 31, 1999
Statement of cash flows—year ended December 31, 1999
Notes to financial statements—December 31, 1999
Report of Independent Certified Public Accountants
Consolidated balance sheet as of December 31, 2000
Consolidated statement of operations—year ended December 31, 2000
Consolidated statement of stockholders' equity (capital deficit)—year ended December 31, 2000
Consolidated statement of cash flows—year ended December 31, 2000
Notes to consolidated financial statements—December 31, 2000

 REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Cogent Communications Group, Inc., and Subsidiaries:

        We have audited the accompanying consolidated balance sheets of Cogent Communications Group, Inc. (a Delaware corporation), and Subsidiaries (together the Company) as of December 31, 2000 and 2001, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the period from inception (August 9, 1999) to December 31, 1999, and for the years ended December 31, 2000 and 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cogent Communications Group, Inc., and Subsidiaries as of December 31, 2000 and 2001, and the results of their operations and their cash flows for the period from inception (August 9, 1999) to December 31, 1999, and for the years ended December 31, 2000 and 2001, in conformity with accounting principles generally accepted in the United States.

                      ARTHUR ANDERSEN LLP

Vienna, Virginia
March 1, 2002 (except with respect to the matters discussed in
Note 14, as to which the date is March 27, 2002)

COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2000 AND 2001
(IN THOUSANDS, EXCEPT SHARE DATA)

	2000	2001
Assets
Current assets:
Cash and cash equivalents	$65,593	$49,017
Short term investments	—	1,746
Prepaid expenses and other current assets	3,281	2,171
Accounts receivable, net of allowance for doubtful accounts of $112 in 2001	—	1,156

Total current assets	68,874	54,090
Property and equipment:
Property and equipment	111,991	249,057
Accumulated depreciation and amortization	(338)	(13,275)

Total property and equipment, net	111,653	235,782
Intangible assets:
Intangible assets	—	11,740
Accumulated amortization	—	(1,304)

Total intangible assets, net	—	10,436
Other assets	7,213	19,461

Total assets	$187,740	$319,769

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$2,601	$3,623
Accrued liabilities	2,955	3,462
Current maturities, capital lease obligations	10,697	426

Total current liabilities	16,253	7,511
Cisco credit facility	67,239	181,312
Capital lease obligations, net of current	—	20,732

Total liabilities	83,492	209,555

Commitments and contingencies:
Stockholders' equity:
Convertible preferred stock, Series A, $0.001 par value; 26,000,000 shares authorized, issued, and outstanding; liquidation preference of $29,417	25,892	25,892
Convertible preferred stock, Series B, $0.001 par value; 20,000,000 shares authorized; 19,809,783 shares issued and outstanding; liquidation preference of $99,012	90,009	90,009
Convertible preferred stock, Series C, $0.001 par value; 52,173,463 shares authorized; 49,773,402 shares issued and outstanding in 2001: none in 2000; liquidation preference of $100,000	—	61,345
Common stock, $0.001 par value; 21,100,000 shares authorized; 1,400,698 and 1,409,814 shares issued and outstanding, respectively	1	1
Additional paid-in capital	189	38,724
Deferred compensation	—	(11,081)
Stock purchase warrants	—	8,248
Accumulated deficit	(11,843)	(102,924)

Total stockholders' equity	104,248	110,214

Total liabilities and stockholders' equity	$187,740	$319,769

The accompanying notes are an integral part of these consolidated balance sheets.

COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE PERIOD FROM INCEPTION (AUGUST 9, 1999) TO
DECEMBER 31, 1999, AND FOR THE YEARS ENDED DECEMBER 31, 2000 AND 2001
(IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)

	1999	2000	2001
Service revenue	$—	$—	$3,018
Operating expenses:
Network operations (including $307 of amortization of deferred compensation in 2001)	—	3,040	20,297
Selling, general, and administrative (including $2,958 of amortization of deferred compensation in 2001)	82	10,845	30,280
Depreciation and amortization	—	338	13,535

Total operating expenses	82	14,223	64,112

Operating loss	(82)	(14,223)	(61,094)
Interest income	—	3,433	1,914
Interest expense	—	(1,105)	(7,945)
Other income	—	134	212

Net loss	$(82)	$(11,761)	$(66,913)

Beneficial conversion of preferred stock	—	—	(24,168)

Net loss applicable to common stock	$(82)	$(11,761)	$(91,081)

Basic and diluted net loss per common share	$(0.06)	$(8.51)	$(64.78)

Weighted-average common shares (basic and diluted)	1,360,000	1,382,360	1,406,007

The accompanying notes are an integral part of these consolidated statements.

COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE PERIOD FROM INCEPTION (AUGUST 9, 1999) TO
DECEMBER 31, 1999 AND FOR THE YEARS ENDED DECEMBER 31, 2000 AND 2001
(IN THOUSANDS, EXCEPT SHARE AMOUNTS)

						Convertible preferred stock— Series A		Convertible preferred stock— Series B		Convertible preferred stock— Series C
	Common stock
			Additional paid-in capital	Deferred compensation	Stock purchase warrants							Accumulated deficit	Total stockholders' equity
	Shares	Amount				Shares	Amount	Shares	Amount	Shares	Amount
Balance, August 9, 1999 (date of inception)	—	$—	$—	$—	$—	—	$—	—	$—	—	$—	$—	$—
Issuance of common stock	1,360,000	1	99	—	—	—	—	—	—	—	—	—	100
Net loss	—	—	—	—	—	—	—	—	—	—	—	(82)	(82)

Balance, December 31, 1999	1,360,000	1	99	—	—	—	—	—	—	—	—	(82)	18
Exercises of stock options	40,698	—	90	—	—	—	—	—	—	—	—	—	90
Issuance of Series A convertible preferred stock, net	—	—	—	—	—	26,000,000	25,892	—	—	—	—	—	25,892
Issuance of Series B convertible preferred stock, net	—	—	—	—	—	—	—	19,809,783	90,009	—	—	—	90,009
Net loss	—	—	—	—	—	—	—	—	—	—	—	(11,761)	(11,761)

Balance, December 31, 2000	1,400,698	1	189	—	—	26,000,000	25,892	19,809,783	90,009	—	—	(11,843)	104,248
Exercises of stock options	9,116	—	21	—	—	—	—	—	—	—	—	—	21
Issuance of stock purchase warrants	—	—	—	—	8,248	—	—	—	—	—	—	—	8,248
Issuance of Series C convertible preferred stock, net	—	—	—	—	—	—	—	—	—	49,773,402	61,345	—	61,345
Deferred compensation	—	—	14,346	(14,346)	—	—	—	—	—	—	—	—	—
Beneficial conversion — Series B convertible preferred stock	—	—	24,168	—	—	—	—	—	—	—	—	(24,168)	—
Amortization of deferred compensation	—	—	—	3,265	—	—	—	—	—	—	—	—	3,265
Net loss	—	—	—	—	—	—	—	—	—	—	—	(66,913)	(66,913)

Balance at December 31, 2001	1,409,814	$1	$38,724	$(11,081)	$8,248	26,000,000	$25,892	19,809,783	$90,009	49,773,402	$61,345	$(102,924)	$110,214

The accompanying notes are an integral part of these consolidated statements.

COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE PERIOD FROM INCEPTION (AUGUST 9, 1999) TO DECEMBER 31, 1999,
AND FOR THE YEARS ENDED DECEMBER 31, 2000 AND 2001
(IN THOUSANDS)

	1999	2000	2001
Cash flows from operating activities:
Net loss	$(82)	$(11,761)	$(66,913)
Adjustments to reconcile net loss to net cash used in operating activities—
Depreciation and amortization, including debt costs	—	338	13,594
Amortization of deferred compensation	—	—	3,265
Changes in assets and liabilities:
Accounts receivable	—	—	(1,156)
Prepaid expenses and other current assets	—	(3,281)	1,107
Other assets	—	(7,213)	(2,660)
Accounts payable and accrued liabilities	7	5,547	5,977

Net cash used in operating activities	(75)	(16,370)	(46,786)

Cash flows from investing activities:
Purchases of property and equipment	—	(80,989)	(118,020)
Purchases of short term investments	—	—	(1,746)
Acquisition, including purchases of intangible assets	—	—	(11,886)

Net cash used in investing activities	—	(80,989)	(131,652)

Cash flows from financing activities:
Borrowings under Cisco credit facility	—	67,239	107,632
Collection of note from stockholder	—	25	—
Proceeds from issuance of common stock	75	—	—
Proceeds from option exercises	—	90	21
Repayment of capital lease obligations	—	(37,156)	(12,754)
Deferred equipment discount	—	16,853	5,618
Issuances of preferred stock, net of issuance costs	—	115,901	61,345

Net cash provided by financing activities	75	162,952	161,862

Net increase (decrease) in cash and cash equivalents	—	65,593	(16,576)
Cash and cash equivalents, beginning of year	—	—	65,593

Cash and cash equivalents, end of year	$—	$65,593	$49,017

Supplemental disclosures of cash flow information:
Cash paid for interest	$—	$1,736	$8,943
Cash paid for income taxes	—	—	—
Non-cash financing activities —
Capital lease obligations incurred	—	47,855	23,990
Warrants issued in connection with credit facility	—	—	8,248
Borrowing under credit facility for payment of loan costs and interest	—	—	6,441

The accompanying notes are an integral part of these consolidated statements.

COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999, 2000, and 2001

1.    Description of the business and summary of significant accounting policies:

Description of business

        Cogent Communications, Inc. ("Cogent") was formed on August 9, 1999, as a Delaware corporation and is located in Washington, D.C. Cogent is a facilities-based Internet Services Provider ("ISP"), providing Internet access to multi-tenanted office buildings in approximately 20 major metropolitan areas in the United States and in Toronto, Canada. In 2001, Cogent formed Cogent Communications Group, Inc., (the "Company"), a Delaware corporation. Effective on March 14, 2001, Cogent's stockholders exchanged all of their outstanding common and preferred shares for an equal number of shares of the Company, and Cogent became a wholly owned subsidiary of the Company. The common and preferred shares of the Company include rights and privileges identical to the common and preferred shares of Cogent. This was a tax-free exchange that was accounted for by the Company at Cogent's historical cost. All of Cogent's options for shares of common stock were also converted to options of the Company.

        The Company's high-speed Internet access service is delivered to the Company's customers over a nationwide fiber-optic network. The Company's network is dedicated solely to Internet Protocol data traffic. The Company's network includes 30-year indefeasible rights of use ("IRU's") to a nationwide fiber-optic intercity network of approximately 12,500 route miles (25,000 fiber miles) of dark fiber from Williams Communications, Inc. ("Williams"). These IRU's are configured in two rings that connect many of the major metropolitan markets in the United States. In order to extend the Company's national backbone into local markets, the Company has entered into leased fiber agreements for intra-city dark fiber from several providers. These agreements are primarily under 15-25 year IRU's.

Segments

        The Company's chief operating decision maker evaluates performance based upon underlying information of the Company as a whole. There is only one reporting segment.

Business risk, and liquidity

        The Company operates in the rapidly evolving Internet services industry, which is subject to intense competition and rapid technological change, among other factors. The successful execution of the Company's business plan is dependent upon the availability of and access to intra-city dark fiber and multi-tenant office buildings, the availability and performance of the Company's network equipment, the availability of additional capital, the ability to meet the financial and operating covenants under its credit facility, the Company's ability to integrate acquired businesses and purchased assets into its operations and realize planned synergies, the extent to which acquired businesses and assets are able to meet the Company's expectations and projections, the Company's ability to successfully market its products and services, the Company's ability to retain and attract key employees, and the Company's ability to manage its growth, among other factors. Although management believes that the Company will successfully mitigate these risks, management cannot give assurances that it will be able to do so or that the Company will ever operate profitably.

        One of the Company's suppliers of metropolitan fiber optic facilities, Metromedia Fiber Networks (MFN), has announced that it may file for bankruptcy in April 2002. This would impact the Company's operations mostly by decreasing our ability to add new metropolitan fiber rings from MFN and the Company's ability to add new buildings to existing MFN rings. However, as the Company has other providers of metropolitan fiber optic facilities the Company does not anticipate a significant impact.

        MFN's financial difficulties are characteristic of the telecommunications industry today. Several of the Company's vendors, including Williams, Level 3 and Qwest, have been reported in the financial press to be experiencing financial difficulties. The Company does not expect Williams' difficulties to impact the Company because Williams has completed delivery of the Company's national fiber optic backbone. The Company's solution for metropolitan networks is to have a large number of providers and to develop the ability to construct its own fiber optic connections to the buildings the Company serves.

        The Company has obtained $177 million in venture-backed funding through the issuance of preferred stock. The Company has secured a $409 million credit facility (the "Facility") from Cisco Systems Capital Corporation ("Cisco Capital"). In August 2001, the Company entered into an agreement to merge with Allied Riser Communications Corporation ("Allied Riser") which closed on February 4, 2002. In connection with the merger, the Company acquired additional cash and assumed the obligations of Allied Riser including its convertible subordinated notes due in June 2007 totaling $117 million. Substantial time may pass before significant revenues are realized, and additional funds may be required to implement the Company's business plan. However, management expects that the proceeds from the issuance of preferred stock and the availability under the Facility (subject to continued covenant compliance) and the funds acquired in the Allied Riser merger, will be sufficient to fund the Company's current business plan through fiscal 2002.

Principles of consolidation

        The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States and include the accounts of the Company and its subsidiaries. All significant inter-company balances and transactions have been eliminated in consolidation.

Revenue recognition

        The Company recognizes service revenue in the month in which the service is provided. All expenses related to services provided are expensed as incurred. Cash received in advance of revenue earned is recorded as deferred revenue and is recognized over the service period or, in the case of installation fees, the estimated customer life.

Network operations

        Network operations include costs associated with service delivery, network management, and customer support. This includes the costs of personnel and related operating expenses associated with these activities, network facilities costs, fiber maintenance fees, leased circuit costs, and access fees paid to office building owners.

Financial instruments

        The Company considers all highly liquid investments with an original maturity of three months or less at purchase to be cash equivalents. The Company determines the appropriate classification of its investments at the time of purchase and reevaluates such designation at each balance sheet date. At December 31, 2000 and 2001, the Company's marketable securities consisted of money market accounts and commercial paper.

        The Company is party to a letter of credit totaling $450,000 as of December 31, 2001. This letter of credit is secured by a certificate of deposit that is restricted and included in short-term investments. No claims have been made against this financial instrument. Management does not expect any losses from the resolution of this financial instrument and is of the opinion that the fair value is zero since performance is not likely to be required.

        At December 31, 2000 and 2001, the carrying amount of cash and cash equivalents, short-term investments, accounts receivable, accounts payable, and accrued expenses approximated fair value because of the short maturity of these instruments. The interest rate on the Company's credit facility resets on a quarterly basis; accordingly, as of December 31, 2000 and 2001, the fair value of the Company's credit facility approximated the carrying amount.

Credit risk

        The Company's assets that are exposed to credit risk consist of its cash equivalents, short-term investments and accounts receivable. The Company places its cash equivalents and short-term investments in instruments that meet high-quality credit standards as specified in the Company's investment policy guidelines. Accounts receivable are due from customers located in major metropolitan areas in the United States. Revenues from the Company's wholesale and acquired customers are subject to a higher degree of credit risk than the Company's customers who purchase its retail service.

Reclassifications

        Certain amounts in the December 31, 2000 financial statements have been reclassified in order to conform to the 2001 financial statement presentation.

Property and equipment

        Property and equipment are recorded at cost and depreciated once deployed using the straight-line method over the estimated useful lives of the assets. The direct costs incurred prior to an asset being ready for service are reflected as construction in progress. Interest is capitalized during the construction period based upon the rates applicable to borrowings outstanding during the period. Construction in progress includes costs incurred under the construction contract, interest, and the salaries and benefits of employees directly involved with construction activities. Expenditures for maintenance and repairs are expensed as incurred. The assets and liabilities under capital leases are recorded at the lesser of the present value of the aggregate future minimum lease payments or the fair value of the assets under lease. Leasehold improvements include costs associated with building improvements.

        Depreciation and amortization periods are as follows:

Type of asset	Depreciation or amortization period
Indefeasible rights of use (IRUs)	Shorter of useful life or IRU lease agreement; generally 15 to 20 years, beginning when the IRU is ready for use
Network equipment	Five to seven years
Leasehold improvements	Shorter of lease term or useful life; generally 10 to 15 years
Software	Five years
Office and other equipment	Three to five years
System infrastructure	Ten years

Long-lived assets

        Long-lived assets, which include property and equipment, and identifiable intangible assets to be held and used, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount should be addressed. Impairment is determined by comparing the carrying value to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual dispositions. The Company considers expected cash flows and estimated future operating results, trends and other available information in assessing whether the carrying value of the assets is impaired. In the event an impairment exists, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the asset, which is generally determined using quoted market prices or valuation techniques such as the discounted present value of expected future cash flows, appraisals, or other pricing models as appropriate. The Company believes that no such impairment existed as of December 31, 2000 and 2001.

        The Company's estimates of anticipated net revenues, the remaining estimated lives of tangible and intangible assets, or both, could be reduced significantly in the future due to changes in technology, regulation, available financing, or competition. As a result, the carrying amount of long-lived assets could be reduced materially in the future.

Use of estimates

        The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Comprehensive Income

        Statement of Financial Accounting Standard ("SFAS") No. 130, "Reporting of Comprehensive Income" requires "comprehensive income" and the components of "other comprehensive income" to be reported in the financial statements and/or notes thereto. Since the Company does not have any components of "other comprehensive income", reported net loss is the same as "comprehensive loss" for the periods presented.

Income taxes

        The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred tax assets or liabilities are computed based upon the differences between financial statement and income tax bases of assets and liabilities using the enacted marginal tax rate. Deferred income tax expense or benefits are based upon the changes in the assets or liability from period to period.

Stock-based compensation

        The Company accounts for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation expense related to fixed employee stock options is recorded only if on the date of grant the fair value of the underlying stock exceeds the exercise price. The Company has adopted the disclosure only requirements of SFAS No. 123, "Accounting for Stock-Based Compensation," which allows entities to continue to apply the provisions of APB Opinion No. 25 for transactions with employees and to provide pro forma net income disclosures as if the fair value based method of accounting, or minimum value method for private companies, described in SFAS No. 123 had been applied to employee stock option grants.

Basic and Diluted Net Loss Per Common Share

        Net income (loss) per share is presented in accordance with the provisions of SFAS No. 128 "Earnings per Share". SFAS No. 128 requires a presentation of basic EPS and diluted EPS. Basic EPS excludes dilution for common stock equivalents and is computed by dividing income or loss available to common stockholders by the weighted-average number of common shares outstanding for the period, adjusted, using the if-converted method, for the effect of common stock equivalents arising from the assumed conversion of participating convertible securities, if dilutive. Diluted net loss per common share is based on the weighted-average number of shares of common stock outstanding during each period, adjusted for the effect of common stock equivalents arising from the assumed exercise of stock options, warrants, the conversion of preferred stock and conversion of participating convertible securities, if dilutive. Common stock equivalents have been excluded from the net loss per share calculation because their effect would be anti-dilutive.

        For the period from inception to December 31, 1999 and the years ended December 31, 2000 and 2001, options to purchase 46,950, 608,136 and 1,157,920 shares of common stock at weighted-average exercise prices of $0.10, $9.90 and $5.30 per share, respectively, are not included in the computation of diluted earnings per share as they are anti-dilutive. For the period from inception to December 31, 1999 and the years ended December 31, 2000 and 2001, 26,000,000, 45,809,783, and 95,583,185 shares of preferred stock, which were convertible into 2,600,000, 4,580,978, and 10,148,309 shares of common stock, were not included in the computation of diluted earnings per share as a result of their anti-dilutive effect. For the year ended December 31, 2001, warrants for 710,216 shares of common stock, were not included in the computation of diluted earnings per share as a result of their anti-dilutive effect.

Acquisitions

Allied Riser Merger

        In August 2001, the Company entered into an agreement to merge with Allied Riser. The merger closed on February 4, 2002. Under the terms of the merger agreement as amended in October 2001, the Company issued approximately 13.4% of its common stock, on a fully diluted basis, to the existing Allied Riser stockholders and became a public company listed on the American Stock Exchange.

NetRail Inc.

        On September 6, 2001, the Company paid approximately $12 million for certain assets of NetRail, Inc, ("NetRail") a Tier-1 Internet service provider, in a sale conducted under Chapter 11 of the United States Bankruptcy Code. Tier-1 service providers purchase Internet capacity from the major communications carriers and resell it to smaller service providers and other entities. The purchased assets included certain customer contracts and the related accounts receivable, network equipment, and settlement-free peering arrangements with other Tier-1 Internet service providers. As a result of the acquisition, the Company expects to reduce its cost of network services through the use of NetRail's settlement-free peering arrangements and increase its revenues by providing services to the acquired NetRail customers.

        The acquisition of the assets of NetRail, Inc. was recorded in the accompanying December 31, 2001 financial statements under the purchase method of accounting. The purchase price was primarily allocated to the settlement-free peering agreements acquired from NetRail, Inc., which had an estimated fair value of approximately $11.0 million. These contracts are being amortized over their average estimated contractual life of 3 years. The remainder of the purchase price was allocated to other current and non-current assets. The purchase price is preliminary and further refinements may be made. The operating results related to the acquired assets of NetRail, Inc. have been included in the consolidated statements of operations from the date of acquisition.

        If the NetRail acquisition had taken place at the beginning of 2000 and 2001 the unaudited pro forma combined results of the Company for the year ended December 31, 2000 and 2001 would have been as follows (amounts in thousands, except per share amounts).

	Year Ended December 31, 2000	Year Ended December 31, 2001
Revenue	$1,230	$4,676
Net loss applicable to common stock	(16,405)	(94,043)
Net loss per share — basic and diluted	$(11.87)	$(66.89)

        In management's opinion, these unaudited pro forma amounts are not necessarily indicative of what the actual results of the combined results of operations might have been if the NetRail, Inc. asset acquisition had been effective at the beginning of 2000 and 2001.

2.    Property and equipment:

        Property and equipment consisted of the following (in thousands):

	December 31,
	2000	2001
Owned assets:
Network equipment	$50,537	$126,796
Software	1,971	4,756
Office and other equipment	1,555	2,274
Leasehold improvements	64	16,690
System infrastructure	—	21,288
Construction in progress	10,009	5,230

	64,136	177,034
Less — Accumulated depreciation and amortization	(324)	(11,726)

	63,812	165,308
Assets under capital leases:
IRUs	47,855	72,023
Less — Accumulated depreciation and amortization	(14)	(1,549)

	47,841	70,474

Property and equipment, net	$111,653	$235,782

Capitalized interest

        In 2000 and 2001, the Company capitalized interest of $2,963,000 and $4,408,000, respectively. There was no interest capitalized in 1999.

Indefeasible rights of use agreements (IRUs)

        In April 2000, the Company entered into a dark fiber IRU contract with Williams for approximately 12,500 route miles (25,000 fiber miles) of dark fiber at a cost of approximately $27.5 million. Under this agreement, the Company paid $11.0 million in April 2000, $9.6 million in October 2000, $5.5 million in April 2001 and $1.4 million in October 2001. In June 2000, the Company exercised its right to lease an additional 12,500 route miles (the "Second IRU") for approximately $22.5 million. Under the Second IRU agreement the Company paid $9.0 million in June 2000, $9.0 million in December 2000, and $4.5 million in June 2001. These IRUs are for initial 20-year periods, with, under certain conditions, two renewal terms of five years each. Under these agreements,

Williams also provides co-location services and maintenance on both fibers for additional monthly fees. In June 2000, the Company amended its product purchase agreement with Cisco Systems, Inc ("Cisco"). In connection with the amendment, Cisco agreed to pay the Company a total of $22.5 million, with $16.9 million paid in 2000 and $6.7 million paid in 2001. These payments are recorded as a deferred equipment discount and classified as a reduction of network equipment in the accompanying balance sheets. The deferred equipment discount is being amortized as a reduction to depreciation expense over a seven-year period as the related equipment is placed in service.

3.    Accrued Liabilities:

        Accrued liabilities as of December 31 consist of the following (in thousands):

	2000	2001
General operating expenditures	$648	$2,101
Payroll and benefits	282	1,206
Taxes	—	102
Interest	2,025	53

Total	$2,955	$3,462

4.    Intangible Assets:

        Intangible assets as of December 31 consist of the following (in thousands):

	2000	2001
Peering arrangements	$—	$11,036
Customer contracts	—	704

Total	—	$11,740
Less — accumulated amortization	—	(1,304)

Intangible assets, net	$—	$10,436

        Intangible assets are being amortized over 36 months.

5.    Other assets:

        Other assets as of December 31 consist of the following (in thousands):

	2000	2001
Prepaid expenses	$945	$2,159
Deposits	196	1,655
Deferred financing costs	6,072	15,647

Total	$7,213	$19,461

6.    Long-term debt:

        In March 2000, Cogent entered into a $280 million credit facility with Cisco Capital. In March 2001, the credit facility was increased to $310 million. In October 2001, Cogent entered into a new agreement for $409 million (the "Facility"). This credit facility replaced the existing $310 million credit facility between Cisco Capital and Cogent. The October 2001 agreement matures on December 31, 2008 and is available to finance the purchases of Cisco network equipment, software and related services, to fund working capital, and to fund interest and fees related to the Facility. On

January 31, 2002, the Facility was amended to modify certain covenants in connection with the Company's merger with Allied Riser.

        The Facility requires compliance with certain financial and operational covenants, among other conditions and restrictions. During 2001, Cogent violated certain debt covenants related to minimum customers and revenues. However, as of December 31, 2001, Cogent is in compliance with the agreement. The Company is subject to similar covenants in the future.

        Borrowings may be prepaid at any time without penalty and are subject to mandatory prepayment based upon excess cash flow or upon the receipt of a specified amount from the sale of the Company's securities, each as defined. Principal payments begin in March 2005. Borrowings accrue interest at the three-month LIBOR rate, established at the beginning of each calendar quarter, plus a stated margin. The margin is dependent upon the Company's leverage ratio, as defined, and may be reduced. Interest payments are deferred and begin in March 2006. The weighted-average interest rate on all borrowings for the years ending December 31, 2000 and 2001 was approximately 11.2% and 8.5%, respectively. Borrowings are secured by a pledge of all of Cogent's assets and common stock. The Facility includes restrictions on Cogent's ability to transfer assets to the Company, except for certain operating liabilities. The Company has guaranteed Cogent's obligations under the Facility.

        In June 2001, the Company borrowed $29.0 million of working capital loans under the March 2001 credit agreement. Warrants to purchase the Company's common stock were issued in connection with these working capital loans. The warrant exercise price was based upon the most recent significant equity transaction, as defined. This borrowing resulted in granting Cisco Capital warrants for 86,625 shares of the Company's common stock. In connection with the October 2001 agreement, the Company issued Cisco Capital warrants for an additional 623,591 shares of its common stock and incurred a $2.0 million closing fee. The closing fee was paid with the use of the credit facility. All warrants are exercisable for eight years from the grant date at exercise prices ranging from $12.47 to $30.44 per share, with the weighted-average exercise price of $18.10. These warrants have been valued at approximately $8.3 million using the Black-Scholes method of valuation and are recorded as deferred financing costs and stock purchase warrants in the accompanying December 31, 2001 balance sheet using the following assumptions—average risk free rates of 4.5 to 5.8 percent, estimated fair values of the Company's common stock of $11.25 to $40.95, expected lives of 8 years and expected volatility of 90%. The deferred financing costs are being amortized to interest expense over the term of the Facility.

        Borrowings under the Facility are available in increments subject to Cogent's satisfaction of certain operational and financial covenants over time. Up to $25 million is available for additional equipment loans through June 30, 2002, of which $1.3 million was borrowed as of December 31, 2001. An additional $100 million of equipment loans becomes available on July 1, 2002. Up to $16 million is available to fund interest and fees related to the Facility through June 30, 2002 of which $6.4 million was borrowed as of December 31, 2001. An additional $59 million for funding interest and fees related to the Facility becomes available on July 1, 2002. An additional $35 million in working capital loans becomes available on July 1, 2002. The aggregate balance of working capital loans is limited to 35 percent of outstanding equipment loans. Borrowings under the Facility for the purchase of products and working capital are available until December 31, 2004. Borrowings under the Facility for the funding of interest and fees are available until December 31, 2005.

        The Company began entering into equipment loans in August 2000. At December 31, 2001, there were $145.9 million of equipment loans, $29.0 million of working capital loans and $6.4 million of interest and fee loans outstanding. Subsequent to year-end, and through March 1, 2002, the Company borrowed an additional $5.8 million of equipment loans.

        Maturities of borrowings under the Facility are as follows (in thousands):

For the year ending December 31
2002	$—
2003	—
2004	—
2005	434
2006	60,437
Thereafter	120,441

$181,312

7.    Income taxes:

        The net deferred tax asset is comprised of the following (in thousands):

	December 31
	2000	2001
Net operating loss carry-forwards	$3,889	$28,827
Depreciation	(191)	(1,102)
Start-up expenditures	760	1,062
Accrued liabilities	344	973
Deferred compensation	—	1,325
Valuation allowance	(4,802)	(31,085)

Net deferred tax asset	$—	$—

        Due to the uncertainty surrounding the realization of its net deferred tax asset, the Company has recorded a valuation allowance for the full amount of its net deferred tax asset. Should the Company achieve profitability, its deferred tax assets may be available to offset future income tax liabilities. The federal and state net operating loss carry-forwards of $71 million expire in 2019 to 2021. For federal and state tax purposes, the Company's net operating loss carry-forwards could be subject to certain limitations on annual utilization if certain changes in ownership were to occur as defined by federal and state tax laws.

        The following is a reconciliation of the Federal statutory income tax rate to the effective rate reported in the financial statements.

	1999	2000	2001
Federal income tax (benefit) at statutory rates	(34.0)%	(34.0)%	(34.0)%
State income tax (benefit) at statutory rates, net of Federal benefit	(6.6)	(6.6)	(6.6)
Increase in valuation allowance	40.6	40.6	40.6

Effective income tax rate	—%	—%	—%

8.    Commitments and contingencies:

Capital leases—Fiber lease agreements

        The Company has entered into lease agreements with several providers for intra-city and inter—city dark fiber primarily under 15-25 year IRU's. These IRU's connect the Company's national backbone fiber with the multi-tenant office buildings and the customers served by the Company. Once the Company has accepted the related fiber route, leases of intra-city and inter-city fiber-optic rings that meet the criteria for treatment as capital leases are recorded as a capital lease obligation and IRU asset. The future minimum commitments under these agreements are as follows (in thousands):

For the year ending December 31
2002	$2,253
2003	2,253
2004	2,253
2005	2,253
2006	2,253
Thereafter	33,551

Total minimum lease obligations	44,816
Less — amounts representing interest	(23,658)

Present value of minimum lease obligations	21,158
Current maturities	(426)

Capital lease obligations, net of current maturities	$20,732

Metromedia Fiber Networks ("MFN")

        In February 2000, the Company entered into an agreement with MFN to lease fiber-optic cable for its intra-city fiber-optic rings and to provide the Company access to provide its service to certain multi-tenant office buildings. Each product order includes a lease of an intra-city fiber-optic ring for a period of up to 25 years and access to certain specified buildings in exchange for monthly payments. The agreement provides for a minimum commitment of 2,500 leased fiber miles and 500 connected buildings within five years from the effective date and penalties for early termination. Under the agreement, MFN also provides installation, maintenance, restoration, and network monitoring services. Each lease of an intra-city fiber-optic ring is treated as a capital lease and recorded once the Company has accepted the related fiber route.

Other Fiber Leases and Construction Commitments

        The Company has agreements with several fiber providers for the construction of laterals to connect office buildings to metro fiber rings and for the leasing of these metro fiber rings and the lateral fiber. These leases are generally for a period of 15-20 years and include renewal periods. The future commitment under these arrangements was approximately $60 million at December 31, 2001.

Equipment purchase commitment

        In March 2000, the Company entered into a five-year agreement to purchase from Cisco, minimum annual amounts of equipment, professional services, and software. In June 2000, the agreement was amended to increase the Company's previous commitment to purchase $150.1 million over four years to $212.2 million over five years. In October 2001, the commitment was increased to purchase $270 million until December 2004. As of December 31, 2001, the Company has purchased and ordered approximately $153 million towards this commitment.

Litigation

Trademark

        In October 2000, the Company was notified that the use of the trade name Cogent Communications may conflict with pre-existing trademark rights. Management believes that this issue will be resolved without a material effect on the Company's financial position or results of operations.

Vendor Claims

        On July 26, 2001, in a case titled Hewlett-Packard Company v. Allied Riser Operations Corporation a/k/a Allied Riser Communications, Inc., Hewlett-Packard Company filed a complaint against a subsidiary of Allied Riser, Allied Riser Operations Corporation, in the 95th Judicial District Court, Dallas County, Texas, seeking damages of $18.8 million attorneys' fees, interest, and punitive damages relating to various types of equipment allegedly ordered from Hewlett-Packard Company by Allied Riser Operations Corporation. Management believes that this claim is without merit and Allied Riser has filed its answer generally denying Hewlett-Packard's claims. Management intends to continue to vigorously contest this lawsuit.

        On January 16, 2002, Allied Riser received a letter from Hewlett-Packard Company alleging that certain unspecified contracts are in arrears, and demanding payment in the amount of $10.0 million. The letter does not discuss the basis for the claims or whether the funds sought are different from or in addition to the funds sought in the July 26, 2001 lawsuit. Allied Riser, through its legal counsel, has made an inquiry of Hewlett-Packard's counsel to determine the basis for the claims in the letter. Management believes this claim is without merit and intends to vigorously contest this claim.

Note Holders Claims

        On December 12, 2001, Allied Riser announced that certain holders of its 7.50% convertible subordinated notes due 2007 filed notices as a group with the SEC on Schedule 13D including copies of documents indicating that such group had filed suit in Delaware Chancery Court on December 6, 2001 against Allied Riser and its board of directors alleging, among other things, breaches of fiduciary duties and requesting injunctive relief to prohibit Allied Riser's merger with Cogent, and alleging default by Allied Riser under the indenture related to the notes. The plaintiffs amended their complaint on January 11, 2002 and subsequently served it on Allied Riser. On January 28, 2002 the Court held a hearing on a motion by the plaintiffs to preliminarily enjoin the merger. On January 31, 2002 the Court issued a Memorandum Opinion denying that motion. Management believes that these claims are without merit, and intends to continue to vigorously contest this lawsuit.

Securities and Exchange Commission Request

        On February 21, 2002, the Division of Enforcement of the US Securities and Exchange Commission requested that the Company voluntarily provide it certain documents related to the fairness opinion delivered to the Allied Riser board of directors by Allied Riser financial advisor, Houlihan Lokey Howard & Zukin on August 28, 2001, and the Company's Series C preferred stock financing. The Company is complying with the request. The SEC has not informed the Company as to the reason for its request.

Operating leases and license agreements

        The Company leases office space, network equipment sites, and facilities under operating leases. The Company also enters into building access agreements with the landlords of its targeted multi-

tenant office buildings. Future minimum annual commitments under these arrangements are as follows (in thousands):

Year ending December 31
2002	$7,090
2003	7,549
2004	7,723
2005	7,600
2006	6,831
Thereafter	40,858

$77,651

        Rent expense was $723,000 in 2000 and $3,325,000 in 2001. There was no rent expense in 1999.

Connectivity, maintenance and transit agreements

        In order to provide its service, the Company has commitments with service providers to connect to the Internet. The Company also pays Williams a monthly fee per route mile over a minimum of 20 years for the maintenance of its two national backbone fibers. In certain cases, the Company connects its customers and the buildings it serves to its national fiber-optic backbone using intra-city and inter-city fiber under operating lease commitments from various providers. These contracts range from month-to-month charges to 36-month terms.

        Future minimum obligations as of December 31, 2001, related to these arrangements are as follows (in thousands):

Year ending December 31
2002	$5,585
2003	5,127
2004	3,600
2005	3,648
2006	3,721
Thereafter	60,636

$82,317

9.    Stockholders' equity:

        The Company has authorized 21,100,000 shares of $0.001 par value common stock, 26,000,000 shares of Series A Convertible Preferred Stock ("Series A"), and 20,000,000 shares of Series B Convertible Preferred Stock ("Series B") and 52,137,643 shares of Series C Participating Convertible Preferred Stock ("Series C"). The number of authorized shares of common stock was increased from 7,000,000 to 21,100,000 in October 2001 in connection with the Series C financing.

        In February 2000, the Company authorized and issued 26,000,000 shares of Series A preferred stock for $26 million. The Series A contains voting rights at one vote per share equal to the number of shares of common stock into which the Series A shares can be converted. The Series A is senior to the common stock and includes a stated liquidation preference of the original purchase price of $1.00 per share plus interest at the three-month LIBOR rate plus a stated percentage. Each share of Series A is convertible, at any time, at the option of the holder into shares of common stock at the rate of one share of common stock for each ten shares of Series A, subject to adjustment, and automatically converts under certain conditions, as noted below.

        In July 2000, the Company issued 19,809,783 shares of Series B preferred stock for approximately $90 million. The Series B contains voting rights at one vote per share equal to the number of shares of common stock into which the Series B shares can be converted. The Series B is senior to the common stock and includes a stated liquidation preference of the original purchase price of $4.55 per share plus interest at the three-month LIBOR rate plus a stated percentage. Each share of Series B is convertible, at any time, at the option of the holder into shares of common stock at the rate of 1.2979 shares of common stock for each ten shares of Series B, subject to adjustment, and automatically converts under certain conditions, as noted below.

        The participation terms of the Series A and Series B provide that under a liquidation and after the liquidation preferences of the Series A and Series B noted above have been satisfied, all remaining assets of the Company are distributed ratably to all holders of preferred stock, as if converted to common stock, and to all holders of common stock. These distributions are made until the aggregate distribution to the Series A is $3.00 per share and the Series B is $9.10 per share, at which time all Series A and Series B preferred shares are considered redeemed and are canceled.

        In October 2001, the Company issued 49,773,402 shares of Series C preferred stock for approximately $62 million. The Series C contains voting rights at one vote per share equal to the number of shares into which the Series C can be converted. Upon liquidation, as defined, holders of Series C preferred stock are entitled to receive certain preferences to holders of common stock. In the event of a liquidation, before holders of common stock receive any distribution, holders of Series C preferred stock will receive a stated liquidation preference of an amount equal to the greater of (i) $2.0091 or (ii) $1.2467 per share plus interest at the three-month LIBOR rate plus a stated percentage.

        The participation terms of the Series C provide that under a liquidation and after the liquidation preferences of the Series A, Series B and Series C noted above have been satisfied, all remaining assets of the Company are distributed ratably to all holders of preferred stock, as if converted to common stock, and to all holders of common stock. These distributions are made until the aggregate distribution to the Series A and Series B is as noted above and the aggregate distribution to the Series C is $3.7401 per share, at which time all preferred shares are considered redeemed and are canceled.

        Holders of Series C preferred stock shall be entitled to receive, as declared, cash dividends at a rate of 8% of the original Series C preferred stock purchase price per annum. Any partial payment will be made ratably among the holders of Series C preferred stock. Except for acquisitions of common stock pursuant to agreements which permit the Company to repurchase such shares at cost upon termination of services to the Company or acquisitions of common stock in exercise of the Company's right of first refusal to repurchase such shares, the Company may not declare any dividends or make any other distribution on any other stock, called junior stock (Series A, Series B and common stock), until all dividends on the Series C preferred stock have been paid. If dividends are paid on any junior stock, the Company shall pay an additional dividend on all outstanding shares of Series C preferred stock in an amount per share equal (on an as-if-converted to common stock basis) to the amount paid or set aside for each share of junior stock.

        Series C preferred stock may be converted to common stock at any time. Each share of Series C is convertible into shares of common stock at the rate of one share of common stock for each ten shares of Series C, subject to adjustment.

        All shares of preferred stock will automatically be converted into common stock upon the election of 66.66% of the shareholders holding outstanding shares of preferred stock or immediately upon the closing of a firmly underwritten public offering in which the aggregate pre-money valuation is at least $500,000,000 and in which the gross cash proceeds are at least $50,000,000.

        In the event of a stock split or reverse stock split, the applicable conversion prices will be proportionately decreased or increased. If the Company declares a common stock dividend or distribution, the conversion prices shall be adjusted by multiplying them by the quotient equal to the total number of shares of common stock issued and outstanding immediately prior to the issuance divided by the total number of shares of common stock issued and outstanding immediately prior to the issuance plus the number of shares of common stock issuable in payment of the dividend or distribution. If the Company declares a dividend payable in securities of the corporation other than common stock, the common stock is changed to a different type of stock, or if there is a capital reorganization, holders of preferred stock shall be entitled, upon conversion of their preferred stock, to receive an amount of securities or property equivalent to what they would have received if they had converted their preferred stock to common stock on the date of the dividend, reclassification, re-capitalization, or capital reorganization.

        If the Company issues or sells additional shares of common stock for a price which is less than the then-applicable Series A conversion price in the case of Series A preferred stock, the applicable Series B conversion price in the case of Series B preferred stock, or the applicable Series C conversion price in the case of Series C preferred stock, then the conversion prices shall be reduced to prices calculated as prescribed by the Company's certificate of incorporation.

Beneficial Conversion

        The October 2001 issuance of Series C preferred stock resulted in an adjustment of the conversion rate of the Series B preferred stock from 1.0 shares of common stock per ten shares of Series B preferred to 1.2979 shares of common stock per ten shares of Series B preferred. This equates to an additional 590,198 shares of common stock. This transaction resulted in a non-cash beneficial conversion charge of approximately $24.2 million that was recorded in the Company's fourth quarter 2001 financial statements as a reduction to retained earnings and earnings available to common shareholders and an increase to additional paid-in capital.

10.  Stock option plan:

        In 1999, the Company adopted its Equity Incentive Plan (the "Plan") for granting of options to employees, directors, and consultants under which 1,490,000 shares are reserved for issuance. Options granted under the Plan may be designated as incentive or nonqualified at the discretion of the Plan administrator. Stock options granted under the Plan generally vest over a four-year period and have a term of ten years. Stock options exercised, granted, and canceled during the period from inception (August 9, 1999) to December 31, 2001, were as follows:

	Number of options	Weighted-average exercise price
Outstanding at inception (August 9, 1999)	—	$—
Granted	46,950	$0.10
Exercised	—	$—
Cancellations	—	$—

Outstanding at December 31, 1999	46,950	$0.10
Granted	634,503	$10.03
Exercised	(40,698)	$2.22
Cancellations	(32,619)	$7.78

Outstanding at December 31, 2000	608,136	$9.90
Granted	822,072	$4.04
Exercised	(9,116)	$2.25
Cancellations	(263,172)	$12.10

Outstanding at December 31, 2001	1,157,920	$5.30

        Options exercisable as of December 31, 1999, were 23,475 with a weighted-average exercise price of $0.10. The weighted-average remaining contractual life of the outstanding options at December 31, 1999, was approximately 9.7 years. Options exercisable as of December 31, 2000, were 36,946 with a weighted-average exercise price of $7.50. The weighted-average remaining contractual life of the outstanding options at December 31, 2000, was approximately 9.5 years. Options exercisable as of December 31, 2001, were 223,523 with a weighted- average exercise price of $7.24. The weighted-average remaining contractual life of the outstanding options at December 31, 2001, was approximately 9.4 years.

OUTSTANDING AND EXERCISABLE BY PRICE RANGE
As of December 31, 2001

Range of Exercise Prices	Number Outstanding 12/31/2001	Weighted Average Remaining Contractual Life (years)	Weighted- Average Exercise Price	Number Exercisable As of 12/31/2001	Weighted- Average Exercise Price
$0.10	9,425	7.65	$0.10	6,468	$0.10
$2.00	691,670	9.92	$2.00	60,163	$2.00
$2.50	95,292	8.23	$2.50	40,089	$2.50
$10.00	180,830	8.50	$10.00	70,569	$10.00
$15.00	180,703	8.98	$15.00	45,964	$15.00

$0.10 — $15.00	1,157,920	9.39	$5.30	223,253	$7.24

        Pro forma information regarding net loss required by SFAS No.123 has been determined as if the Company had accounted for its stock options under the minimum value method, while the Company was a private company, results in a pro forma net loss of $11,953,000 for 2000 and $83,000 for 1999. The weighted-average per share grant date fair value of options granted was $4.00 in 2000 and $0.05 in 1999. The fair value of these options was estimated at the date of grant using the minimum value method with the following weighted-average assumptions for the year ended December 31, 2000—an average risk-free rate of 5.25 percent, a dividend yield of 0 percent, and an expected life of 10 years, and for the year ended December 31, 1999—an average risk-free rate of 6.5 percent, a dividend yield of 0 percent, and an expected life of 10 years.

        Pro forma information regarding net loss required by SFAS No.123 under the fair value method, which is required for public companies, results in a pro forma net loss of $70.5 million for 2001. The weighted-average per share grant date fair value of options granted was $14.85 in 2001. The fair value of these options was estimated at the date of grant with the following weighted-average assumptions—an average risk-free rate of 5.0 percent, a dividend yield of 0 percent, and an expected life of 5.0 years, and expected volatility of 128%.

Deferred Compensation Charge

        The Company recorded a deferred compensation charge of approximately $11.1 million in the fourth quarter of 2001 related to options granted at exercise prices below the estimated fair market value of the Company's common stock on the date of grant. The deferred compensation charge is being amortized over the vesting period of the related options which is generally four years. Compensation expense for the year ended December 31, 2001 was approximately $3.3 million. The total compensation charge is reduced when employees terminate prior to vesting.

11.  Related party:

        The Company's headquarters is located in an office building owned by an entity controlled by the Company's Chief Executive Officer. The Company paid $333,000 in 2000 and $453,000 in 2001 in rent to this entity. The Company was not charged for this space in 1999.

        In January 2000, the Company collected a $25,000 note receivable from its stockholder related to the stockholder's 1999 purchase of common shares.

12.  Quarterly financial information (unaudited):

	Three months ended
	March 31, 2000	June 30, 2000	September 30, 2000	December 31, 2000
	(in thousands, except share and per share data)
Total revenue	$—	$—	$—	$—
Operating loss	(284)	(1,510)	(3,930)	(8,499)
Net loss	(161)	(1,378)	(2,432)	(7,790)
Net loss per common share	(0.12)	(1.00)	(1.75)	(5.57)
Weighted-average number of shares outstanding	1,360,000	1,381,354	1,390,072	1,397,515
	Three months ended
	March 31, 2001	June 30, 2001	September 30, 2001	December 31, 2001
Total revenue	$—	$90	$657	$2,271
Operating loss	(12,975)	(14,527)	(14,935)	(18,657)
Net loss	(12,794)	(15,188)	(17,448)	(21,483)
Net loss applicable to common stock	(12,794)	(15,188)	(17,448)	(45,651)
Net loss per common share	(9.12)	(10.81)	(12.39)	(32.20)
Weighted-average number of shares outstanding	1,402,798	1,404,587	1,408,614	1,417,522

        The net loss applicable to common stock for the fourth quarter of 2001 includes a non-cash beneficial conversion charge of $24.2 million.

13.  Subsequent events:

Stock Split

        All common share amounts, including the number of authorized, issued and outstanding shares, the conversion ratio of the Company's preferred stock, the exercise price and number of shares subject to stock options and warrants, and loss per share have been adjusted to reflect the 10 for 1 reverse stock split effected January 31, 2002.

Asset Purchase Agreement—PSINet, Inc.

        In January 2002, the Company entered into a due diligence agreement with PSINet, Inc. ("PSINet"). This agreement allowed the Company to undertake due diligence related to certain of PSINet's network operations in the United States. The Company paid a $3.0 million fee in January 2002 to PSINet in connection with this arrangement. In February 2002, Cogent and PSINET entered into an Asset Purchase Agreement ("APA"). Pursuant to the APA, and subject to bankruptcy court approval, Cogent agreed to acquire certain of PSINet's assets and acquire certain liabilities related to PSINet's operations in the United States for a total of $7.0 million. The assets include certain of PSINet's customer contracts, accounts receivable, rights to 10,000 route miles pursuant to IRUs, telecommunications and computer equipment, three web hosting data centers, and certain intangibles, including settlement free peering rights. Settlement free peering rights permit the transfer of data traffic to other carriers at no cost. Assumed liabilities include certain leased circuit commitments and collocation arrangements.

14.  Additional subsequent events:

Note Holders Claims

        On March 25, 2002, certain of the holders of Allied Riser's 7.50% convertible subordinated notes asserted that the merger constituted a change of control, and that as a result an event of default had occurred under the indenture. On March 27, 2002, based on such assertions, the Trustee under the indenture notified the Company that the principal amount of the notes and accrued interest is immediately due and payable. Management, after consultation with its legal advisors, does not believe that the merger qualifies as a change in control as defined in the indenture and is vigorously disputing the noteholders' assertion. However, in the event that the merger is deemed to be a change in control, the Company could be required by the noteholders to repurchase the $117.0 million in aggregate principal amount of the notes plus accrued interest.

        On March 27, 2002, certain holders of Allied Riser's notes filed an involuntary bankruptcy petition under Chapter 7 of the United States Bankruptcy Code against Allied Riser in United States Bankruptcy Court for the Northern District of Texas, Dallas Division. Management, after consultation with its legal advisors, believes that the claim is without merit and intends to vigorously contest it.

PSINet Acquisition

        On March 27, 2002, the bankruptcy court approved the acquisition. The transaction is expected to close in April 2002.

COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2001 AND MARCH 31, 2002
(IN THOUSANDS, EXCEPT SHARE DATA)

	December 31, 2001	March 31, 2002 (Unaudited)
Assets
Current assets:
Cash and cash equivalents	$49,017	$98,109
Short term investments	1,746	3,959
Prepaid expenses and other current assets	2,171	6,145
Accounts receivable, net of allowance for doubtful accounts of $112, and $230, respectively	1,156	2,178

Total current assets	54,090	110,391
Property and equipment:
Property and equipment	249,057	271,190
Accumulated depreciation and amortization	(13,275)	(19,569)

Total property and equipment, net	235,782	251,621
Intangible assets:
Intangible assets	11,740	11,740
Accumulated amortization	(1,304)	(2,283)

Total intangible assets, net	10,436	9,457
Other assets	19,461	22,713

Total assets	$319,769	$394,182

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$3,623	$4,506
Accrued liabilities	3,462	25,030
Current maturities, capital lease obligations	426	2,398

Total current liabilities	7,511	31,934
Cisco credit facility	181,312	191,919
Convertible subordinated notes, net of discount of $82,986	—	33,994
Capital lease obligations, net of current	20,732	31,267
Other long-term liabilities	—	1,150

Total liabilities	209,555	290,264

Commitments and contingencies:
Stockholders' equity:
Convertible preferred stock, Series A, $0.001 par value; 26,000,000 shares authorized, issued, and outstanding; liquidation preference of $29,640	25,892	25,892
Convertible preferred stock, Series B, $0.001 par value; 20,000,000 shares authorized; 19,809,783 shares issued and outstanding; liquidation preference of $99,787	90,009	90,009
Convertible preferred stock, Series C, $0.001 par value; 52,173,463 shares authorized; 49,773,402 shares issued and outstanding; liquidation preference of $100,000	61,345	61,345
Common stock, $0.001 par value; 21,100,000 shares authorized; 1,409,814 and 3,419,492 shares issued and outstanding, respectively	1	4
Additional paid-in capital	38,724	48,432
Deferred compensation	(11,081)	(9,892)
Stock purchase warrants	8,248	9,013
Accumulated other comprehensive income (loss)	—	(2)
Accumulated deficit	(102,924)	(120,883)

Total stockholders' equity	110,214	103,918

Total liabilities and stockholders' equity	$319,769	$394,182

The accompanying notes are an integral part of these consolidated statements.

COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2001 AND MARCH 31, 2002
(IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)

	Three Months Ended March 31, 2001 (Unaudited)	Three Months Ended March 31, 2002 (Unaudited)
Service revenue	$—	$3,542
Operating expenses:
Network operations (including $60 of amortization of deferred compensation in 2002)	4,699	6,908
Selling, general, and administrative (including $637 of amortization of deferred compensation in 2002)	7,322	6,641
Depreciation and amortization	954	6,677

Total operating expenses	12,975	20,226

Operating loss	(12,975)	(16,684)
Interest income and other	900	1,257
Interest expense	(719)	(7,060)

Loss before extraordinary item	$(12,794)	$(22,487)

Extraordinary gain — Allied Riser merger	—	4,528

Net loss applicable to common stock	$(12,794)	$(17,959)

Net loss per common share:
Loss before extraordinary item	$(9.12)	$(8.52)
Extraordinary gain	—	1.72

Basic and diluted net loss per common share	$(9.12)	$(6.81)

Weighted-average common shares (basic and diluted)	1,402,798	2,637,951

The accompanying notes are an integral part of these consolidated statements.

COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2001 AND MARCH 31, 2002
(IN THOUSANDS)

	Three Months Ended March 31, 2001 (Unaudited)	Three Months Ended March 31, 2002 (Unaudited)
Cash flows from operating activities:
Net loss	$(12,794)	$(17,959)
Adjustments to reconcile net loss to net cash used in operating activities —
Extraordinary gain — Allied Riser merger	—	(4,528)
Depreciation and amortization, including debt costs	954	7,495
Amortization of debt discount — convertible notes	—	1,240
Amortization of deferred compensation	—	697
Changes in assets and liabilities:
Accounts receivable	—	(456)
Prepaid expenses and other current assets	1,827	678
Other assets	(1,009)	(788)
Accounts payable, accrued and other liabilities	3,476	3,924

Net cash used in operating activities	(7,546)	(9,697)

Cash flows from investing activities:
Purchases of property and equipment	(19,202)	(13,572)
Purchases of short term investments	—	(2,213)
Deposit — PSINet acquisition	—	(3,000)
Acquired cash and cash equivalents — Allied Riser merger	—	70,431

Net cash (used in) provided by investing activities	(19,202)	51,646

Cash flows from financing activities:
Borrowings under Cisco credit facility	7,416	7,699
Proceeds from option exercises	3	—
Repayment of capital lease obligations	—	(554)

Net cash provided by financing activities	7,419	7,145

Effect of exchange rate changes on cash	—	(2)
Net increase (decrease) in cash and cash equivalents	(19,329)	49,092
Cash and cash equivalents, beginning of period	65,593	49,017

Cash and cash equivalents, end of period	$46,264	$98,109

Supplemental disclosures of cash flow information:
Cash paid for interest	$1,791	$973
Cash paid for income taxes	—	—
Non-cash financing activities —
Capital lease obligations incurred	2,246	8,898
Borrowing under credit facility for payment of loan costs and interest	—	2,908
Allied Riser Merger
Fair value of assets acquired		$74,535
Less: valuation of common stock, options & warrants issued		(10,967)
Less: extraordinary gain		(4,528)

Fair value of liabilities assumed		$59,040

The accompanying notes are an integral part of these consolidated statements.

COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES
NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2001, and 2002

1.    Organization:

Description of business and acquisitions

        Cogent Communications, Inc. ("Cogent") was formed on August 9, 1999, as a Delaware corporation and is located in Washington, D.C. Cogent is a facilities-based Internet Services Provider ("ISP"), providing Internet access to multi-tenanted office buildings in approximately 20 major metropolitan areas in the United States and in Toronto, Canada. In 2001, Cogent formed Cogent Communications Group, Inc., (the "Company"), a Delaware corporation. Effective on March 14, 2001, Cogent's stockholders exchanged all of their outstanding common and preferred shares for an equal number of shares of the Company, and Cogent became a wholly owned subsidiary of the Company. The common and preferred shares of the Company include rights and privileges identical to the common and preferred shares of Cogent. This was a tax-free exchange that was accounted for by the Company at Cogent's historical cost. All of Cogent's options for shares of common stock were also converted to options of the Company.

        The Company's high-speed Internet access service is delivered to the Company's customers over a nationwide fiber-optic network. The Company's network is dedicated solely to Internet Protocol data traffic. The Company's network includes 30-year indefeasible rights of use ("IRU's") to a nationwide fiber-optic intercity network of approximately 12,500 route miles (25,000 fiber miles) of dark fiber from Williams Communications Group, Inc. These IRU's are configured in two rings that connect many of the major metropolitan markets in the United States. In order to extend the Company's national backbone into local markets, the Company has entered into leased fiber agreements for intra-city dark fiber from several providers. These agreements are primarily under 15-25 year IRU's.

Merger Agreement—Allied Riser Communications Corporation

        On August 28, 2001, the Company entered into an agreement to merge with Allied Riser Communications Corporation ("Allied Riser"). Allied Riser is a facilities-based provider of broadband data and video communication services to small- and medium-sized businesses located in selected buildings in North America, including Canada. Upon the closing of the merger on February 4, 2002, Cogent issued approximately 2.0 million shares, or 13.4% of its common stock, on a fully diluted basis, to the existing Allied Riser stockholders and became a public company listed on the American Stock Exchange. The acquisition of Allied Riser is expected to provide the Company with necessary in-building networks as well as pre-negotiated building access rights with building owners and real estate investment trusts across the United States and in Toronto Canada. The acquisition is expected to enable the Company to accelerate its business plan and increase its footprint in the markets it serves.

NetRail Inc.

        On September 6, 2001, the Company paid approximately $12.0 million for certain assets of NetRail, Inc, ("NetRail") a Tier-1 Internet service provider, in a sale conducted under Chapter 11 of the United States Bankruptcy Code. The purchased assets included certain customer contracts and the related accounts receivable, network equipment, and settlement-free peering arrangements with other Tier-1 Internet service providers.

Asset Purchase Agreement—PSINet, Inc.

        In January 2002, the Company entered into a due diligence agreement with PSINet, Inc. ("PSINet"). This agreement allowed the Company to undertake due diligence related to certain of

PSINet's network operations in the United States. The Company paid a $3.0 million fee in January 2002 to PSINet in connection with this arrangement recorded as other assets in the accompanying March 31, 2002 balance sheet. In February 2002, the Company and PSINet entered into an Asset Purchase Agreement ("APA"). Pursuant to the APA, approved on March 27, 2002 by the bankruptcy court overseeing the PSINet bankruptcy, the Company acquired certain of PSINet's assets and certain liabilities related to its operations in the United States for a total of $9.5 million. The acquisition closed on April 2, 2002. The $3.0 million payment under the due diligence agreement was applied toward this amount resulting in a $6.5 million payment at closing. The acquired assets include certain of PSINet's customer contracts, accounts receivable, rights to 10,000 route miles pursuant to indefeasible rights of use, telecommunications and computer equipment, three web hosting data centers, and certain intangibles, including settlement-free peering rights and the PSINet trade name. Assumed liabilities include certain leased circuit commitments and collocation arrangements. This acquisition added a new element to the Company's operations in that in addition to the Company's current high-speed Internet access business, the Company will begin operating a more traditional Internet service provider business, with lower speed connections provided by leased circuits obtained from telecommunications carriers (primarily local telephone companies).

        The Company expects the PSINet acquisition to enable the Company to immediately incorporate a revenue stream from a set of products that the Company believes complement its core offering of 100 Mbps Internet connectivity for $1,000 per month. The Company plans to support and build on the PSINet brand name which, the Company believes, is one of the most recognizable ISPs in the country. Under the PSINet label, Cogent will continue offering PSINet services, including Internet connectivity.

Basis of presentation

        The accompanying unaudited condensed consolidated financial statements have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of management, the unaudited condensed consolidated financial statements reflect all normal recurring adjustments that the Company considers necessary for the fair presentation of the results of operations and cash flows for the interim periods covered, and of the financial position of the Company at the date of the interim consolidated balance sheet. Certain information and footnote disclosures normally included in the annual consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to such rules and regulations. The operating results for interim periods are not necessarily indicative of the operating results for the entire year. While, the Company believes that the disclosures made are adequate to not make the information misleading, these interim condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes in the Company's Annual Report on Form 10-K.

        The accompanying unaudited consolidated financial statements include all wholly owned subsidiaries and a 68% owned subsidiary, Shared Technologies of Canada ("STOC"). STOC is owned by the Company's wholly owned subsidiary, ARC Canada. All inter-company accounts and activity have been eliminated. In March 2002, the shareholders representing the minority interest of STOC notified the Company that they had elected to exercise their rights to put their shares to the Company as provided under their shareholders agreements. The Company paid approximately $3.5 million in April 2002 to purchase these minority interests. This $3.5 million acquired liability is reflected as an accrued liability in the accompanying March 31, 2002 balance sheet.

        The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Business risk, and liquidity

        The Company operates in the rapidly evolving Internet services industry, which is subject to intense competition and rapid technological change, among other factors. The successful execution of the Company's business plan is dependent upon the availability of and access to intra-city dark fiber and multi-tenant office buildings, the availability and performance of the Company's network equipment, the availability of additional capital, the ability to meet the financial and operating covenants under its credit facility, the Company's ability to integrate acquired businesses and purchased assets into its operations and realize planned synergies, the extent to which acquired businesses and assets are able to meet the Company's expectations and projections, the Company's ability to successfully market its products and services, the Company's ability to retain and attract key employees, and the Company's ability to manage its growth, among other factors. Although management believes that the Company will successfully mitigate these risks, management cannot give assurances that it will be able to do so or that the Company will ever operate profitably.

        One of the Company's suppliers of metropolitan fiber optic facilities, Metromedia Fiber Networks (MFN), filed on May 20, 2002 an involuntary bankruptcy petition under Chapter 11 of the U.S. Bankruptcy Code. This may impact the Company's operations by decreasing our ability to add new metropolitan fiber rings from MFN and the Company's ability to add new buildings to existing MFN rings. However, as the Company has other providers of metropolitan fiber optic facilities the Company does not anticipate a significant impact from this event.

        On April 22, 2002 Williams Communications Group, Inc. filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of New York. Williams Communications LLC, a wholly owned subsidiary of Williams Communications Group, has provided the Company with its national backbone fiber rings and provides maintenance services to the Company. Williams Communications LLC did not file a bankruptcy petition and Williams Communications Group has stated that the bankruptcy filing is part of a negotiated plan to restructure its debt. The Company does not expect the Williams bankruptcy filing to impact it as Williams has completed delivery of the Company's national fiber backbone and the Company believes that Williams will be able to continue to provide maintenance services.

        MFN's and Williams' financial difficulties are characteristic of the telecommunications industry today. The Company's solution for metropolitan networks is to have a large number of providers and to develop the ability to construct its own fiber optic connections to the buildings the Company serves.

        The Company has obtained $178 million in venture-backed funding through the issuance of preferred stock. The Company has secured a $409 million credit facility (the "Facility") from Cisco Systems Capital Corporation ("Cisco Capital"). In connection with the Allied Riser merger, the Company acquired $70.4 million of cash and cash equivalents and assumed the obligations of Allied Riser including its convertible subordinated notes due in June 2007 totaling $117.0 million. Substantial time may pass before significant revenues are realized, and additional funds may be required to implement the Company's business plan. However, management expects that the proceeds from the issuance of preferred stock, the availability under the Facility (subject to continued covenant compliance) and the funds acquired in the Allied Riser merger, will be sufficient to fund the Company's current business plan through fiscal 2002.

Financial instruments

        The Company is party to letters of credit totaling $4.6 million as of March 31, 2002. These letters of credit are secured by a certificate of deposit and commercial paper investments that are restricted and included in short-term investments and deposits and other assets. No claims have been made against these financial instruments. Management does not expect any losses from the resolution of these financial instruments and is of the opinion that the fair value is zero since performance is not likely to be required.

        At March 31, 2001 and 2002, the carrying amount of cash and cash equivalents, short-term investments, accounts receivable, accounts payable, and accrued expenses approximated fair value because of the short maturity of these instruments. The interest rate on the Company's credit facility resets on a quarterly basis; accordingly, as of March 31, 2001 and 2002, the fair value of the Company's credit facility approximated its carrying amount. The Allied Riser convertible subordinated notes due in June 2007 have a face value of $117.0 million. The notes were recorded at their fair value of approximately $32.7 million at the merger date. The fair value of the notes at March 31, 2002, was approximately $31.5 million.

Reclassifications

        Certain amounts in the December 31, 2001 financial statements have been reclassified in order to conform to the 2002 financial statement presentation.

Comprehensive Income

        Statement of Financial Accounting Standard ("SFAS") No. 130, "Reporting of Comprehensive Income" requires "comprehensive income" and the components of "other comprehensive income" to be reported in the financial statements and/or notes thereto. Since the Company does not have any significant components of "other comprehensive income", reported net loss is the same as "comprehensive loss" for the periods presented.

Foreign Currency

        The functional currency of ARC Canada is the Canadian dollar. The financial statements of ARC Canada, and its subsidiary, STOC, are translated into U.S. dollars using the period-end rates of exchange for assets and liabilities and average rates of exchange for revenues and expenses. Gains and losses on translation of the accounts of the Company's non-U.S. operations are accumulated and reported as a component of other comprehensive income in stockholders equity.

Basic and Diluted Net Loss Per Common Share

        Net income (loss) per share is presented in accordance with the provisions of SFAS No. 128 "Earnings per Share". SFAS No. 128 requires a presentation of basic EPS and diluted EPS. Basic EPS excludes dilution for common stock equivalents and is computed by dividing income or loss available to common stockholders by the weighted-average number of common shares outstanding for the period, adjusted, using the if-converted method, for the effect of common stock equivalents arising from the assumed conversion of participating convertible securities, if dilutive. Diluted net loss per common share is based on the weighted-average number of shares of common stock outstanding during each period, adjusted for the effect of common stock equivalents arising from the assumed exercise of stock options, warrants, the conversion of preferred stock, conversion of participating convertible securities, if dilutive. Common stock equivalents have been excluded from the net loss per share calculation because their effect would be anti-dilutive.

        For the three months ended March 31, 2001 and March 31, 2002, options to purchase 640,307 and 1,137,482 shares of common stock at weighted-average exercise prices of $10.43 and $5.09 per share, respectively, are not included in the computation of diluted earnings per share as they are anti-dilutive. For the three months ended March 31, 2001 and March 31, 2002, 45,809,783, and 95,583,185 shares of preferred stock, which were convertible into 4,580,978 and 10,148,309 shares of common stock, were not included in the computation of diluted earnings per share as a result of their anti-dilutive effect. For the three months ended March 31, 2001 and March 31, 2002, warrants for 222,750 and 854,941 shares of common stock, were not included in the computation of diluted earnings per share as a result of their anti-dilutive effect. For the three months ended March 31, 2002, 94,164 weighted average shares of common stock issuable on the conversion of the Allied Riser convertible subordinated notes, were not included in the computation of diluted earnings per share as a result of their anti-dilutive effect.

International Operations

        The Company began recognizing revenue from operations in Canada through its wholly owned subsidiary, ARC Canada effective with the closing of the Allied Riser merger on February 4, 2002. All revenue is reported in United States dollars. Revenue for ARC Canada for the period from February 4, 2002 to March 31, 2002 was approximately $814,000.

2.    Pro Forma Amounts

        The acquisition of the assets of NetRail, Inc. and the merger with Allied riser were recorded in the accompanying financial statements under the purchase method of accounting. The NetRail purchase price was primarily allocated to the settlement-free peering agreements, which had an estimated fair value of approximately $11.0 million. These contracts are being amortized over their average estimated contractual life of 3 years. The remainder of the purchase price was allocated to other current and non-current assets. The purchase price of Allied Riser was approximately $12.5 million and included the issuance of 13.4% of the Company's common stock, or approximately 2.0 million shares of common stock, valued at approximately $10.2 million, the issuance of warrants and options for the Company's common stock valued at approximately $814,000 and transaction expenses of approximately $1.6 million. The fair value of net assets acquired was approximately $48.6 million resulting in negative goodwill of approximately $36.0 million. Negative goodwill was allocated to long-lived assets of approximately $31.5 million with the remaining $4.5 million recorded as an extraordinary gain.

        The purchase prices are preliminary and further refinements may be made. The operating results related to the acquired assets of NetRail, Inc. and the merger with Allied Riser have been included in the consolidated statements of operations from the dates of acquisition. The NetRail acquisition closed in September 2001. The Allied Riser merger closed on February 4, 2002.

        If the Allied Riser and NetRail acquisitions had taken place at the beginning of 2001 and 2002 the unaudited pro forma combined results of the Company for the three months ended March 31, 2001 and 2002 would have been as follows (amounts in thousands, except per share amounts).

	Three Months Ended March 31, 2001	Three Months Ended March 31, 2002
Revenue	$8,251	$3,932
Net loss applicable to common stock	(49,622)	(30,567)
Net loss per share — basic and diluted	$(14.13)	$(8.84)

        In management's opinion, these unaudited pro forma amounts are not necessarily indicative of what the actual results of the combined results of operations might have been if the NetRail, and Allied Riser acquisitions had been effective at the beginning of 2001 and 2002.

3.    Property and equipment:

        Property and equipment consisted of the following (in thousands):

March 31, 2002
Owned assets:
Network equipment	$135,259
Software	4,781
Office and other equipment	2,285
Leasehold improvements	18,365
System infrastructure	23,663
Construction in progress	5,369

189,722
Less — Accumulated depreciation and amortization	(16,565)

173,157
Assets under capital leases:
IRUs	81,468
Less — Accumulated depreciation and amortization	(3,004)

78,464

Property and equipment, net	$251,621

Capitalized interest

        For the three months ended March 31, 2001 and 2002, the Company capitalized interest of $1,733,000 and $224,000, respectively.

4.    Accrued Liabilities:

        Accrued liabilities consist of the following (in thousands):

March 31, 2002
General operating expenditures	$17,597
Payroll and benefits	1,054
Taxes	173
Interest	2,415
Deferred revenue	557
STOC minority shareholder put liability	3,234

Total	$25,030

5.    Intangible Assets:

        Intangible assets consist of the following (in thousands):

March 31, 2002
Peering arrangements	$11,036
Customer contracts	704

Total	11,740
Less — accumulated amortization	(2,283)

Intangible assets, net	$9,457

        Intangible assets are being amortized over 36 months. Amortization expense for the three months ended March 31, 2002 was approximately $978,000. Future amortization expense related to intangible assets is $3.9 million, $3.9 million and $1.6 million for the twelve-month periods ending March 31, 2003, 2004 and 2005, respectively.

6.    Other assets:

        Other assets consist of the following (in thousands):

March 31, 2002
Prepaid expenses	$709
Deposits	4,119
PSINet acquisition deposit	3,000
Deferred financing costs	14,885

Total	$22,713

7.    Long-term debt:

        In March 2000, Cogent entered into a $280 million credit facility with Cisco Capital. In March 2001, the credit facility was increased to $310 million. In October 2001, Cogent entered into a new agreement for $409 million (the "Facility"). This credit facility replaced the existing $310 million credit facility between Cisco Capital and Cogent. The October 2001 agreement is available to finance the purchases of Cisco network equipment, software and related services, to fund working capital, and to fund interest and fees related to the Facility. On January 31, 2002, the Facility was amended to modify certain covenants in connection with the Company's merger with Allied Riser. On April 17, 2002, the Facility was again amended to modify certain covenants in connection with the Company's acquisition of certain assets of PSINet.

        Borrowings may be prepaid at any time without penalty and are subject to mandatory prepayment based upon excess cash flow or upon the receipt of a specified amount from the sale of the Company's securities, each as defined. Principal payments begin in March 2005. Borrowings accrue interest at the three-month LIBOR rate, established at the beginning of each calendar quarter, plus a stated margin. The margin is dependent upon the Company's leverage ratio, as defined, and may be reduced. Interest payments are deferred and begin in March 2006. The weighted-average interest rate on all borrowings for the three months ending March 31, 2001 and 2002 was approximately 10.9% and 6.6%, respectively. Borrowings are secured by a pledge of all of Cogent's assets and common stock. The Facility includes restrictions on Cogent's ability to transfer assets to the Company, except for certain operating liabilities. The Company has guaranteed Cogent's obligations under the Facility.

        Borrowings under the Facility are available in increments subject to Cogent's satisfaction of certain operational and financial covenants over time. Up to $40 million is available for additional equipment loans through September 30, 2002, of which $9.0 million was borrowed as of March 31, 2002. An additional $85 million of equipment loans becomes available on October 1, 2002. Up to $20 million is available to fund interest and fees related to the Facility through September 30, 2002 of which $9.3 million was borrowed as of March 31, 2002. An additional $55 million for funding interest and fees related to the Facility becomes available on October 1, 2002. An additional $35 million in working capital loans becomes available on October 1, 2002. The aggregate balance of working capital loans is limited to 35 percent of outstanding equipment loans. Additional borrowings under the Facility for the purchase of products and working capital are available until December 31, 2004. Additional borrowings under the Facility for the funding of interest and fees are available until December 31, 2005. The Facility matures on December 31, 2008.

        At March 31, 2002, there were $153.6 million of equipment loans, $29.0 million of working capital loans and $9.3 million of interest and fee loans outstanding.

        Maturities of borrowings under the Facility are as follows (in thousands):

For the twelve months ending March 31,
2003	$—
2004	—
2005	750
2006	18,243
2007	63,973
Thereafter	108,953

$191,919

Allied Riser Convertible Subordinated Notes

        On June 28, 2000, Allied Riser completed the issuance and sale in a private placement of an aggregate of $150.0 million in principal amount of its 7.50% convertible subordinated notes due June 15, 2007 (the "Notes"). At the closing of the merger between Allied Riser and the Company approximately $117.0 million of the Notes were outstanding. The Notes were convertible at the option of the holders into shares of Allied Riser's common stock at an initial conversion price of approximately 65.06 shares of Allied Riser common stock per $1,000 principal amount. The conversion ratio is adjusted upon the occurrence of certain events. The conversion rate was adjusted to approximately 2.09 shares of the Company's common stock in connection with the merger. Interest is payable semiannually on June 15 and December 15, and is payable, at the election of the Company, in either cash or registered shares of the Company's common stock. The Notes are redeemable at the Company's option at any time on or after the third business day after June 15, 2004, at specified redemption prices plus accrued interest.

        The indenture related to the Notes (the "Indenture") includes a provision requiring the repurchase of the Notes at the option of the holders upon a change in control as defined in the Indenture. Management does not believe that the merger, as set forth in the Agreement and Plan of Merger dated August 28, 2001, as amended, represented a change in control as defined in the Indenture.

        Maturities of the Notes are as follows (in thousands):

For the twelve months ending March 31,
2003	$—
2004	—
2005	—
2006	—
2007	—
Thereafter	116,980

$116,980

8.    Commitments and contingencies:

Capital leases

        The Company has entered into lease agreements with several providers for intra-city and inter—city dark fiber primarily under 15-25 year IRU's. These IRU's connect the Company's national backbone fiber with the multi-tenant office buildings and the customers served by the Company. Once the Company has accepted the related fiber route, leases of intra-city and inter-city fiber-optic rings that meet the criteria for treatment as capital leases are recorded as a capital lease obligation and IRU asset. The Company acquired certain capital lease agreements related to equipment purchases in connection with the Allied Riser merger. The future minimum commitments under these agreements are as follows (in thousands):

For the twelve months ending March 31,
2003	$4,831
2004	4,803
2005	3,903
2006	3,269
2007	3,204
Thereafter	45,758

Total minimum lease obligations	65,768
Less — amounts representing interest	(32,103)

Present value of minimum lease obligations	33,665
Current maturities	2,398

Capital lease obligations, net of current maturities	$31,267

Metromedia Fiber Networks ("MFN")

        In February 2000, the Company entered into an agreement with MFN to lease fiber-optic cable for its intra-city fiber-optic rings and to provide the Company access to provide its service to certain multi-tenant office buildings. Each product order includes a lease of an intra-city fiber-optic ring for a period of up to 25 years and access to certain specified buildings in exchange for monthly payments. The agreement provides for a minimum commitment of 2,500 leased fiber miles and 500 connected buildings within five years from the effective date and penalties for early termination. Under the agreement, MFN also provides installation, maintenance, restoration, and network monitoring services. Each lease of an intra-city fiber-optic ring is treated as a capital lease and recorded once the Company has accepted the related fiber route.

Other Fiber Leases and Construction Commitments

        The Company has agreements with several fiber providers for the construction of laterals to connect office buildings to metro fiber rings and for the leasing of these metro fiber rings and the lateral fiber. These leases are generally for a period of 15-20 years and include renewal periods. The future commitments under these arrangements was approximately $61.5 million at March 31, 2002.

Equipment purchase commitment

        In March 2000, the Company entered into a five-year agreement to purchase from Cisco, minimum annual amounts of equipment, professional services, and software. In June 2000, the agreement was amended to increase the Company's previous commitment to purchase $150.1 million over four years to $212.2 million over five years. In October 2001, the commitment was increased to purchase $270 million until December 2004. As of March 31, 2002, the Company has purchased approximately $154 million towards this commitment.

Litigation

Trademark

        In October 2000, the Company was notified that the use of the trade name Cogent Communications may conflict with pre-existing trademark rights. Management believes that this issue will be resolved without a material effect on the Company's financial position or results of operations.

Vendor Claims

        On July 26, 2001, in a case titled Hewlett-Packard Company v. Allied Riser Operations Corporation a/k/a Allied Riser Communications, Inc., Hewlett-Packard Company filed a complaint against a subsidiary of Allied Riser, Allied Riser Operations Corporation, in the 95th Judicial District Court, Dallas County, Texas, seeking damages of $18.8 million, attorneys' fees, interest, and punitive damages relating to various types of equipment allegedly ordered from Hewlett-Packard Company by Allied Riser Operations Corporation. Management believes that this suit is without merit and Allied Riser has filed its answer generally denying Hewlett-Packard's claims. The Company intends to continue to vigorously contest this lawsuit.

        On January 16, 2002, Allied Riser received a letter from Hewlett-Packard Company alleging that certain unspecified contracts are in arrears, and demanding payment in the amount of $10.0 million. The letter does not discuss the basis for the claims or whether the funds sought are different from or in addition to the funds sought in the July 26, 2001 lawsuit. Allied Riser, through its legal counsel, has made an inquiry of Hewlett-Packard's counsel to determine the basis for the claims in the letter. Management believes this claim is without merit and intends to vigorously contest this claim.

        One of the Company's subsidiaries, Allied Riser Operations Corporation, is involved in a dispute with its former landlord in Dallas, Texas. Allied Riser terminated the lease in March 2002 and the dispute is over whether it had the right to do so. The landlord has alleged that a default under the lease has occurred. Allied Riser Operations Corporation has informed the landlord that the lease was terminated as provided by its terms.

Note Holders

        The three matters discussed below are, management believes, related to an effort by a group of bondholders to pressure the Company into buying back the notes they hold. The bondholders involved are a group of hedge funds that own (we believe) more than 40% of the 7.50% convertible subordinated notes due 2007 that were issued by Allied Riser Communications Corporation in June 2000. Allied Riser is now a subsidiary of the Company and the Company has become a co-obligor on the bonds. Beginning in August 2001 these hedge funds have attempted to force the repurchase of the notes they hold.

          On December 12, 2001, Allied Riser announced that certain holders of its 7.50% convertible subordinated notes due 2007 filed notices as a group with the Securities and Exchange Commission (SEC) on Schedule 13D including copies of documents indicating that such group had filed suit in Delaware Chancery Court on December 6, 2001 against Allied Riser and its board of directors. The suit alleges, among other things, breaches of fiduciary duties and default by Allied Riser under the indenture related to the notes, and requested injunctive relief to prohibit Allied Riser's merger with the Company. The plaintiffs amended their complaint on January 11, 2002 and subsequently served it on Allied Riser. On January 28, 2002, the Court held a hearing on a motion by the plaintiffs to preliminarily enjoin the merger. On January 31, 2002, the Court issued a Memorandum Opinion denying that motion. Since then the plaintiffs have taken no action to prosecute this suit. On April 6, 2002 the Company filed a motion with the court that, management believes, will expeditiously bring this suit to a conclusion. Management believes that the suit is without merit, and intends to continue to vigorously contest it.

          On February 21, 2002, the Division of Enforcement of the SEC requested that the Company voluntarily provide it certain documents related to the fairness opinion delivered to the Allied Riser board of directors by Allied Riser's financial advisor, Houlihan Lokey Howard & Zukin on August 28, 2001, and the Company's Series C preferred stock financing. The Company has complied with the request. The SEC has not informed the Company as to the reason for its request. However, management believes that the SEC inquiry was caused by the submission of a letter to the SEC by counsel to the hedge fund plaintiffs in the Delaware Chancery Court case described above questioning the disclosure in the registration statement and prospectus filed in conjunction with the merger of Allied Riser into a subsidiary of the Company.

          On March 27, 2002, certain holders of Allied Riser's notes filed an involuntary bankruptcy petition under Chapter 7 of the United States Bankruptcy Code against Allied Riser in United States Bankruptcy Court for the Northern District of Texas, Dallas Division. Three of the four petitioners are plaintiffs in the Delaware Chancery Court case described above. On June 11, 2002, the Bankruptcy Court Judge ruled in Allied Riser's favor and stated that the involuntary bankruptcy petition would be dismissed.

Operating leases and license agreements

        The Company leases office space, network equipment sites, and facilities under operating leases. The Company also enters into building access agreements with the landlords of its targeted multi- tenant office buildings. The Company acquired building access agreements and operating leases for facilities in connection with the Allied Riser merger. Future minimum annual commitments under these arrangements are as follows (in thousands):

Twelve months ending March 31,
2003	$16,422
2004	16,547
2005	15,186
2006	11,951
2007	9,164
Thereafter	40,319

$109,589

        Rent expense was $775,000 and $827,000 for the three months ended March 31, 2001 and 2002, respectively.

Connectivity, maintenance and transit agreements

        In order to provide service, the Company has commitments with service providers to connect to the Internet. The Company also pays Williams a monthly fee per route mile over a minimum of 20 years for the maintenance of its two national backbone fibers. In certain cases, the Company connects its customers and the buildings it serves to its national fiber-optic backbone using intra-city and inter-city fiber under operating lease commitments from various providers under contracts that range from month-to-month charges to 36-month terms.

        Future minimum obligations related to these arrangements are as follows (in thousands):

Twelve months ending March 31,
2003	$5,585
2004	4,725
2005	3,600
2006	3,648
2007	3,721
Thereafter	60,636

$81,915

9.    Stockholders' equity:

Stock Split

        All common share amounts, including the number of authorized, issued and outstanding shares, the conversion ratio of the Company's preferred stock, the exercise price and number of shares subject to stock options and warrants, and loss per share have been adjusted to reflect the 10 for 1 reverse stock split effected January 31, 2002.

Allied Riser Merger

        On February 4, 2002, the Company issued approximately 2.0 million shares of its common stock to Allied Riser shareholders in connection with the merger. This represented approximately 0.0321679 shares of the Company's common stock in exchange for each share of Allied Riser's common stock, or approximately 13.4% of the Company's common stock, on a fully diluted basis. The Company also assumed Allied Risers outstanding warrants and options for approximately 150,000 and 5,000 shares, of the Company's common stock, respectively, on an as-converted basis.

10.  Related party:

        The Company's headquarters is located in an office building owned by an entity controlled by the Company's Chief Executive Officer. The Company paid $81,000 and $92,000 for the three months ended March 31, 2001 and 2002, respectively, in rent to this entity.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Shareholders of Cogent Communications Group, Inc.

        We have audited the accompanying Statement of Assets Acquired and Liabilities Assumed and the related Statement of Revenues and Direct Expenses of PSINet Inc. Project Phoenix as of and for the year ended December 31, 2001. These statements are the responsibility of the management of Cogent Communications Group, Inc. ("Cogent"). Our responsibility is to express an opinion on these statements based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in these statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of these statements. We believe that our audit provides a reasonable basis for our opinion.

        The accompanying statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in Cogent's Current Report on Form 8-K) as described in Note 2 and are not intended to be a complete presentation of the financial position or results of operations of PSINet Inc.

        In our opinion, the statements referred to above present fairly, in all material respects, the assets acquired and liabilities assumed as of December 31, 2001 and the revenues and direct expenses for the year ended December 31, 2001, as described in Note 2, in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note 1, on April 2, 2002, Cogent acquired selected assets and liabilities of PSINet Inc. for a total cash purchase price of approximately $9.5 million.

/s/ PricewaterhouseCoopers LLP
Washington, D.C.
June 13, 2002

PSINET INC. PROJECT PHOENIX
STATEMENT OF ASSETS ACQUIRED
AND LIABILITIES ASSUMED

	December 31, 2001	March 31, 2002
		(Unaudited)
ASSETS ACQUIRED:
Accounts receivable (net of allowance for doubtful accounts of $2,027,000 and $2,168,000, respectively)	$2,803,000	$2,738,000
Other assets	134,000	134,000
Fixed assets, net	9,626,000	8,889,000

Total assets acquired	12,563,000	11,761,000

LIABILITIES ASSUMED:
Deferred revenue	2,386,000	2,472,000

Total liabilities assumed	2,386,000	2,472,000

Net assets acquired	$10,177,000	$9,289,000

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART
OF THESE STATEMENTS.

 PSINET INC. PROJECT PHOENIX
STATEMENTS OF REVENUES AND
DIRECT EXPENSES

	Year Ended December 31, 2001	Three-month Period Ended March 31, 2002	Three-month Period Ended March 31, 2001
		(Unaudited)	(Unaudited)
Revenues, net	$56,916,000	$14,105,000	$13,444,000

Direct expenses:
Cost of revenues	50,752,000	11,206,000	12,399,000
Sales and marketing	2,846.000	745,000	689,000
General and administrative	11,339,000	1,089,000	3,323,000
Depreciation and amortization	92,962,000	1,082,000	17,890,000
Impairment charges	295,521,000	—	—

Total direct expenses	453,420,000	14,122,000	34,301,000

Excess of direct expenses over revenues	$(396,504,000)	$(17,000)	$(20,857,000)

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART
OF THESE STATEMENTS.

 PSINET INC. PROJECT PHOENIX
NOTES TO STATEMENTS

1.    Business and Asset Purchase Agreement

        On February 26, 2002, a wholly-owned subsidiary of Cogent Communications Group, Inc. ("Cogent") entered into an agreement to acquire selected assets and liabilities of PSINet Inc.'s United States operations ("PSINet Project Phoenix"). The acquisition was consummated on April 2, 2002 (the "Close Date") for a total cash purchase price of approximately $9.5 million.

        PSINet Inc. ("PSINet") was organized in October 1989 and provided retail and wholesale Internet services and end-to-end information technology (IT) services, primarily to business customers. PSINet's services and products included dedicated and global dial-up access, managed services, collocation and shared hosting, enterprise resource planning system implementation, application development, application service provider offerings and managed applications. PSINet also provided wholesale and private label network connectivity and related services to other Internet service providers and telecommunications carriers to further utilize its network capacity. The provision of wholesale internet services, end-to-end IT solutions, and private label network connectivity and related services either ceased during 2001 or was not part of the acquired business noted above.

        On May 31, 2001, PSINet filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code. From May 31, 2001 through April 1, 2002, PSINet continued to operate their business as a debtor-in-possession.

        Assets acquired by Cogent included all accounts receivable balances, security deposits and prepayments related to acquired assets, certain owned telecommunications, computer and office equipment, certain leasehold improvements and certain indefeasible rights-of-use (IRU) capital lease agreements for fiber optic cable. Cogent also acquired certain assets and succeeded to certain agreements not reflected in PSINet's historical financial statements, prepared in accordance with accounting principles generally accepted in the United States of America. Such assets and agreements included customer contracts, certain intellectual property, the PSINet tradename, selected peering arrangements and operating leases for three web-hosting data centers, which were assumed on a prospective basis from the Close Date. Cogent has assumed the obligation to provide services to certain customers subsequent to the Close Date, including those for which PSINet had received payment for such services prior to April 2, 2002. As a result of these obligations, deferred revenues are reflected in the statement of assets acquired and liabilities assumed. Cogent also assumed certain leased circuits on a prospective basis from the Close Date.

2.    Basis of Presentation

        The accompanying statement of assets acquired and liabilities assumed as of December 31, 2001 and the statement of revenues and direct expenses for the year then ended has been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission ("SEC") (for inclusion in Cogent's Current Report on Form 8-K). The net assets acquired constitute a business pursuant to rules and regulations of the Sec.

        The statement of assets acquired and liabilities assumed includes those United States assets and liabilities of PSINet which are subject to the asset purchase agreement, as described in more detail in Note 1 above and in Section 2 of the Asset Purchase Agreement dated February 26, 2002.

        The statement of revenues and direct expenses includes only those revenues and expenses directly related to the acquired assets in the United States. Although Cogent acquired all of PSINet U.S. accounts receivable, including accounts receivable arising from customer relationships that were not acquired by Cogent, only revenues related to the customer relationships that were acquired and which will be served by Cogent on a prospective basis are included in this statement of revenues and direct expenses. Although Cogent did not acquire all of the U.S. fixed assets and software utilized by PSINet, the depreciation and other charges related to certain of these assets which were not acquired are included as direct expenses since they were necessary to support the revenue base of the acquired business during the periods presented. It was impracticable to allocate a certain portion of depreciation and other charges to the acquired business since such assets formed a network which, as a whole, was necessary to support the acquired revenue base. As such, all depreciation and other charges related to the aforementioned assets are included as direct expenses.

        Direct expenses also include an allocation of certain expenses directly attributable to the acquired business, the most significant of which relate to advertising, property taxes, licenses, building depreciation and internal communications charges. Allocation methodologies were based on relative percentages of the acquired business as compared to PSINet's United States business, including relative revenue, relative payroll costs, relative fixed asset balances and relative square feet of the owned headquarters building. The use of these allocation methodologies necessarily involved estimates and judgments; management believes the allocation methodologies and resulting percentages represent a reasonable and appropriate approach to allocating such direct expenses. Although the headquarters building is not being purchased by Cogent, a certain portion of the depreciation was allocated as a direct cost, given that the building was used for operating purposes to support the revenue base of the acquired business during the periods presented.

        All non-direct costs such as income taxes, treasury, accounting and legal services, goodwill amortization, interest expense and other non-operating expenses, have been excluded from this statement.

        The statements are not indicative of the financial condition or results of operations of the acquired business on a prospective basis due to changes in the business, including, among other things, the bankruptcy proceedings of PSINet. Further, the omission or inclusion of various operating expenses in these statements may not be indicative of such expenses of the acquired business on a prospective basis.

        Given the nature of these statements, the preparation of cash flow information relating to operating, investing and financing activities of PSINet Project Phoenix was impracticable.

3.    Summary of Significant Accounting Policies

        Significant accounting policies not disclosed elsewhere in the statements are as follows:

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Unaudited Interim Statements

        In the opinion of Cogent management, the accompanying unaudited statement of assets acquired and liabilities assumed as of March 31, 2002 and the unaudited statements of revenues and direct expenses for the three-month periods ended March 31, 2002 and 2001 contain all adjustments of a normal, recurring nature which are necessary for a fair statement of the results for the interim periods presented. The revenues and direct expenses are not necessarily indicative of results for the entire year.

Revenue Recognition

        Revenue is recognized when persuasive evidence of an agreement exists, the terms are fixed or determinable, services are performed and collection is reasonably assured.

        Revenues from access and hosting services are recognized ratably over the terms of the contracts, which are generally one to three years. Revenues are recorded net of customer credits. Cash received in advance of revenue earned is recorded as deferred revenues.

Advertising Costs

        Advertising costs are expensed in the period incurred. Advertising expenses were $1,387,000 for the year ended December 31, 2001.

Concentrations of Credit Risk and Allowance for Doubtful Accounts

        Financial instruments that potentially present concentrations of credit risk consist of accounts receivable. Credit risk inherently increased after PSINet's voluntary petition for bankruptcy on May 31, 2001 and after customers became aware of the proposed acquisition by Cogent. The allowance for doubtful accounts was based on an analysis of all U.S. customers of PSINet since Cogent acquired all of PSINet's receivables, despite the fact that Cogent will only service a certain portion of the customers on a prospective basis. Bad debt expense of $491,000 for the year ended December 31, 2001 and of $123,000 (unaudited) and $141,000 (unaudited) for the three- month periods ended March 31, 2001 and 2002, respectively, relate only to the acquired customer base which will be served by Cogent on a prospective basis.

        No individual customer accounted for more than 10% of PSINet Project Phoenix' revenue for the year ended December 31, 2001 or accounts receivable at December 31, 2001.

Equipment and Leasehold Improvements

        Telecommunications, computer and office equipment is recorded at cost less accumulated depreciation, which is provided on the straight-line method over the estimated useful lives of the assets, which range from three to five years. Cost includes major expenditures for improvements and replacements that extend useful lives or increase capacity of the assets. Expenditures for maintenance and repairs are expensed as incurred. Leasehold improvements include costs associated with telecommunications equipment installations and building improvements and are depreciated over the shorter of the estimated useful life (generally five to seven years) or the related lease term.

Indefeasible Rights-of-use Agreements

        Indefeasible right-of-use (IRU) agreements represent the right to access and use certain dark and lit fiber facilities obtained under capital-lease agreements. The IRU agreements are recorded at their historical cost if paid up-front or at the net present value of the future minimum lease payments. The cost is being amortized on a straight-line basis over the respective terms of the arrangements, which range from six years to twenty years based on the amendments in effect at December 31, 2001. Cogent has purchased five IRU agreements in connection with the acquisition. PSINet entered into amendments for two IRU agreements during 2001 to reduce the terms of the agreements; these amendments did not change the capital lease classification of the arrangements. On April 2, 2002, one other IRU agreement was amended to reduce the term from 20 years to 8 years; this amendment also did not change the capital lease classification of the arrangement. Interest costs associated with significant capital additions are capitalized.

Impairment of Assets

        Management periodically evaluates the recoverability of its long-lived assets, including assets under IRU arrangements. When indicators of potential impairment are present, management evaluates the carrying value of these assets in relation to the operating performance of the business and future undiscounted cash flows expected to result from the use of these assets to determine if an impairment exists. If an impairment is present, the assets are reported at the lower of carrying value or fair value. See discussion of 2001 impairment charges in Note 4.

Fair Value of Financial Instruments

        Financial instruments consist of accounts receivable. The fair value of accounts receivable at December 31, 2001 approximates the net carrying value of such receivables at that date.

Recent Accounting Pronouncements

        In October 2001, the FASB issued SFAS No. 144, Accounting For The Impairment Or Disposal Of Long-Lived Assets. This statement replaces SFAS No. 121, Accounting For The Impairment Of Long-Lived Assets And For Long-Lived Assets To Be Disposed Of. SFAS No. 144 retains the fundamental provisions of SFAS No. 121 for the recognition and measurement of the impairment of long-lived assets to be held and used and for those to be disposed of by sale. This statement applies to all long-lived assets, including discontinued operations, and replaces the provisions of APB Opinion No. 30 for the disposal of segments of a business. This statement requires that those long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. This statement is effective for PSINet beginning January 1, 2002. The adoption of SFAS No. 144 did not result in a material impact to the statements of PSINet Project Phoenix.

4.    Impairment of Assets

        In light of the difficulty in readily disposing of PSINet's U.S. assets in bankruptcy, management determined during the fourth quarter of 2001 that the estimated undiscounted cash flows associated with long-lived assets acquired would not be sufficient to recover the net book value of such assets. In accordance with SFAS No. 121, PSINet Project Phoenix recorded an impairment charge of approximately $295 million at December 31, 2001 to reflect its long-lived assets at estimated fair value. The fair values, as required by SFAS No. 121, did not consider the value of such assets in a forced sale or liquidation; rather, the values were based upon the purchase price paid by Cogent and allocated to the individual long-lived assets based upon industry fair value comparables (including recent Cogent acquisitions) for the related assets. Such fair value allocations necessarily involved the use of judgments and estimates which management believe to be reasonable and appropriate.

5.    Fixed Assets

        Fixed assets consisted of the following:

	December 31, 2001	March 31, 2002
		(Unaudited)
Equipment	$940,000	$940,000
Leasehold improvements	658,000	658,000
Indefeasible rights-of-use agreements	8,028,000	8,028,000

	9,626,000	9,626,000
Less: Accumulated depreciation	—	(737,000)

	$9,626,000	$8,889,000

        The cost basis of the fixed assets at December 31, 2001 represents the new cost basis subsequent to the impairment write-down (Note 4). Equipment consists principally of telecommunications equipment and, to a lesser extent, office equipment. Leasehold improvements relate to the three web-hosting data center operating lease sites assumed by Cogent. IRU assets relate to five capital lease arrangements (Note 3).

6.    Commitments

        PSINet Project Phoenix has guaranteed monthly usage levels of data and voice communications with certain of its telecommunications vendors. In addition, PSINet Project Phoenix has separate operating and maintenance agreements related to the IRU's and non-cancelable operating leases for three web-hosting data centers. Charges under the operating and maintenance agreements expire in various years through 2019. The operating leases expire in various years through 2009. At December 31, 2001, future minimum lease payments under these agreements are as follows:

	Operating and Maintenance Agreements	Operating Leases	Total
2002	$4,550,000	$1,646,000	$6,196,000
2003	1,925,000	1,446,000	3,371,000
2004	50,000	1,304,000	1,354,000
2005	51,000	1,343,000	1,394,000
2006	51,000	1,383,000	1,434,000
Thereafter	357,000	4,198,000	4,555,000

	$6,984,000	$11,320,000	$18,304,000

        Total operating and maintenance expense and rent expense for these operating leases totaled $13,985,000 and $2,091,000, respectively, for the year ended December 31, 2001.

 REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Director and Stockholder of
Allied Riser Communications Corporation:

        We have audited the accompanying consolidated balance sheets of Allied Riser Communications Corporation (a Delaware corporation) and subsidiaries (the "Company") (Note 1) as of December 31, 2001 and 2000, and the related consolidated statements of income (loss), shareholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Allied Riser Communications Corporation and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

                      ARTHUR ANDERSEN LLP

Dallas, Texas,
    February 22, 2002 (except with respect
    to the matters discussed in Notes 15 and 16,
    as to which the dates are March 27, 2002
    and April 30, 2002, respectively)

ALLIED RISER COMMUNICATIONS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS—DECEMBER 31, 2001 AND 2000
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

	2001	2000
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$35,361	$29,455
Short-term investments	42,711	212,107
Accounts receivable, net of reserve of $1,452 and $196 in 2001 and 2000, respectively	859	3,912
Prepaid expenses and other current assets	1,765	5,606

Total current assets	80,696	251,080

PROPERTY AND EQUIPMENT, net	25,916	182,442
REAL ESTATE ACCESS RIGHTS, net of accumulated amortization of $491 and $16,003 in 2001 and 2000, respectively	8,286	133,003
GOODWILL AND OTHER INTANGIBLE ASSETS, net of accumulated amortization of $0 and $2,592 in 2001 and 2000, respectively	—	12,118
OTHER ASSETS, net	8,069	11,060

Total assets	$122,967	$589,703

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$3,613	$17,904
Accrued liabilities	12,946	21,037
Current maturities of capital lease obligations	1,193	32,229
Current maturities of debt	614	713

Total current liabilities	18,366	71,883

CAPITAL LEASE OBLIGATIONS, net of current maturities	1,506	41,290
LONG-TERM LIABILITIES:
Long-term debt, net of current maturities	564	—
Convertible notes (7.5% interest payable in stock or cash)	116,980	150,000

Total liabilities	137,416	263,173

COMMITMENTS AND CONTINGENCIES (Note 8)
STOCKHOLDERS' EQUITY:
Common stock, $.0001 par value, 1,000,000,000 shares authorized, 61,994,000 and 58,561,000 outstanding as of December 31, 2001 and 2000, respectively (net of 1,899,000 and 675,000 treasury shares, respectively)	6	6
Additional paid-in capital	508,963	460,137
Warrants, authorizing the issuance of 4,246,000 and 7,377,000 shares as of December 31, 2001 and 2000, respectively	71,127	127,846
Deferred compensation	(274)	(13,501)
Accumulated other comprehensive income (loss)	(893)	(547)
Accumulated deficit	(593,378)	(247,411)

Total stockholders' (deficit) equity	(14,449)	326,530

Total liabilities and stockholders' equity	$122,967	$589,703

The accompanying notes are an integral part of these consolidated financial statements.

ALLIED RISER COMMUNICATIONS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
FOR THE YEARS ENDED DECEMBER 31, 2001, 2000, AND 1999
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

	2001	2000	1999
REVENUE:
Network services	$19,998	$10,969	$1,422
Value added services	5,754	3,363	448

Total revenue	25,752	14,332	1,870

OPERATING EXPENSES:
Network operations (including $513, $576, and $1,071 amortization of deferred compensation, respectively)	62,194	43,965	8,625
Cost of value added services	4,126	2,356	128
Selling expenses (including $1,486, $2,432, and $1,021 amortization of deferred compensation, respectively)	19,264	46,967	10,317
General and administrative expenses (including $2,073, $6,410, and $12,589 amortization of deferred compensation, respectively)	47,895	67,173	38,570
Depreciation and amortization	39,527	36,155	5,007
Asset write-down (Note 3)	262,336	—	—
Gain on settlement of capital lease obligations (Note 8)	(47,752)	—	—

Total operating expenses	387,590	196,616	62,647

OPERATING LOSS	(361,838)	(182,284)	(60,777)

OTHER INCOME (EXPENSE):
Interest expense	(13,935)	(9,348)	(1,275)
Interest and other income	7,518	18,224	4,564

Total other income (expense)	(6,417)	8,876	3,289

LOSS BEFORE INCOME TAXES	(368,255)	(173,408)	(57,488)
INCOME TAX BENEFIT	7,578	—	—

NET LOSS BEFORE EXTRAORDINARY ITEM	(360,677)	(173,408)	(57,488)
EXTRAORDINARY GAIN FROM EXTINGUISHMENT OF DEBT, net of $7,578 provision for income taxes	14,710	—	—

NET LOSS	(345,967)	(173,408)	(57,488)
ACCRUED DIVIDENDS ON PREFERRED STOCK	—	—	(6,452)

NET LOSS APPLICABLE TO COMMON STOCK	$(345,967)	$(173,408)	$(63,940)

NET LOSS PER COMMON SHARE (BASIS AND DILUTED):
Loss before extraordinary item	$(6.04)	$(3.18)	$(2.15)
Extraordinary gain, net	0.25	—	—

NET LOSS PER COMMON SHARE (BASIS AND DILUTED)	$(5.79)	$(3.18)	$(2.15)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING (basic and diluted)	59,704,000	54,472,000	29,736,000

The accompanying notes are an integral part of these consolidated financial statements.

ALLIED RISER COMMUNICATIONS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 2001, 2000, AND 1999
(IN THOUSANDS, EXCEPT SHARE AMOUNTS)

	Common Stock			Warrants				Accumulated Other Comprehensive Income (Loss)
	Number of Shares	Amount	Additional Paid-In Capital	Number of Shares	Amount	Deferred Compensation	Accumulated Deficit		Total Shareholders' Equity (Deficit)	Comprehensive Income (Loss)
BALANCE, December 31, 1998	25,716,000	$3	$375	—	$—	$—	$(16,515)	$—	$(16,137)	$—
Net loss	—	—	—	—	—	—	(57,488)	—	(57,488)	(57,488)
Other comprehensive income—foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—

Comprehensive income (loss)										$(57,488)

Issuance of common stock, net of stock repurchases and issuance costs	24,353,000	2	284,768	—	—	—	—	—	284,770
Conversion of preferred stock	6,500,000	1	123,904	—	—	—	—	—	123,905
Issuance of warrants	—	—	—	6,336,000	109,135	—	—	—	109,135
Accrued cumulative dividends on preferred stock	—	—	(6,452)	—	—	—	—	—	(6,452)
Deferred compensation	—	—	32,335	—	—	(32,335)	—	—	—
Amortization of deferred compensation	—	—	—	—	—	14,681	—	—	14,681

BALANCE, December 31, 1999	56,569,000	6	434,930	6,336,000	109,135	(17,654)	(74,003)	—	452,414
Net loss	—	—	—	—	—	—	(173,408)	—	(173,408)	$(173,408)
Other comprehensive income—foreign currency translation adjustment	—	—	—	—	—	—	—	(547)	(547)	(547)

Comprehensive income (loss)										$(173,955)

Issuance of common stock, net of stock repurchases and issuance costs	1,280,000	—	5,278	—	—	—	—	—	5,278
Issuance of warrants, net	—	—	—	1,753,000	33,375	—	—	—	33,375
Exercise of warrants	712,000	—	14,664	(712,000)	(14,664)	—	—	—	—
Deferred compensation	—	—	5,265	—	—	(5,265)	—	—	—
Amortization of deferred compensation	—	—	—	—	—	9,418	—	—	9,418

BALANCE, December 31, 2000	58,561,000	6	460,137	7,377,000	127,846	(13,501)	(247,411)	(547)	326,530
Net loss	—	—	—	—	—	—	(345,967)	—	(345,967)	$(345,967)
Other comprehensive income—foreign currency translation adjustment	—	—	—	—	—	—	—	(346)	(346)	(346)

Comprehensive income (loss)										$(346,313)

Issuance of common stock, net of stock repurchases and issuance costs	424,000	—	1,168	—	—	—	—	—	1,168
Forfeiture of warrants, net	—	—	—	(122,000)	94	—	—	—	94
Exercise of warrants	3,009,000	—	56,813	(3,009,000)	(56,813)	—	—	—	—
Deferred compensation	—	—	(9,155)	—	—	9,155	—	—	—
Amortization of deferred compensation	—	—	—	—	—	4,072	—	—	4,072

BALANCE, December 31, 2001	61,994,000	$6	$508,963	4,246,000	$71,127	$(274)	$(593,378)	$(893)	$(14,449)

The accompanying notes are an integral part of these consolidated financial statements.

ALLIED RISER COMMUNICATIONS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2001, 2000, AND 1999
(IN THOUSANDS, EXCEPT SHARE AMOUNTS)

	2001	2000	1999
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(345,967)	$(173,408)	$(57,488)
Adjustments to reconcile net loss to net cash used in operating activities—
Depreciation and amortization	43,599	45,573	19,688
Extraordinary gain from extinguishment of debt, net	(14,710)	—	—
Deferred income taxes	(7,578)	—	—
Write-down of assets	262,336	—	—
Gain on settlement of capital lease obligations	(47,752)	—	—
Loss on sale of assets	2,166	—	—
Other noncash expenses	1,799	—	—
Changes in assets and liabilities, net of the effect of acquisitions—
Decrease (increase) in accounts receivable, net	60	(2,260)	(239)
Decrease (increase) in prepaid expenses	3,175	515	(5,316)
Decrease (increase) in other assets	1,715	(4,673)	1,299
(Decrease) increase in accounts payable, accrued liabilities, and deferred revenue	(16,278)	15,718	11,799

Net cash used in operating activities	(117,435)	(118,535)	(30,257)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(7,254)	(79,815)	(28,790)
Proceeds from sale of short-term investments	169,396	—	—
Proceeds from sale of assets	301	—	—
Purchases of short-term investments, net	—	(50,094)	(162,013)
Acquisition of businesses, net of cash acquired	(164)	(14,745)	—

Net cash provided by (used in) investing activities	162,279	(144,654)	(190,803)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from convertible notes, net of offering cost	—	145,003	—
Payments on capital lease obligations	(28,803)	(6,023)	(2,167)
Payments of debt	(1,281)	(391)	—
Proceeds from issuance of common stock and sale of subsidiary stock, net of issuance costs	547	1,728	284,770
Payments on principal for convertible notes	(9,301)	—	—
Proceeds from issuance of preferred stock	—	—	51,000
Credit facility origination fee	—	—	(1,350)

Net cash (used in) provided by financing activities	(38,838)	140,317	332,253

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(100)	(237)	—

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	5,906	(123,109)	111,193
CASH AND CASH EQUIVALENTS, beginning of period	29,455	152,564	41,371

CASH AND CASH EQUIVALENTS, end of period	$35,361	$29,455	$152,564

SUPPLEMENTAL CASH FLOW DISCLOSURES:
Cash paid for interest	$14,125	$6,836	$569
Noncash investing and financing activities	—	—	—
Equipment acquired under capital leases	$2,198	$67,501	$7,754
Accrued interest and dividends on convertible notes and preferred stock	$256	$500	$6,452
Warrants issued	$94	$33,375	$109,135
Deferred compensation	$(9,155)	$5,265	$32,335
Conversion of preferred stock	$—	$—	$123,904
Common stock issued for business acquisition (129,000 shares)	$—	$4,011	$—
Treasury shares issued for bonus payments (425,000 shares)	$1,138	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

1.    Organization and Nature of Operations:

        Allied Riser Communications Corporation (the "Company") is a facilities-based provider of broadband data, video, and voice communications services to small-and medium-sized businesses. The Company also provides professional services including web design, consulting, and hosting.

        These financial statements have been prepared using the historical basis of accounting and are based on the provisioning of in-building wholesale services by the Company and do not reflect any adjustments related to the merger of the Company with Cogent Communications Group, Inc. ("Cogent"), as discussed below.

        On July 24, 2001, the Company announced a number of initiatives to reduce its operating costs and refocus its business plan. These initiatives included the suspension of retail sales of broadband data applications and services in most markets in the United States, the transition of its retail customers to other service providers, the closure of its sales offices, and further reductions in the Company's workforce.

        On August 28, 2001, Cogent and the Company entered into a definitive agreement, which was subsequently amended on October 13, 2001, for the merger of the Company with Cogent. Cogent, headquartered in Washington, DC, is a privately held high-speed Internet service provider providing end-to-end Optical Ethernet connectivity to the Internet for businesses. Under the agreement, each share of the Company's common stock would be exchanged for Cogent common stock. The merger was conditioned upon, among other things, approval by the Company's stockholders, the approval for listing or quotation of the shares of Cogent common stock issued in the merger on a national securities exchange or the Nasdaq National Market, and the receipt of material consents.

        On September 21, 2001, the Company suspended its retail services in most of its markets in the United States and began pursuing the provision of in-building wholesale services of its broadband data network.

        On January 31, 2002, the Company's shareholders approved the merger with Cogent. On February 4, 2002, the merger with Cogent was consummated. As a result of this transaction, the Company became a wholly owned subsidiary of Cogent, and the Company's common stock was removed from listing on the NASDAQ Stock Market's National Market System. Pursuant to the terms of the merger agreement, Allied Riser shareholders received approximately .032 shares of Cogent common stock for each share of the Company's common stock held (the "Conversion Rate"). Cogent's common stock trades on the American Stock Exchange under the symbol COI. In addition to the exchange of the Company's common stock for common stock of Cogent, all warrants, stock options, and restricted stock of the Company outstanding as of the consummation of the merger were converted to warrants, stock options, and restricted stock of Cogent based on the Conversion Rate. Cogent also became a co-obligor of the Company's 7.5% convertible subordinated notes due in 2007 (Note 7) as a result of the merger.

        Additionally, during the third and fourth quarters of 2001, the Company sold four of the five data and communication service providers acquired by it in 2000 (Note 11).

2.    Summary of Significant Accounting Policies:

Consolidation

        The accompanying financial statements include all wholly owned subsidiaries and an approximately 68% owned subsidiary, Shared Technologies of Canada ("STOC"). STOC is owned by the Company's wholly owned subsidiary, ARC Canada. All intercompany accounts and activity have been eliminated. Minority interest in STOC, is not presented in the accompanying financial statements because the minority interest is in a deficit position and the Company continues to record 100% of the losses of STOC. All results are reported in United States dollars.

        Pursuant to a shareholders agreement dated July 26, 2000, between the Company and the minority shareholders in STOC, effective October 31, 2001, such minority shareholders have the right to cause the Company to purchase their shares of STOC at a per share price determined by a formula described in the shareholders agreement. During January 2002, the minority shareholders of STOC exercised their right to require the Company to acquire the minority interest of STOC. The total consideration due to such selling shareholders is approximately $3,500,000.

Cash and Cash Equivalents

        Cash and cash equivalents consist of cash and marketable securities with original maturities of three months or less.

Short-Term Investments

        Short-term investments consist primarily of U.S. government and corporate fixed income securities with original maturities at date of purchase beyond three months and less than 12 months. Such short-term investments are carried at their accreted value as the Company intends to hold these securities to maturity. Also included in short-term investments are corporate fixed income securities with original maturities beyond 12 months for which management will exercise its redemption provision within the next 12 months. Unrealized gains and losses on these securities are not significant. As of December 31, 2001 and 2000, investments are carried at their original cost, which approximates fair market value.

Realization of Long-Lived Assets

        The Company periodically evaluates its long-lived assets, including property and equipment, real estate access rights, and goodwill and other intangible assets, to determine whether events or changes in circumstances have occurred that indicate the remaining asset balances may not be recoverable and an impairment loss should be recorded. Recoverability of assets is measured by comparing the carrying amount of an asset to the undiscounted future cash flows estimated to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair market value of the assets. During the second quarter of 2001, the Company recorded a write-down of $262,336,000 to reduce the carrying amount of long-lived assets to fair market value (Note 3). No such impairment was recorded during the years ended December 31, 2000 and 1999.

Property and Equipment

        Property and equipment are stated at cost and depreciated when placed in service using the straight-line method (Note 4). Interest is capitalized during the construction period of system infrastructure based on the rates applicable to borrowings outstanding during the period. Equipment held under capital lease obligations is amortized over the shorter of the lease term or estimated useful life of the asset. Repair and maintenance costs are expensed as incurred.

Real Estate Access Rights

        The Company has entered into agreements to issue warrants to its real estate partners in conjunction with acquiring real estate access rights. The warrants and the rights associated with the warrants may be adjusted if certain telecommunication license agreements are not executed in accordance with the parameters outlined in the warrant acquisition agreements. Accordingly, the final measurement date for the warrants is the date on which the telecommunication license agreements are signed and the real estate partners effectively complete their performance element of the agreement. At the measurement date, the Company measures the fair market value of the warrants based on an acceptable pricing model. This asset is amortized over the term of the related telecommunication license agreement which is generally ten years (Note 3).

Goodwill and Other Intangible Assets

        The excess of the purchase price of the acquired businesses over the fair market value of the identifiable net assets of acquired businesses has been recorded as identifiable intangible assets, including customer lists and assembled workforce, with the remainder recorded as goodwill. Until the second quarter of 2001, the Company amortized goodwill and intangible assets over a three-year period. During the second quarter of 2001, the Company recorded a write-down of long-lived assets, including goodwill and other intangible assets, to reduce such assets to their fair market value (Note 3).

Self-insurance Reserves

        The Company is 100% or partially self-insured for certain employee medical claims. The Company has accrued for costs related to medical claims. At the time of an incident, the Company records a reserve for the incident's estimated outcome, which may be adjusted, as additional information becomes available. Total accrued claims liabilities represent all such reserves and the Company's estimate for incidents which may have been incurred but not reported as of the balance sheet date. Management believes that any additional cost incurred over amounts accrued will not have a material adverse effect on the Company's financial position or results of operations.

Treasury Stock

        Pursuant to a stockholders' agreement, the Company periodically repurchased shares of the Company's common stock. Shares repurchased are accounted for under the cost method.

Revenue Recognition

        Network services revenue includes broadband data, video, voice communication and installation services. Broadband data and video are subscription-based services generally provided to customers under month-to-month contracts. Voice communications and installation services are usage-based services. Installation service fees are non-recurring, non-refundable fees for access to the Company's network. Service revenues are recognized in the month in which the services are provided, except for installation service fees which are deferred and recognized over the estimated customer life. Upon termination of services, any remaining deferred service fees are recognized. Deferred service fees were approximately $135,000 and $1,166,000 at December 31, 2001 and 2000, respectively, and are included in accrued liabilities in the accompanying financial statements.

        Value added service revenue includes web design and consulting, professional services, and web hosting. Such services are recognized upon completion of services.

        During 2000, the Company adopted Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements." SAB No. 101 provides additional guidance on revenue recognition as well as criteria for when revenue is generally recognized and earned. The adoption of SAB No. 101 did not have a material effect on the Company's results of operation for the year ended December 31, 2001 and 2000.

Network Operations

        Network operations include payments to providers of transmission capacity, costs associated with customer care, customer installations, equipment maintenance, payments to real estate owners, property taxes, and content licensing costs. All expenses related to network services are recognized as incurred.

Cost of Value Added Services

        Cost of value added services includes direct costs and internal labor associated with web design and consulting, professional services, and web hosting. All expenses related to value added services are recognized as incurred.

Selling Expense

        Selling expense includes employee salaries, commissions, taxes, benefits, advertising, marketing, and promotional expenses and costs associated with leasing and operating sales demonstration centers.

Income Taxes

        Deferred income tax assets and liabilities are recorded for the differences between the tax and financial reporting basis of the assets and liabilities and are based on the enacted income tax rates which are expected to be in effect in the period in which the difference is expected to be settled or realized. A change in tax laws would result in adjustments to the deferred tax assets and liabilities. Management periodically evaluates whether it is more likely than not that some or all of the deferred tax assets will be realized. Adjustments are made to the related assets carrying values based on this periodic evaluation of realizability (Note 12).

Comprehensive Income (Loss)

        Comprehensive income (loss) is defined as the change in equity (net assets) of a business enterprise during a period as a result of transactions from other events and circumstances from non-owner sources. It consists of net income and other gains and losses affecting stockholders' equity that, under accounting principles generally accepted in the United States, are excluded from net income, such as unrealized gains and losses on investments available for sale, foreign currency translation gains and losses and minimum pension liability. Currency translation is the only item of other comprehensive income impacting the Company.

Net Income (Loss) Per Share

        Net income (loss) per share is presented in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share." SFAS No. 128 requires a presentation of basic EPS and diluted EPS. Basic EPS excludes dilution for common stock equivalents and is computed by dividing income or loss available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock and resulted in the issuance of common stock.

        Restricted stock issued to employees is subject to repurchase by the Company until vested, and such unvested shares are not included in the weighted average number of common shares outstanding for the period. Shares of restricted stock outstanding were 88,000, 818,000, and 2,315,000 and as of December 31, 2001, 2000, and 1999, respectively.

        Options to purchase approximately 2,969,000, 8,738,000, and 1,504,000 shares of common stock, were outstanding as of December 31, 2001, 2000, and 1999, respectively. Warrants to purchase 4,246,000, 7,377,000, and 6,336,000 shares of common stock were outstanding as of December 31, 2001,

2000, and 1999, respectively. In addition, certain equity instruments are contingently issuable and would be potentially dilutive securities upon issuance (Note 9).

        Diluted EPS are not presented as all potentially dilutive securities would be antidilutive due to the net loss incurred for the years ended December 31, 2001, 2000, and 1999.

Segments

        The Company's chief operating decision maker evaluates performance based upon underlying information of the Company as a whole. There are no additional reporting segments.

International Operations

        The Company recognized a total of $5,232,000, $1,992,000, and $0 of revenue from operations in Canada through its wholly owned subsidiary, ARC Canada, for the years ended December 31, 2001, 2000, and 1999, respectively. Long-lived assets of ARC Canada were $4,802,000 and $18,676,000 as of December 31, 2001 and 2000, respectively.

Use of Estimates in Financial Statements

        The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Management may be required to make significant estimates of, among other things, the fair value of long-lived assets, allowance for doubtful accounts, and amounts recorded for acquisition contingencies. Actual results may differ from those estimates.

Reclassifications

        Certain 2000 and 1999 balances have been reclassified to conform to the current year presentation.

Foreign Currency Translation

        For the Company's Canadian subsidiary, the local currency is the functional currency. All assets and liabilities are translated at exchange rates in effect at the end of the period, and income and expense items are translated at the average exchange rates for the period. Translation adjustments are reported as a separate component of stockholders' equity.

New Accounting Pronouncements

        In July 2001, the FASB issued SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. SFAS No. 142 changes the accounting for goodwill from an amortization method to an impairment approach. The Company believes the adoption of SFAS Nos. 141 and 142 will not have a material effect on its financial position or results of operations.

        In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. This standard is effective for fiscal years beginning after June 15, 2002. In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This statement supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" and related literature and establishes a single accounting model, based on the framework established in SFAS No. 121, for the impairment and disposal of long-lived assets. This standard is effective for financial statements issued for fiscal years beginning after December 15, 2001. The Company believes the adoption of SFAS Nos. 143 and 144 will not have a material effect on its financial position and results of operations.

3.    Asset Write-Down:

        During the second quarter of 2001, numerous adverse changes in the Company's industry and the economic environment as a whole, including significant declines in valuation of competitive telecommunications providers, continued weakness in the demand for information technology and telecommunications services, and business failures of several prominent companies in markets similar to the Company's caused the Company to conclude that its prospects for future cash flows had weakened and operating risks had increased. Additionally, during the second quarter of 2001, the Company made certain changes in its operations. Both these external and internal changes triggered a review of long-lived assets, including building and network-related assets, real estate access rights, property and equipment, and goodwill and other intangible assets. This review indicated that undiscounted cash flows expected to be generated by such assets were not sufficient to recover the historical book value of long-lived assets and that such assets should be reduced to fair value. The Company calculated the present value of estimated cash flows to determine management's estimate of fair market value for the building and system infrastructure and real estate access rights. To determine the value of other assets, including system equipment, furniture, fixtures, software, and equipment, the Company used the lower of the historical cost or management's estimate of fair market value. Based on the Company's evaluation of the present value of expected cash flows of its subsidiaries acquired in 2000, the Company concluded that related long-lived assets and goodwill should be written down. The total amount of write down by category is as follows:

Amount of Asset Write-Down
Property and equipment-
System infrastructure	$58,108,000
Other assets	78,051,000

Total property and equipment	136,159,000
Real estate access rights	116,449,000
Goodwill	9,728,000

Total	$262,336,000

        During 2001 and in connection with cost-cutting measures, the Company discontinued the use of certain software, thus reducing its useful life, which resulted in the recognition of $9,522,000 in accelerated depreciation expense. The Company will continue to evaluate its long-lived assets, including property and equipment and real estate access rights, to determine whether changes in circumstances have occurred that indicate the remaining asset balances may not be recoverable and an impairment loss should be recognized.

4.    Property and Equipment, net:

        Property and equipment as of December 31 consist of the following:

	Average Estimated Useful Lives (Years)	2001	2000
Office equipment and information systems	4	$27,982,000	$38,526,000
Furniture and fixtures	7	2,011,000	4,292,000
Leasehold improvements	5	4,009,000	3,419,000
System infrastructure	10	7,695,000	30,573,000
System equipment	5	6,813,000	43,468,000
Construction-in-progress		1,777,000	82,783,000

		50,287,000	203,061,000
Less—Accumulated depreciation and amortization		(24,371,000)	(20,619,000)

Property and equipment, net		$25,916,000	$182,442,000

        Capitalized interest for the years ended December 31, 2001, 2000, and 1999, was approximately $1,143,000, $1,150,000, and $0, respectively.

5.    Other Assets, net:

        Other assets primarily include deferred debt issuance costs and long-term deposits as required by lease agreements. Deferred debt issuance was recorded upon issuance of $150,000,000 convertible notes and is being amortized over the life of the related agreement. Unamortized deferred debt issuance costs as of December 31, 2001 and 2000, were approximately $3,072,000 and $4,639,000, respectively, net of accumulated amortization of $837,000 and $358,000, respectively. Deposits required by lease agreements were approximately $4,166,000 and $5,202,000 as of December 31, 2001 and 2000, respectively, and are refundable upon expiration of the related agreements.

6.    Accrued Liabilities:

        Accrued liabilities as of December 31 consist of the following:

	2001	2000
Property and equipment additions	$258,000	$334,000
General operating expenses	12,297,000	15,707,000
Due to former stockholders of an acquired company	—	1,168,000
Deferred revenue	135,000	1,166,000
Interest	256,000	2,662,000

Accrued liabilities	$12,946,000	$21,037,000

7.    Debt:

        In March 1999, the Company entered into a credit facility under which the Company could borrow up to $45,000,000 subject to certain conditions. The Company paid an origination fee of $1,350,000, which was fully amortized to interest expense during 2000 and 1999. During June 2000, the Company terminated this facility. No amounts had been drawn under this facility at the date of termination.

        On June 28, 2000, the Company completed the issuance and sale in a private placement of an aggregate of $150,000,000 in principal amount of its 7.50% convertible subordinated notes due June 15,

2007 (the "Notes"). The Company incurred expenses of approximately $4,997,000, of which approximately $4,500,000 represented underwriting fees and approximately $497,000 represented other expenses related to the offering. The net offering proceeds to the Company after total expenses were approximately $145,003,000. The Notes may be converted at the option of the holders into shares of the Company's common stock at an initial conversion price of $15.37 per share, which may be adjusted based on certain antidilution provisions in the indenture related to the Notes (the "Indenture"). Interest is payable semiannually on June 15 and December 15, and is payable, at the election of the Company, in either cash or registered shares of the Company's common stock. The Notes are redeemable at the Company's option at any time on or after the third business day after June 15, 2004, at specified redemption prices plus accrued interest. During 2000, a shelf registration statement on Form S-3 (Commission File No. 333-50026) was filed with the Securities and Exchange Commission registering the Notes for resale, registering the shares of common stock issuable upon conversion of the Notes, and registering shares of common stock as payment-in kind interest on the Notes.

        On May 11, 2001, the Company commenced a tender offer to purchase any and all of the Notes for a purchase price of $280 in cash per $1,000 of principal amount of Notes, plus accrued but unpaid interest on the Notes up to but excluding the date on which the Company deposited the funds with the depositary to purchase the accepted Notes. On June 12, 2001, the Company announced the completion of the tender offer, accepting for purchase $26,400,000 of the aggregate principal amount of the Notes, representing approximately 17.6% of the $150,000,000 aggregate principal amount of the Notes outstanding prior to the tender offer. The Company paid $8,360,000 in cash, including $968,000 for accrued but unpaid interest, to complete the tender offer. An extraordinary gain of $11,718,000, net of $6,037,000 in income taxes, was recognized as a result of the early extinguishment of a portion of the aggregate principal amount of the Notes. The extraordinary gain also includes $486,000 of expenses incurred with the offer and a $767,000 write-off of associated debt issuance costs.

        The Company announced on December 12, 2001, that it had initiated the repurchase of certain of its Notes at a discount rate from the face value of the notes in limited open market or negotiated transactions. The Company accepted for purchase $6,620,000 aggregate in principal amount of the Notes. The Company paid $2,076,000 in cash, including $167,000 for accrued but unpaid interest, to complete the repurchase. An extraordinary gain of $2,992,000, net of $1,541,000 in income taxes, was recognized. The extraordinary gain also includes a $178,000 write-off of associated debt issuance costs.

        Total interest expense incurred during 2001 and 2000 related to the Notes was approximately $9,505,000 and $5,719,000, respectively.

        The Indenture includes a provision requiring the repurchase of the Notes at the option of the holders upon a change in control as defined in the Indenture. Management does not believe that the merger (Notes 1 and 15) is deemed a change in control as defined in the Indenture.

8.    Commitments and Contingencies:

        Outlined below are commitments and contingencies for the Company's operating leases, capital leases, connectivity contracts, legal proceedings, acquisition commitments, and employee retention plan. From time to time, the Company may decide to use cash for early retirement of such commitments and contingencies. As a result of the Company's suspension of retail operations, the Company is continuing its efforts to terminate contractual obligations that are not required in connection with the Company's ongoing business. As a result, certain contractual obligations without future benefit may be terminated which may result in contractual commitments being paid in periods prior to those outlined below, which may accelerate the recognition of these expenses.

Operating Leases

        The Company has entered into various operating lease agreements, with expirations through 2008, for leased space and equipment. Future minimum lease obligations as of December 31, 2001, related to the Company's operating leases are as follows:

2002	$10,656,000
2003	11,089,000
2004	9,348,000
2005	5,375,000
2006	2,576,000
Thereafter	1,570,000

Total minimum lease obligations	$40,614,000

        During 2001, the Company paid $1,175,000 to settle certain operating leases prior to their expiration, which terminated $9,223,000 in future obligations. Total operating lease expenses for the years ended December 31, 2001, 2000, and 1999, was approximately $8,061,000 (including $1,175,000 of termination fees), $9,321,000, and $1,946,000, respectively.

Capital Leases

        The Company has entered into various capital leases for equipment. Future minimum lease obligations as of December 31, 2001, related to the Company's capital leases are as follows:

2002	$1,014,000
2003	1,011,000
2004	875,000
2005	88,000

Total minimum lease obligations	2,988,000
Less — Amounts representing interest	(289,000)

Present value of minimum lease obligations	2,699,000
Current maturities	(1,193,000)

Capital lease obligations, net of current maturities	$1,506,000

        On October 9, 2001, the Company and its wholly owned subsidiary, Allied Riser Operations Corporation, entered into a settlement and mutual release agreement in connection with certain of its capital lease agreements. Pursuant to the terms of the settlement and mutual release agreement, in exchange for the payment of $12,500,000 by the Company to the lessor, the lessor released the Company and its subsidiaries from any and all obligations to the lessor and its affiliates under the capital lease agreement and amounts payable under various maintenance agreements with respect to equipment leased by the Company or its subsidiaries from the lessor. The Company recognized a gain of $47,752,000 as a result of this settlement. The title to the equipment subject to the capital lease agreements was transferred to the Company pursuant to the settlement, and the lessor has agreed to release all liens on and security interests in such equipment.

Connectivity Contracts

        In order to provide its services, the Company must connect each in-building network to a central facility in each metropolitan area, usually over broadband lines that are leased from other carriers. At this metropolitan hub, the Company aggregates and disseminates network traffic for Internet connectivity. The Company has secured contracts that range from monthly to five years for local transport and up to three years for national intercity transport. The Company incurs fixed monthly charges for local connectivity. For national connectivity, the Company incurs fixed monthly charges plus incremental charges for customer usage above a certain volume. In addition, in the event the Company fails to meet its minimum volume commitments for national connectivity, it may be obligated to pay underutilization charges.

        Future minimum obligations as of December 31, 2001, related to the Company's connectivity contracts are as follows:

2002	$2,856,000
2003	1,476,000
2004	517,000
2005	452,000
2006	16,000

Total minimum lease obligations	$5,317,000

        During 2001, the Company paid $1,486,000 to settle certain connectivity contracts prior to their expiration, which terminated $4,506,000 in future obligations. Subsequent to December 31, 2001, the Company paid $350,000 to settle additional connectivity contracts prior to their expiration, which terminated $429,000 in future obligations included in the above table.

Legal Proceedings

        On July 26, 2001, in a case titled Hewlett-Packard Company v. Allied Riser Operations Corporation a/k/a Allied Riser Communications, Inc., Hewlett-Packard Company filed a complaint against the Company's subsidiary, Allied Riser Operations Corporation, in the 95th Judicial District Court, Dallas County, Texas seeking damages of $18,775,000, attorneys' fees, interest and punitive damages relating to various types of equipment allegedly ordered from Hewlett-Packard Company by Allied Riser Operations Corporation. The Company believes this claim is without merit and has filed its answer generally denying Hewlett-Packard's claims. The Company intends to vigorously contest this lawsuit, and no financial provision has been included in the December 31, 2001, financial statements in connection with this litigation.

        On January 16, 2002, the Company received a letter from Hewlett-Packard Company alleging that certain unspecified contracts are in arrears, and demanding payment in the amount of $10,000,000. The letter does not discuss the basis for the claims or whether the funds sought are different from or in addition to the funds sought in the July 26, 2001, lawsuit. The Company, through its legal counsel, has made an inquiry of Hewlett-Packard's counsel to determine the basis for the claims in the letter. Management believes this claim is without merit and intends to vigorously contest this claim. No financial provision has been included in the December 31, 2001, financial statements in connection with this litigation.

        On December 6, 2001, certain holders of the Notes filed notices as a group with the SEC on Schedule 13D including copies of documents indicating that such group had filed a suit against the Company and its board of directors alleging, among other things, breaches of fiduciary duties and requesting injunctive relief to prohibit the Company's merger with Cogent, and alleging default by the Company under the indenture related to the Notes. The plaintiffs amended their complaint on January 11, 2002 and subsequently served it on the Company. On January 28, 2002 the Delaware Chancery Court (the "Court") held a hearing on a motion by the plaintiffs to preliminarily enjoin the merger. On January 31, 2002 the Court issued a Memorandum Opinion denying that motion. The Company continues to believe that these claims are without merit, and intends to continue to vigorously contest this lawsuit. No financial provision has been included in the December 31, 2001, financial statements in connection with this litigation (Note 15).

        On February 21, 2002, the Division of Enforcement of the SEC requested that Cogent voluntarily provide it certain documents related to the fairness opinion delivered to the Company's board of directors by the Company's financial advisor, Houlihan Lokey Howard & Zukin on August 28, 2001, and Cogent's Series C preferred stock financing. Cogent and the Company have complied with the request. The SEC has not informed Cogent or the Company as to the reason for its request. However, management believes that the SEC inquiry was caused by the submission of a letter to the SEC by counsel to plaintiffs in the Court case described above questioning the disclosure in the registration statement and prospectus filed in conjunction with the merger of the Company into a subsidiary of Cogent (Note 1).

Acquisition Commitments

        During 2000, the Company completed five acquisitions (Note 11). In connection with these acquisitions, additional amounts were potentially payable to the former owners and employees of the acquired companies and were contingent upon the achievement of certain performance levels. During 2001 and in connection with the disposition of four of the acquired companies (Note 11), the Company paid $780,000 in cash and released from restriction 346,000 shares of common stock as a result of the termination of certain of the employment agreements that provided for such additional contingent payments. Warrants underlying 250,000 shares of common stock, issued during 2000 in connection with acquisitions, were forfeited as a result of the termination of certain employment agreements (Note 9). Additionally, 1,179,000 shares of restricted stock were forfeited by terminated employees which resulted in the reversal of related deferred compensation (Note 10). As of December 31, 2001, the Company had settled all performance-based acquisition commitments.

Employee Retention Plan

        During the third quarter of 2001, the board of directors established an employee retention plan and as part of such plan directed that a pool of up to approximately $5,200,000 be set aside for bonus, severance, and retention payments for remaining employees. All such amounts were expensed during 2001. As of December 31, 2001, the Company had accrued $2,449,000, included in accrued liabilities, for payments to be made after December 31, 2001.

9.    Equity:

Common Stock

        Pursuant to an investment agreement dated November 23, 1998, and in connection with a preferred investment (see below), the Company issued to a group of investors approximately 13,270,000 shares of common stock for $.0015 per share and approximately 7,291,000 shares of common stock for $.0015 per share to a second group of investors in December 1998.

        During 1998, accrued interest totaling $980,000 was contributed by an investor and a real estate owner. As both are related parties of the Company, the contribution was accounted for as a capital transaction and included in the accompanying consolidated statements of stockholders' equity.

        In April 1999, the Company issued 125,000 shares of common stock for consulting services previously received.

        In August 1999, the Company issued 6,059,000 shares of common stock to a group of financial sponsors and to real estate partners in connections with a preferred stock investment (see Preferred Stock).

        On October 29, 1999, the Company raised gross proceeds of approximately $305,470,000 in its initial public offering. The Company sold 16,970,550 shares of common stock at a price of $18 per share.

        During the years ended December 31, 2001 and 2000, the Company repurchased 1,649,000 and 579,000 shares of unvested restricted common stock, and warrants underlying 3,009,000 and 712,000 shares of stock were exercised (see Warrants). During the year ended December 31, 2001, the Company issued 425,000 shares of common stock from treasury in lieu of cash bonus payments for services rendered in 2000. During the year ended December 31, 2001, the Company issued 32,000 shares of common stock in connection with obligations related to prior acquisitions. During the years ended December 31, 2001 and 2000, 409,000 and 236,000 shares of common stock, respectively, were issued in connection with the Company's employee stock purchase plan. Stock options underlying 1,207,000 and 16,000 shares of common stock of the Company were exercised by employees during the year ended December 31, 2001 and 2000, respectively.

Preferred Stock

        In November and December 1998, the Company issued to groups of investors, 41 and 25 shares of Series A convertible redeemable preferred stock, for $41,000,000 and $25,000,000 in cash, respectively.

        In August 1999, the Company issued 17 shares of Series B preferred stock to a group of financial sponsors and 34 shares of Series B preferred stock to real estate partners and their affiliates for approximately $51,000,000 in cash.

        The holders of the preferred stock were entitled to certain rights including: redemption, conversion, dividends, and liquidation preference, as defined in the investment agreement. As a result of the redemption provision, the preferred stock was classified outside of stockholders' equity (deficit).

        Simultaneous with the Company's initial public offering and pursuant to contractual agreements with the preferred stockholders, all of the outstanding shares of preferred stock were converted into 6,500,000 shares of common stock. Upon the conversion, accrued dividends of $6,904,000 on the preferred stock were waived and recorded as a contribution to capital.

Warrants

        The Company has issued to real estate partners and their affiliates warrants to acquire shares of common stock in exchange for the right, pursuant to telecommunications license agreements, to install its broadband data network in these real estate entities' buildings. The warrants are exercisable upon the occurrence of certain events, as defined in the warrant acquisition agreements.

        The number of warrants the Company is obligated to issue may be adjusted if certain telecommunication license agreements are not executed and delivered in accordance with the parameters outlined in the warrant acquisition agreements. Accordingly, the date for determining the final value of the warrants is the date on which the telecommunication license agreements are signed and delivered, as defined, and the real estate partners effectively complete their performance element of the warrant acquisition agreement. At the measurement date, the Company measured the fair market value of the warrants based on an acceptable pricing model. The warrants also are subject to forfeiture as a result of subsequent events of default by the real estate partners as outlined in the warrant acquisition agreement.

        During the years ended December 31, 2001 and 2000, the Company entered into warrant agreements for the issuance of 40,000 and 1,085,000 shares of common stock, net of adjustments for certain telecommunication license agreements that were not executed and delivered in accordance with parameters outlined in the warrant acquisition agreements, respectively. Warrants underlying 3,009,000 and 712,000 shares of common stock, valued at $56,813,000 and $14,664,000, were exercised during the years ended December 31, 2001 and 2000, respectively.

        During the years ended December 31, 2001 and 2000, the Company issued warrants underlying 85,000 and 150,000 shares of common stock, respectively, in exchange for services which resulted in an expense of $88,000 and 2,396,000, respectively.

        During the year ended December 31, 2000, the Company issued warrants underlying up to 250,000 shares of common stock in connection with acquisitions. The exercise of these warrants was contingent upon future events and were forfeited during 2001 as a result of the termination of certain employment agreements (Note 8).

        As of December 31, 2001, the Company has entered into warrant acquisition agreements for the issuance of 7,967,000 shares of common stock. As of December 31, 2001, warrants underlying 3,721,000 shares of common stock had been exercised.

10.  Stock Compensation:

Restricted Stock Awards

        During 1998 and early 1999, the Company issued approximately 5,753,000 shares of common stock to management, current and former employees and non-employee stockholders for $.0015 per share. With respect to the stockholders who are employees of the Company, subscription agreements provide that the shares shall be restricted, non-transferable, and subject to repurchase by the Company until vested. Upon issuance of the shares to the employees in 1998, certain shares were vested based on employees' prior service with the Company. Unvested shares vest over four years in equal monthly installments commencing upon their issuance. Pursuant to contractual arrangements, vesting of shares may accelerate upon the occurrence of a qualifying business combination or a combination of a qualifying business combination and termination of employment without cause. The accelerated vesting provisions differ based upon the employee's position with the Company. There are no accelerated vesting provisions related to performance criteria. Upon the resignation or termination of an employee for any reason, all unvested shares will be subject to repurchase by the Company at the price paid by the employee.

        The following table presents the activity related to restricted stock for the years presented:

	Granted	Vested	Repurchased	Outstanding and Unvested
1999	1,143,000	1,122,000	153,000	2,315,000
2000	—	942,000	555,000	818,000
2001	—	179,000	551,000	88,000

        On February 4, 2002, all outstanding restricted stock was released from restriction and converted to common stock of Cogent as a result of the merger with Cogent (Note 1).

Equity Based Compensation Plans

        Effective June 1, 1999, the Company adopted the 1999 Amended and Restated Stock Option and Equity Incentive Plan (the "1999 Plan") under which 5,000,000 shares of common stock are authorized for issuance. Effective June 15, 2000, the Company adopted the Allied Riser Communications Corporation 2000 Stock Option and Equity Incentive Plan (the "2000 Plan") under which 8,500,000 shares of common stock are authorized for issuance (the 1999 Plan and the 2000 Plan, together the "Plans"). The shares authorized under the Plans, subject to adjustments, are available for award to employees, officers, directors, or consultants. Pursuant to the Plans, the Company's board of directors may grant stock options, stock appreciation rights, restricted shares, deferred shares and certain tax offset payments. The terms of any particular grant, including any performance-based requirements, vesting terms and other restrictions are determined by the Board or by the Compensation Committee of the Board. The exercise price of nonstatutory options may be above, at or below fair market value of the common stock on the grant date. The exercise price of incentive stock options must not be less than the fair market value on the grant date. The right to purchase shares under the stock options agreements typically vest over a four-year period. The exercise period of options may be set by the Board or the Committee but may not exceed ten years for incentive stock options. As of December 31, 2001, there were 9,255,000 shares available for future grants. No options were granted outside of the Plans.

        The Company accounts for stock options and other employee awards under the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Had compensation costs for the Plans been determined based on the fair market value of the options as of the grant dates, consistent with the method prescribed in SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net loss applicable to common stock and net loss per common share would have resulted in the pro forma amounts indicated below (dollars in thousands, exception per share data):

	2001	2000	1999
Net loss:
As reported	$(345,967)	$(173,408)	$(63,940)
Pro forma	(353,198)	(195,244)	(66,167)
Net loss per common share:
As reported	$(5.79)	$(3.18)	$(2.15)
Pro forma	(5.92)	(3.58)	(2.23)

        No diluted earnings per share are presented as the Company has generated net losses and all potentially dilutive securities would be antidilutive.

        The weighted average fair market value of options granted during each of the years ended December 31, 2001, 2000, and 1999, were $2.14, $6.81, and $13.25, respectively. The fair market value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

	2001	2000	1999
Expected dividend yield	—	—	—
Expected stock price volatility	193%	106%	107%
Average risk-free interest rate	4.80%	6.02%	5.30%
Expected life of options (years)	6	6	6

        The following table summarizes stock option activity for the year ended December 31, 2001 and 2000:

	Options Outstanding	Weighted Average Exercise Price
Balance at December 31, 1999	1,504,417	$9.0532

Granted—
Option price equal to fair market value	6,146,769	$9.3198
Option price greater than fair market value	1,151,414	5.4631
Option price less than fair market value	1,388,000	1.6250

Total granted	8,686,183	7.5745
Exercised	(45,805)	0.3336
Canceled	(1,407,258)	13.1782

Balance at December 31, 2000	8,737,537	$6.9645

Granted—
Option price equal to fair market value	204,566	$0.8851
Option price greater than fair market value	377,884	2.8142
Option price less than fair market value	—	—

Total granted	582,450	2.1367
Exercised	(1,207,519)	0.0117
Canceled	(5,143,014)	9.2918

Balance at December 31, 2001	2,969,454	$5.0824

        As of December 31, 2001 and 2000, 878,208 and 735,601 of options outstanding, respectively, were exercisable. On February 4, 2002, all outstanding options became vested and exercisable as a result of the merger with Cogent (Note 1).

        The following table summarizes information about the Company's outstanding and exercisable stock options at December 31, 2001:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Outstanding as of December 31, 2001	Weighted- Average Remaining Contractual Life (Years)	Weighted- Average Exercise Price	Exercisable as of December 31, 2001	Weighted- Average Exercise Price
$0.0000—4.9688	2,596,059	8.88	$3.5142	735,599	$3.4727
$4.9688—9.9375	78,300	8.69	7.4925	25,701	7.5049
$9.9375—14.9063	9,500	8.42	12.5000	3,760	12.5000
$14.9063—19.8750	271,728	8.45	17.8326	106,935	17.8344
$19.8750—24.8438	1,767	8.15	23.2806	772	23.2808
$24.8438—29.8125	7,600	8.13	27.3421	3,474	27.3481
$29.8125—34.7813	2,000	8.33	34.7500	874	34.7500
$34.7813—39.7500	2,500	8.25	39.7500	1,093	39.7500

	2,969,454	8.83	$5.0824	878,208	$5.5662

2000 Employee Stock Purchase Plan

        Beginning July 2000, the Company established an employee stock purchase plan, the Allied Riser Communications Corporation 2000 Employee Stock Purchase Plan (the "ESPP"), the terms of which allow qualified employees (as defined) to participate in the purchase of designated shares of the Company's common stock at a price equal to the lower of 85% of the closing price on the first or last day of the offering period. Offering periods begin on the first day of each fiscal quarter and end on the last day of each fiscal quarter. Under the ESPP, the Company issued 409,000 and 236,000 shares of common stock during 2001 and 2000 at an average price per share of $1.30 and $2.60, respectively. Effective October 2001, the Company suspended the ESPP.

Compensation Charge

        The Company completed an initial public offering ("IPO") of its common stock on October 29, 1999. The estimated fair market value of the Company's common stock (as implied by the IPO price) exceeded management's determination of fair market value of each stock option grant and restricted stock grant made prior to the IPO. As of December 31, 2000, $3,650,000 of stock compensation recorded upon completion of the IPO was being deferred and amortized over the remaining estimated employee service period. The total compensation charge is reduced if and when employees terminate prior to vesting.

        During the years ending December 31, 2001, 2000, and 1999, certain employees were terminated, resulting in a reduction of $7,041,000, $7,982,000, and $0, respectively, of the deferred compensation recorded upon completion of the IPO. Net amortization expense (reversal of previously recognized amortization expense) related to this deferred compensation was $(3,665,000), $6,022,000, and $14,681,000, for the years ended December 31, 2001, 2000, and 1999, respectively. As of December 31, 2001, the balance of unamortized deferred compensation recorded upon completion of the IPO was $274,000 and is being deferred and amortized over the remaining estimated employee service period.

        In connection with acquisitions of businesses during 2000, the Company entered into various employment agreements with former owners and employees of the acquired companies pursuant to which the Company issued restricted shares of common stock to such persons. As of December 31, 2000, $6,082,000 was being deferred and amortized over the remaining estimated employee service period. During the year ended December 31, 2001, the deferred compensation recorded upon consummation of the acquisitions was reduced by $1,834,000 to reflect the termination of certain of the employment agreements and the stock price as of December 31, 2001. During the year ended December 31, 2001, amortization expense related to this deferred compensation was $4,248,000.

        During 2000, the Company issued approximately 1,388,000 nonstatutory stock options with an exercise price less than fair market value on the date of grant in connection with the employment of senior management. As of December 31, 2000, $3,769,000 was being deferred and amortized over the remaining vesting period. During the year ended December 31, 2001, deferred compensation recorded upon the issuance of the stock options was reduced by $280,000 to reflect the termination of certain employees, and amortization expense related to this deferred compensation was $3,489,000. As of December 31, 2001, all of the related stock options had been exercised.

11.  Acquisitions and Dispositions:

        During the second and third quarters of 2000, the Company acquired all of the outstanding stock of four high-speed data communication and professional services companies and 68% of the outstanding stock of Shared Technologies of Canada (the "acquired companies"). The purchase of each acquired company was accounted for under the purchase method of accounting for business combinations. Accordingly, the accompanying consolidated statements of operations do not include the results of operations related to the acquired companies prior to each of their respective acquisition dates.

        The Company purchased the acquired companies for an initial aggregate purchase price of $16,021,000 in cash, of which $1,168,000 was payable at December 31, 2000, and 129,000 shares of common stock of the Company valued at approximately $4,011,000. The purchase price may be adjusted if certain performance targets are achieved (Note 8). The aggregate fair market value of tangible assets acquired was $8,337,000 and liabilities assumed were $12,651,000. The total excess of the purchase price over the fair market value of the net tangible assets for the acquired companies has been allocated to real estate access rights (approximately $8,892,000) with the remainder allocated to goodwill and other intangible assets (approximately $13,652,000). The Company was amortizing goodwill and other intangible assets over a three-year period (Note 3). Real estate access rights are being amortized over the life of the related telecommunication license agreements. The five acquisitions accounted for $12,747,000 and $6,733,000 of the total revenues generated by the Company in 2001 and 2000, respectively.

        The following table presents the unaudited pro forma results of operations of the Company for the years ending December 31, 2000 and 1999, as if these acquisitions had been consummated at the beginning of each period presented. The unaudited pro forma results are prepared for comparative purposes only and do not necessarily reflect the results that would have occurred had the acquisitions occurred at the beginning of the periods presented or the results which may occur in the future:

	Year Ended December 31,
	2000	1999
	(Unaudited)
Revenues	$23,034,000	$13,018,000
Net loss before extraordinary items	(178,207,000)	(64,840,000)
Net loss applicable to common stock	(178,207,000)	(71,292,000)
Net loss per share, basic and diluted	(3.27)	(2.40)

        On August 7, 2001, the Company sold its subsidiary, Winterlink, Inc. On September 14, 2001, the Company sold substantially all of the assets and liabilities of its subsidiary, DirectCorporateLink.net, Inc. On October 3, 2001, the Company sold its subsidiary, Rockynet.com, Inc. and on October 4, 2001, the Company sold all of the membership interests of its subsidiary, Netrox, L.L.C. The Company recorded a $1,979,000 loss (included in general and administrative expenses) in connection with the disposition of these data and communication service providers acquired in 2000. The Company does not expect these transactions to have a material impact on the results of its ongoing operations.

12.  Income Taxes:

        The differences between the statutory federal income tax rates and the Company's effective income tax rate for the years ended December 31, are as follows:

	2001	2000	1999
Computed statutory tax expense	(34.0)%	(34.0)%	(34.0)%
Deferred compensation	0.4%	1.9%	8.7%
Other nondeductible expense	0.4%	0.4%	0.1%

Valuation allowance	33.2%	31.7%	25.2%

        Deferred taxes reflect the impact of temporary differences between the amount of assets and liabilities for financial reporting purposes and such amounts as incurred by tax laws and regulations.

        The following table discloses the components of the deferred tax amounts at December 31:

	2001	2000
Deferred tax assets-
Temporary difference for basis in and depreciation of property and equipment	$92,228,000	$1,682,000
Start-up costs	1,536,000	2,329,000
Real estate access rights	7,653,000	5,832,000
Net operating loss	84,317,000	63,240,000
Other	3,358,000	1,270,000

Total deferred tax assets	189,092,000	74,353,000
Deferred tax liability	—	—

Net deferred tax asset	189,092,000	74,353,000
Less — Valuation allowance	(189,092,000)	(74,353,000)

Net deferred tax amount	$—	$—

        The Company had approximately $248,000,000 of net operating loss carry forward for federal income tax purposes at December 31, 2001. The net operating loss carry forward will expire in the years 2018 through 2021, if not previously utilized. As a result of the merger with Cogent (Note 1), the utilization of net operating loss carry forward will be significantly limited under the Internal Revenue Code Section 382.

        Under existing income tax law, all operating expenses incurred prior to a company commencing its principal operations are capitalized and amortized over a five-year period for tax purposes. On November 23, 1998, the Company commenced its principal operations for tax purposes and no longer capitalizes operating expenses as start-up costs.

        A valuation allowance must be provided when it is more likely than not that some portion of the deferred tax asset will not be realized. Management has decided to record this allowance due to the uncertainty of future operating results. In subsequent periods, the Company may reduce the valuation allowance, provided that utilization of the deferred tax asset is more likely than not, as defined by SFAS No. 109, "Accounting for Income Taxes."

13.  Related Parties:

        The Company has entered into telecommunication license agreements with numerous real estate owners, managers, and certain minority interest owners of STOC ("minority interest owners") to acquire access to and the right to install and operate its broadband data network in their buildings. Most of these real estate owners, managers, and minority interest owners received warrants in connection with this access and nine of these entities purchased equity in the Company (Note 9). In accordance with the telecommunication license agreements, the Company pays fees which vary proportionally (above a fixed minimum) with gross revenues generated in the respective buildings to these owners. In addition, the Company leases office space from numerous real estate owners. Pursuant to these obligations, the Company paid $10,874,000, $4,216,000, and $1,047,000, for rent and fees during the years ended December 31, 2001, 2000, and 1999, respectively. The Company also provides broadband data, video, and voice communication services to certain real estate owners, managers, and minority interest owners.

        One of the Company's initial investors has interests in entities from which the Company periodically purchases fiber-optic cable and other materials and, prior to 2000, purchased insurance and legal services. For the years ended December 31, 2001, 2000, and 1999, the Company had purchases of approximately $767,000, $8,809,000, and $2,451,000, respectively, for fiber-optic cable and $192,000 in 1999 for insurance and legal services.

        One of the underwriters for the initial public offering described in Note 10 provides financial advisory and consulting services to the Company. Affiliates of this entity own common stock and warrants of the Company.

14.  Quarterly Financial Information (Unaudited):

	Three Months Ended
	March 31, 2001	June 30, 2001	September 30, 2001	December 31, 2001
	(in thousands, except per share data)
Total revenue	$7,929	$8,573	$7,725	$1,525
Asset write-down	—	(262,336)	—	—
Gain on settlement of capital lease obligations	—	—	—	47,752
Operating income (loss)	(42,689)	(307,104)	(37,323)	25,278
Net income (loss) before extraordinary item	(43,310)	(302,872)	(39,649)	25,154
Extraordinary gain from extinguishment of debt, net	—	11,718	—	2,992

Net income (loss)	$(43,310)	$(291,154)	$(39,649)	$28,146

Net income (loss) per common share—
Income (loss) before extraordinary item	$(0.75)	$(5.02)	$(0.66)	$0.42
Extraordinary gain, net	—	0.20	—	0.05

Net income (loss) per common share	$(0.75)	$(4.82)	$(0.66)	$0.47

Weighted average number of shares outstanding	58,121	60,372	59,978	60,329

	Three Months Ended
	March 31, 2000	June 30, 2000	September 30, 2000	December 31, 2000
	(in thousands, except per share data)
Total revenue	$1,358	$1,972	$4,403	$6,599
Operating loss	(41,194)	(46,933)	(49,347)	(44,809)
Net loss	(37,025)	(44,068)	(47,217)	(45,098)

Net loss applicable to common stock	$(37,025)	$(44,068)	$(47,217)	$(45,098)

Net loss per common share	$(.69)	$(.81)	$(.87)	$(.81)

Weighted average number of shares outstanding	53,318	54,272	54,565	55,644

15.  Subsequent Events:

        On March 25, 2002, certain of the holders of the Company's 7.50% convertible subordinated Notes asserted that the merger with Cogent (Note 1) constituted a change of control, and as a result, an event of default had occurred under the indenture. On March 27, 2002, based on such assertions, the Trustee under the indenture notified Cogent that the principal amount of the Notes and accrued interest is immediately due and payable. Management, after consultation with its legal advisors, does not believe that the merger qualifies as a change in control as defined in the indenture and is vigorously disputing the noteholders' assertion. However, in the event that the merger is deemed to be a change in control, the Company could be required by the noteholders to repurchase the $116,980,000 in aggregate principal amount of the Notes plus accrued interest. If the Company were required to repurchase the Notes, such event would have a material adverse impact on the financial position of the Company.

        On March 27, 2002, certain holders of the Company's Notes filed an involuntary bankruptcy petition under Chapter 7 of the United States Bankruptcy Code against Allied Riser in United States Bankruptcy Court for the Northern District of Texas, Dallas Division. Management, after consultation with its legal advisors, believes that the claim is without merit and intends to vigorously contest it.

16.  Additional Subsequent Event:

        The Company is involved in a dispute with its former landlord in Dallas, Texas. The Company terminated the lease in March 2002, and the dispute is over whether the Company had the right to do so. The landlord has alleged that a default under the lease has occurred. The Company has informed the landlord that the lease was terminated as provided by its terms.

 REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
NetRail, Inc.
Atlanta, Georgia

        We have audited the accompanying balance sheet of NetRail, Inc. as of December 31, 1999, and the related statements of operations, stockholders' equity (capital deficit) and cash flows for the year ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NetRail, Inc. at December 31, 1999, and the results of its operations and its cash flows for the year ended December 31, 1999, in conformity with accounting principles generally accepted in the United States of America.

        The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has a capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plan in regards to these matters is also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                      BDO SEIDMAN, LLP

Atlanta, Georgia
March 24, 2000

(except for Note 12 which
is as of August 31, 2000)

NETRAIL, INC.
BALANCE SHEET
DECEMBER 31, 1999

Assets (Notes 2, 4 and 12)
Current
Cash and cash equivalents	$185,007
Receivables:
Trade, net of allowance of $119,000	207,697
Shareholder	107,580
Subscriptions receivable for debentures	225,000
Advances to employee	125,000
Prepaid line costs	495,668
Other prepaid expenses	93,906

Total current assets	1,439,858

Property and equipment (Note 5)
Leasehold improvements	704,619
Computer equipment	1,039,482
Capitalized equipment leases	13,319,716
Furniture and equipment	73,385

15,137,202
Less accumulated depreciation	(3,032,822)

12,104,380

Goodwill, net	1,430,000
Deposits	434,822
Other	93,750

$15,502,810

See accompanying notes to financial statements.

NETRAIL, INC.
BALANCE SHEET
DECEMBER 31, 1999

Liabilities and Stockholders' Equity (Capital Deficit)
Current
Subordinated convertible debentures (Note 3)	$9,500,000
Convertible notes payable due JAFCO (Note 4)	1,782,334
Accounts payable	1,373,822
Accrued interest	1,533,439
Accrued other	216,172
Current maturities of notes payable due Ascend (Note 5)	1,228,500
Current maturities of capitalized lease obligations (Note 8)	1,702,044

Total current liabilities	17,336,311
Notes payable due Ascend, less current maturities (Note 5)	3,771,500
Capitalized lease obligations, less current maturities (Note 8)	11,137,793

Total liabilities	32,245,604

Commitments (Note 8)
Series A convertible redeemable preferred stock (Notes 4, 6, and 12) 10% cumulative; $0.01 par value; 7,500,000 shares authorized
Class I — 1,136,438 shares outstanding	4,067,166
Class II — no shares issued or outstanding	—
Class III — no shares issued or outstanding	—

4,067,166

Stockholders' equity (capital deficit) (Note 7)
Common stock, $.01 par value, 45,000,000 shares authorized; 6,912,546 shares issued and outstanding (Note 12)	69,125
Additional paid-in capital	1,884,157
Accumulated deficit	(22,763,242)

Total stockholders' equity (capital deficit)	(20,809,960)

$15,502,810

See accompanying notes to financial statements.

NETRAIL, INC.
STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 1999

Revenues (Note 2)	$1,715,711

Operating expenses:
Network operations	9,663,343
Selling, general and administrative	4,333,037
Depreciation and amortization	2,997,995

16,994,375

Operating loss	(15,278,664)
Interest expense	2,100,326

Net loss	(17,378,990)
Accretive dividend (Note 6)	48,000
Cumulative dividend (Note 6)	317,000

Net loss available to common shareholders	$(17,743,990)

See accompanying notes to financial statements.

NETRAIL, INC.
STATEMENTS OF STOCKHOLDERS' EQUITY
(CAPITAL DEFICIT)
YEAR ENDED DECEMBER 31, 1999

	Shares of Common Stock	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Total
Balance, at December 31, 1998	6,912,546	$69,125	$1,609,157	$(5,336,252)	$(3,657,970)
Issuance of stock warrants	—	—	275,000	—	275,000
Accretion of liquidation preference (Note 6)	—	—	—	(48,000)	(48,000)
Net loss	—	—	—	(17,378,990)	(17,378,990)

Balance, at December 31, 1999	6,912,546	$69,125	$1,884,157	$(22,763,242)	$(20,809,960)

See accompanying notes to financial statements.

NETRAIL, INC.
STATEMENT OF CASH FLOWS
YEAR ENDED DECEMBER 31, 1999

Operating activities
Net loss	$(17,378,990)
Adjustments to reconcile loss to cash used by operating activities:
Depreciation and amortization	2,997,995
Allowance for doubtful accounts	77,000
Imputed interest expense	100,000
Other	31,250
Change in operating assets and liabilities:
Accounts receivables	(174,598)
Other receivables	7,037
Advances to employee	(250,000)
Prepaid expenses and other	(578,023)
Accounts payable	574,032
Accrued expenses	1,688,355

Cash used by operating activities	(12,905,942)

Investing activities
Property and equipment additions	(859,074)
Deposits	(387,642)

Cash used by investing activities	(1,246,716)

Financing activities
Proceeds from debt	14,668,200
Repayment of debt	(487,000)
Principal payments on capitalized leases	(146,020)

Cash provided by financing activities	14,035,180

Net change in cash and cash equivalents	(117,478)
Cash and cash equivalents, beginning of period	302,485

Cash and cash equivalents, end of period	$185,007

See accompanying notes to financial statements.

NETRAIL, INC.
NOTES TO FINANCIAL STATEMENTS

1.    Summary of Significant Accounting Policies

Nature of Operations and Basis of Presentation

        NetRail, Inc., a Delaware corporation ("NetRail" or the "Company") is a tier-one Internet data communications carrier providing wholesale access to Internet service providers. The Company is based in Atlanta, Georgia and is in the process of completing the build-out of its national network. The Company currently offers service in approximately 40 cities throughout the United States.

        The Company was organized in 1994 as NetRail, Inc., a Virginia Corporation ("NetRail of Virginia"), based in Washington, D.C. On October 15, 1997, Maxnet, Inc., a Georgia Corporation, acquired 95% of the outstanding share capital of NetRail of Virginia. On December 24, 1997, NetRail was incorporated in the state of Delaware, and, on December 29, 1997, NetRail of Virginia was merged with and into NetRail with NetRail being the surviving Corporation.

Significant Business Risks

        The Company's operations are subject to a number of significant risks and uncertainties, including those associated with significant indebtedness and the ability to meet obligations; continuing losses, negative cash flow and fluctuations in operating results; funding expansion; acquisitions and strategic alliances, including their integration; managing rapid growth and expansion; acquisition and utilization of bandwidth; dependence on key personnel; dependence on suppliers; financing arrangement terms that may restrict operations; possible Year 2000 issues; regulatory issues; competition in the Internet services industry; technology trends and evolving industry standards; and delivering reliable service. The Company's inability to effectively manage these significant business risks could have a material adverse effect on future results of operations or financial condition.

Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

Revenue Recognition

        Revenue and related direct costs from customer contracts are recognized ratably over the terms of the contracts, which are generally one to three years in length. Cash received in advance of revenues earned is recorded as deferred revenue.

Advertising Costs

        Advertising costs are expensed as incurred and amounted to $182,100 in 1999.

Cash and Cash Equivalents

        All highly liquid investments with an original maturity of three months or less are classified as cash equivalents.

Concentrations of Credit Risk and Significant Customers

        Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. The Company's cash and investment policies limit investments to short-term, investment grade instruments. Concentrations of credit risk with respect to accounts receivable are limited due to the large number and geographic dispersion of customers comprising the Company's customer base.

        During 1999, one customer accounted for approximately $290,000 or 17% of aggregate revenue.

Property and Equipment

        Property and equipment is recorded at cost less accumulated depreciation, which is provided on the straight-line method over the estimated useful lives of the assets as follows: computer equipment, furniture and fixtures are depreciated over five to ten years; leasehold improvements are amortized over the shorter of the life of the lease or ten years; assets under capital leases are depreciated over the shorter of the life of the lease or five years.

        The Company finances most of its data communications equipment and other fixed assets under capital lease agreements. The assets and liabilities under capital leases are recorded at the lesser of the present value of aggregate future minimum lease payments or the fair value of the assets under lease.

Goodwill

        Goodwill represents the excess of cost over the fair value of assets acquired (refer to Nature of Operations and Basis of Presentation). The Company reviews goodwill to assess recoverability based upon undiscounted cash flow analysis. Impairment, if any, is measured based upon discounted cash flow analyses and is recognized in operating results in the period in which an impairment in value is determined. Goodwill is amortized over seven years.

Long-lived Assets

        The Company periodically assesses whether there has been a permanent impairment of its long-lived assets, in accordance with Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. When any such impairment exists, the related assets will be written down to fair value.

Income Taxes

        The Company accounts for income taxes under the asset and liability method which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and tax basis of assets and liabilities. The Company provides a valuation allowance on net deferred tax assets when management concludes that it is more likely than not that such assets will not be realized.

Stock Compensation

        The Company accounts for its stock option plans under APB Opinion No. 25, "Accounting for Stock Issued to Employees". Pro forma information regarding net income as calculated under the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," is disclosed herein. (See Note 9).

2.    Future Prospects

        The Company has incurred significant operating losses and absorbed significant cash in its operating activities in 1999 and has a working capital deficiency and a net capital deficiency at December 31, 1999. These operating losses and operating cash flow deficiencies are expected to continue in the foreseeable future until such time as the build-out of the Company's national network is completed and the Company is able to fully implement its business plan. The foregoing matters raise substantial doubt about the ability of the Company to continue as a going concern. Management's plans include raising additional financing to fund the completion of the Company's national network, repay short-term obligations, fund current operating losses and provide working capital. There can be no assurances, however, that the Company will obtain the necessary financing or, with such financing, will achieve profitability.

        The accompanying financial statements do not include any adjustments relating to the recoverability and classifications of recorded asset amounts or the amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.

3.    Subordinated Convertible Debentures

        In August and November 1999, the Company issued, in four separate closings, an aggregate of $9,500,000 in Subordinated Convertible Notes (the "Notes") to selected accredited investors. The Notes are subordinated in payment of principal and interest to the Company's obligations to its senior lender, Ascend Communications, Inc. (Note 5).

        The Notes issued in August 1999 (the "August Notes") aggregated $6,000,000 and bear interest at 12% per annum. The August Notes were scheduled to mature on October 25, 1999, subject to the Company's right to extend the maturity date until February 28, 2000. The Company exercised its right to extend the maturity date to February 28, 2000 and, subsequently, the Company and the Note holders agreed to extend the maturity date to June 30, 2000. The August Notes are convertible into the Company's Series A Preferred Stock, Class II at a rate of either $1.50 per share (for two Note holders who are members of the Company's Board) or $1.38 per share (for other Note holders, as adjusted).

        The Notes issued in November 1999 (the "November Notes") aggregated $3,500,000 and bear interest at 10% per annum. The November Notes were scheduled to mature 90 days after issuance, subject to the Company's right to extend the maturity date until June 30, 2000. The Company exercised its right to extend the maturity date to June 30, 2000. The November Notes are convertible into the Company's Series A Preferred Stock, Class II at a variable conversion rate to be determined upon the completion of an anticipated venture capital offering in 2000.

        In connection with the issuance of the Notes, warrants to acquire an aggregate of 436,455 shares of the Company's common stock were granted to noteholders at various exercise prices approximating the then fair value of the common stock. A total of $275,000 was assigned to the value of the common stock warrants, which is being reflected as additional interest cost during the term of the Notes.

4.    Convertible Notes Payable Due JAFCO

        On May 13, 1998, the Company received $495,000 in proceeds from the issuance of a 10% secured convertible promissory note payable to JAFCO. Upon the Company's receipt and issuance of at least $2 million in preferred stock, the $495,000 convertible note automatically converts into preferred stock on the same terms and conditions and at the same per share rate as the preferred stock issued, otherwise, all principal and interest was scheduled to become due and payable on August 14, 1998. The convertible note is collateralized by substantially all assets of the Company. In August 1999, the $495,000 note was converted to Series A preferred stock.

        During 1999, JAFCO advanced $2,792,000 in cash to the Company, of which $1,009,666 was converted to Series A preferred stock. At December 31, 1999, $1,782,334 of such advances remain outstanding. These advances are payable upon demand and bear interest at 8%.

5.    Notes Payable Due Ascend

        On June 26, 1998, The Company obtained a $5 million working capital facility in the form of a secured promissory note (the "Note") from Ascend Communications, Inc. ("Ascend"), the Company's principal supplier of data communications equipment. The terms of the Note provided for an initial funding of $3 million in 1998 with the remaining funding of $2 million in 1999.

        Interest on the advances accrues at the prime rate of interest and is payable monthly. Principal on the $3 million advance is payable in 30 monthly installments, based on a five-year amortization term, with the first installment due in the seventh month after the date of the first advance. Principal on the $2 million advance is payable in 24 monthly installments, based on a five year amortization term, with the first installment due in the seventh month after the date of the first advance. Principal and accrued interest becomes immediately due and payable on the earlier of the effective date of an Initial Public Offering or the date of a Change of Control, as defined. The advances under the Note are collateralized by a security interest in all goods and equipment financed by the lender under the Note. At December 31, 1999, the Company had advances outstanding of $5 million.

        In connection with entering into the Note, the Company issued 180,000 warrants to acquire 180,000 shares of common stock at $3.33 per share, adjustable for dilutive issuances. An additional 120,000 warrants to acquire 120,000 shares of common stock at $4.33 per share were issued in February 1999 in connection with a revision of certain repayment terms under the Note. The exercise price of the warrants exceeds the fair value of the Company's common stock at the date such warrants were issued, accordingly, no value has been assigned to the warrants for financial reporting purposes.

        At December 31, 1998, the Company was in default of the Note and, separately, in default of its capital lease obligations with Ascend. On October 19, 1999, the Company entered into a forebearance agreement with Ascend whereby Ascend agreed to restructure the payment terms under the Note to defer the commencement of the scheduled due dates for principal and interest payments until June 1, 2000. In connection with the foregoing, the Company will be required to make a single lump sum payment of $1.5 million to Ascend in May 2000, which is to be applied first to outstanding interest in arrears, second to outstanding capital lease obligations in arrears, and finally to future installments due under the Note.

        Future minimum principal payments under the terms of the restructured note are as follows:

Year	Amount
2000	$1,228,500
2001	878,000
2002	2,893,500

$5,000,000

        The Company is currently in negotiations with Ascend regarding the nature, amount and repayment terms of the existing financing arrangements as well as possible future financing arrangements.

6.    Series A Convertible Redeemable Preferred Stock

        The Company is authorized to issue up to 22,500,000 shares of its convertible redeemable preferred stock under three designated classes as follows: Series A Preferred Stock Class I—7,500,000 shares authorized; Series A Preferred Stock Class II—7,500,000 shares authorized; Series A Preferred Stock Class III—7,500,000 shares authorized.

Series A Preferred, Class I

        On December 30, 1997, the Company issued 2,058,000 shares of Series A Convertible Redeemable Preferred Stock ("Redeemable Preferred Stock") at a price of $1.10 per share (liquidation value of $1.26 per share) for aggregate proceeds of $2,264,000. This Redeemable Preferred Stock was subsequently designated as Series A Preferred, Class I. Each preferred share is convertible into common stock on a one-for-one basis, subject to certain antidilution provisions. Dividends are payable only when, as and if declared by the Board of Directors at a rate of 10%, as amended, and are cumulative. The Redeemable Preferred Stock may be redeemed, at the option of the holder, in three annual installments beginning on the fifth anniversary of the original issue date.

        In August 1999, the Company issued an additional 1,351,314 shares of its Series A Preferred, Class I Redeemable Preferred Stock in exchange for the conversion of $1,707,166 of notes payable.

        At December 31, 1999, the aggregate liquidation value of the Series A, Class I Preferred Stock amounted to $4,898,100 including cumulative dividends-in-arrears of $591,000.

Series A Preferred, Class II

        At December 31, 1999, none of the Series A Preferred, Class II stock has been issued. These shares are being reserved for issuance in the event the holders of the Subordinated Convertible Debentures exercise their conversion rights (Note 3).

Series A Preferred, Class III

        At December 31, 1999, none of the Series A Preferred, Class III stock has been issued (Note 12).

7.    Equity Transactions

        During 1999, the Company issued an aggregate of 1,606,455 common stock warrants, including 1,050,000 issued to a senior officer of the Company (Notes 3, 5, and 9).

8.    Commitments

(a)
Leases

        The Company leases certain office facilities and equipment. Commitments for minimum rentals under non-cancelable leases at the end of 1999 are as follows:

	Capitalized Leases	Operating Leases
2000	$3,127,370	$300,488
2001	6,647,944	305,932
2002	4,781,922	307,390
2003	1,144,875	314,040
2004	—	159,678
Thereafter	—	175,432

Total minimum lease payments	15,702,111	$1,562,960

Less amount representing interest	2,862,274

Present value of net minimum lease payments	$12,839,837

        Rent expense for 1999 was approximately $554,000.

(b)
Reseller Agreement

        In November 1999, the Company entered into a reseller agreement, which provides the Company with certain DSL internet access. The Company has committed to provide a total of 25,000 customer DSL circuits through December 31, 2000, with minimum quarterly commitment goals. To the extent that such commitment goals are not met, the Company is required to pay $20 per month for each additional circuit required to meet the minimum circuit level. The maximum amount payable under the minimum commitment requirement is approximately $2,250,000.

(c)
Employment Agreements

        The Company has entered into employment agreements with certain executives which provide for, among others things, base salary, incentive compensation, stock options and severance considerations.

9.    Stock Based Compensation

        During 1998, the Company adopted The 1998 Stock Option Plan (the "1998 Plan"). The 1998 Plan provides for the granting to key employees of either incentive stock options or nonqualified stock options to purchase shares of the Company's common stock reserved for issuance under the 1998 Plan.

        Under the 1998 Plan, 4,500,000 shares of common stock of the Company have been reserved for option grants. The exercise price of all options shall be the fair market value of the common stock as of the option grant date. Options vest 25% after twelve full months of continuous service and ratably thereafter with full vesting after 57 months.

        A summary of stock option activity is as follows:

	Shares	Weighted Average Exercise Price
Outstanding as of December 31, 1998	519,000	0.48
Granted	1,597,200	1.63
Exercised	—	—
Cancelled	(90,000)	0.48

Outstanding as of December 31, 1999	2,026,200	$1.39

        During 1999, the Company issued warrants to a senior officer, in connection with his employment, to purchase 1,050,000 shares of the Company's common stock at a price of $1.67 per share. The warrants are exercisable over five years. The warrants vest as follows: (a) 600,000 vest upon issuance; (b) 450,000 vest upon the closing of a corporate transaction as defined.

        The weighted average fair value of options and warrants granted during the year ended December 31, 1999 was $0.81. The weighted average remaining life of options and warrants outstanding at December 31, 1999 was 4 years. The range of exercise prices was $0.48 to $1.67. As of December 31, 1999, options and warrants of 866,700 shares were exercisable.

        The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation". Accordingly, no compensation cost has been recognized for stock options granted. Had compensation cost been determined based on the fair value at the grant date for awards in 1998 and 1999, consistent with the provisions of the Standard, the Company's pro forma net loss would have been increased by $540,000 to $17,918,000.

        The fair value of stock options used to compute pro forma net loss applicable to common shareholders is the estimated present value at grant date using the Black-Scholes option-pricing model with the following weighted average assumptions for 1999, expected volatility of 60%; a risk free interest rate of 6.2%; expected option life of 5 years; and dividend yield of 0.00%.

10.  Income Taxes

        The Company has incurred significant operating losses and tax losses in all periods presented, accordingly, no income taxes have been incurred during any of the reporting periods. As of December 31, 1999, the Company has available approximately $20 million of net operating loss carryforwards available to offset future taxable income, which expire in 2014, and which give rise to a notional deferred tax asset of approximately $8 million. The Company has provided a 100% valuation allowance against this deferred tax asset as management is unable to determine that it is more likely than not that such deferred tax asset will be realized.

11.  Supplemental Cash Flow Information

        During 1999, debt was converted to Series A Preferred Stock in the amount of $1,707,166 and capitalized lease obligations were assumed in the amount of $12,474,105.

        Cash paid for interest was $703,512 in 1999.

12.  Subsequent Events

        During February 2000, the Company issued approximately $10 million of its Series A Preferred Stock, Class III, at a price of $10 per share. The preferred stock is convertible at the option of the holder, into common stock, at a price per share equal to the greater of (a) $5 per share or (b) $1 per share less than the price at which the Company sells its common stock in its next sale of such securities including the sale of at least $10 million liquidation amount. The preferred stock is redeemable, at the option of the holders of at least two-thirds of the outstanding shares of preferred stock, beginning five years from the date of issuance.

        In August 2000, the Company approved a 3 for 1 common stock split. The stock split has been reflected in the accompanying financial statements, and all applicable references to the number of common shares have been restated. Appropriate adjustments have been made in the conversion ratios of shares of convertible preferred stock and in the exercise price and number of shares subject to stock options.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Shareholders of NetRail, Inc.
Atlanta, Georgia

        We have audited the accompanying consolidated balance sheet of NetRail, Inc. and Subsidiaries (a Delaware corporation) as of December 31, 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NetRail, Inc. and Subsidiaries at December 31, 2000, and the consolidated results of their operations and their cash flows for the year ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

        The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations, has a capital deficiency and is in Chapter 11 bankruptcy. These matters raise substantial doubt about its ability to continue as a going concern. Management's plan in regards to these matters is also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                      HABIF, AROGETI & WYNNE, LLP

Atlanta, Georgia
November 14, 2001

NETRAIL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET

As of December 31, 2000
(In thousands, except share amounts)
Assets
Current
Cash and cash equivalents, including $2,600 of restricted cash	$15,430
Receivables:
Trade, net of allowance of $1,213	1,547
Prepaid and other	5

Total current assets	16,982

Property and equipment:
Capitalized equipment leases	28,025
Less: accumulated depreciation	(8,611)

19,414

Other	14

Total Assets	$36,410

Liabilities and Stockholders' Equity
Current
Accounts payable and accrued liabilities	$4,937
Line of credit	2,500
Capital lease obligations	25,685
Current maturities of notes payable	1,834

Total current liabilities	$34,956

Commitments and contingencies
Stockholders' Equity
Series A convertible preferred stock 10% non-cumulative; $0.01 par value; 11,000,000 shares authorized 4,056,222 shares outstanding; liquidation preference of $26,941	41
Series B convertible preferred stock 10% non-cumulative; $0.01 par value; 8,000,000 shares authorized 4,850,000 shares issued and outstanding; liquidation preference of $52,500	49
Other preferred stock; 6,000,000 shares authorized zero shares issued and outstanding	—
Common stock, $.01 par value, 225,000,000 shares authorized; 8,406,237 shares issued and outstanding	84
Additional paid-in capital	78,102
Accumulated deficit	(76,822)

Total stockholders' equity	1,454

Total liabilities and stockholders' equity	$36,410

See auditors' report and accompanying notes.

NETRAIL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS

Year Ended December 31, 2000
(In thousands)
Revenues	$9,524

Operating expenses:
Network operations	30,960
Selling, general and administrative	18,711
Impairment of long-lived assets	11,946
Depreciation and amortization	1,023

Total operating expenses	62,640
Operating loss	(53,116)
Other income (expenses)
Interest expense	(3,082)
Gain on disposal of fixed assets	1,119
Interest income	1,068

(895)

Net loss before tax	(54,011)
Provision for income tax	—

Net loss	$(54,011)

See auditors' report and accompanying notes.

NETRAIL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
FOR THE YEAR ENDED DECEMBER 31, 2000
(In thousands, except share amounts)

	Shares of Common Stock	Common Stock	Additional Paid-in Capital	Series A Preferred Stock Shares	Series A Preferred Stock Amount		Series B Preferred Stock Shares	Series B Preferred Stock Amount		Accumulated Deficit	Total Stockholders' Equity
Balance December 31, 1999	6,912,546	$69	$1,884	1,136,438	$			$		$(22,763)	$(20,810)
Issuance of Series A Class II Preferred Stock				260,844							$—
Issuance of Series A Class III Preferred Stock				1,000,000							$—
Issuance of Series A Class IV Preferred Stock				1,162,940							$—
Issuance of Series A Class V Preferred Stock				496,000							$—
Issuance of Series B Preferred Stock			47,767				4,850,000		49		$47,816
Amendment to articles of incorporation			24,861			41					$24,902
Exercise of stock options	76,500	—	37								$37
Issuance of common stock	1,417,191	15	3,755								$3,770
Accretion of dividends			48							(48)	$—
Repurchase of Ascend Warrants			(250)								$(250)
Net loss										(54,011)	$(54,011)

Balances December 31, 2000	8,406,237	$84	$78,102	4,056,222		$41	4,850,000		$49	$(76,822)	$1,454

See auditors' report and accompanying notes.

NETRAIL, INC. AND SUBSIDIARIES
STATEMENT OF CASH FLOWS

Year Ended December 31, 2000
(in thousands, except share amounts)
Operating activities
Net loss	$(54,011)
Adjustments to reconcile net loss to cash used by operating activities:
Depreciation and amortization	7,051
Gain on retirement	(1,119)
Impairment of long-lived assets	11,946
Allowance for doubtful accounts	(1,171)
Change in operating assets and liabilities:
Receivables	(168)
Prepaid and other	1,223
Accounts payable & accrued liabilities	1,874

Cash used by operating activities	(34,375)

Investing activities
Property and equipment additions	(8,462)
Investment in related party	(2,500)

Cash used by investing activities	(10,962)

Financing activities
Proceeds from line of credit	2,500
Proceeds from borrowings of debt, net	1,693
Proceeds from common stock issued	37
Proceeds from preferred stock issued, net	59,101
Principal payments on capitalized leases	(2,749)

Cash provided by financing activities	60,582

Net change in cash and cash equivalents	15,245
Cash and cash equivalents, beginning of year	185

Cash and cash equivalents, end of year	$15,430

Cash paid for interest $4 million

Supplemental Disclosure of Non-Cash Activities

Issuance of 1.8 million shares of Series A preferred stock in exchange for retirement of $9.5 million of debt.

Issuance of 1.4 million shares of common stock in exchange for retirement of $3.5 million of debt and $220 of accrued interest.

Capital lease obligations incurred—$17.3 million

See auditors' report and accompanying notes.

NETRAIL, INC. AND SUBSIDIARIES
CONSOLIDATED NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2000

1.    Summary of Significant Accounting Policies

Nature of Operations and Basis of Presentation

        During 2000, NetRail, Inc., a Delaware corporation ("NetRail" or the "Company") was a tier-one Internet data communications carrier providing wholesale access to Internet service providers. The Company was based in Atlanta, Georgia. The Company offered service in approximately 40 cities throughout the United States. In July 2001 the Company filed for bankruptcy protection under Chapter 11 of the U.S Bankruptcy Code.

        The Company was organized in 1994 as NetRail, Inc., a Virginia Corporation ("NetRail of Virginia"), based in Washington, D.C. On October 15, 1997, Maxnet, Inc., a Georgia Corporation, acquired 95% of the outstanding share capital of NetRail of Virginia. On December 24, 1997, NetRail was incorporated in the state of Delaware, and, on December 29, 1997, NetRail of Virginia was merged with and into NetRail with NetRail being the surviving Corporation.

Significant Business Risks, Chapter 11 Bankruptcy Filing and Asset Impairment

        The Company's operations are subject to a number of significant risks and uncertainties, including those associated with significant indebtedness and the ability to meet obligations; continuing losses, negative cash flow and fluctuations in operating results; funding expansion; acquisitions and strategic alliances, including their integration; managing rapid growth and expansion; acquisition and utilization of bandwidth; dependence on key personnel; dependence on suppliers; financing arrangement terms that may restrict operations; regulatory issues; competition in the Internet services industry; technology trends and evolving industry standards; and delivering reliable service. The Company's inability to effectively manage these significant business risks could have a material adverse effect on future results of operations or financial condition.

        The Company has incurred significant operating losses and absorbed significant cash in its operating activities and has a working capital deficiency and a net capital deficiency at December 31, 2000. These operating losses and operating cash flow deficiencies continued into 2001. The foregoing matters raised substantial doubt about the ability of the Company to continue as a going concern. Management's plans included obtaining additional financing to fund the Company's operating losses and working capital requirements and were planning on completing a merger with 360 Networks, Inc. ("360").

        In July 2001 the Company filed for bankruptcy protection under Chapter 11 of the U.S Bankruptcy Code. In September 2001, certain of the Company's assets (including selected accounts receivable and equipment), and contracts, (including peering arrangements and selected customer contracts), were sold to Cogent Communications Group, Inc. ("Cogent") for approximately $12 million in cash. The Company ceased operations in September 2001 and the NetRail estate began distributing the remaining assets to the Company's creditors under the supervision of the bankruptcy court.

        The Company has two wholly-owned subsidiaries, NetRail Colocation Co., and NetRail Leasing Company. The stock of these subsidiaries was sold to Cogent in September 2001.

Segments

        The Company's chief operating decision maker evaluates performance based upon underlying information of the Company as a whole. There are no additional reporting segments.

Principles of Consolidation

        The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States and include the accounts of the Company and its subsidiaries. All significant inter-company balances and transactions have been eliminated in consolidation.

Revenue Recognition

        Revenue is recognized as the related services are provided. Cash received in advance of revenues earned is recorded as deferred revenue.

Advertising Costs

        Advertising costs are expensed as incurred and amounted to $304,000 in 2000.

Cash and Cash Equivalents

        All highly liquid investments with an original maturity of three months or less are classified as cash equivalents.

Concentrations of Credit Risk

        Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. The Company's cash and investment policies limit investments to short-term, investment grade instruments. The Company's cash balances at each financial institution exceed the FDIC insured limitation or are held at institutions that are uninsured. Cash in excess of FDIC insurance limitation was approximately $13.5 million at December 31, 2000. The accounting loss due to credit risk on the accounts receivable is the balance of the accounts receivable less the allowance for doubtful accounts.

Restricted cash

        As of December 31, 2000, $2.6 million of cash was restricted as collateral to the Company's $2.5 million line of credit.

Economic dependency:

        During 2000, two customers accounted for approximately $2.9 million or 30% of aggregate revenue.

Property and Equipment

        Property and equipment is recorded at cost less accumulated depreciation, which is provided on the straight-line method over the estimated useful lives of the assets as follows: computer equipment, furniture and fixtures are depreciated over five to ten years; leasehold improvements are amortized over the shorter of the life of the lease or ten years; assets under capital leases are depreciated over the shorter of the life of the lease or five years.

        The Company finances most of its data communications equipment and other fixed assets under capital lease agreements. The assets and liabilities under capital leases are recorded at the lesser of the present value of aggregate future minimum lease payments or the fair value of the assets under lease.

Use of Estimates

        The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from those estimates.

Comprehensive Income

        During the period presented the Company has not had any transactions that are required to be reported in comprehensive income.

Intangible Assets

        Intangible assets consisted of goodwill resulting from the excess of cost over fair value of assets acquired in previous years and was being amortized over seven years. The Company reviews goodwill to assess recoverability based upon undiscounted cash flow analysis. Impairment, if any, is measured based upon undiscounted cash flow analyses and is recognized in operating results in the period in which an impairment in value is determined. In 2000, the Company determined that the carrying value of goodwill was unrecoverable because the assets acquired were no longer being used and wrote off the net book value of $1.1 million as an asset impairment charge.

Impairment of Long-lived Assets

        The Company periodically assesses whether there has been a permanent impairment of its long-lived assets, in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." When any such impairment exists, the related assets are written down to fair value. In 2000, due to its deteriorating financial condition, the Company determined that its long-lived assets including its investment in a privately held company, goodwill and certain of its property and equipment had been impaired.

        In 2000 the Company acquired preferred stock of a privately held company for $2.5 million. The privately held company has never generated income and continues to use rather than provide cash from operating activities. As a result the investment was written down to the estimated future cash flows of $0.

        The Company had goodwill on books from an acquisition in 1997. The balance of goodwill was written down to zero which is the estimated undiscounted cash flow expected from this asset.

        The Company had property and equipment consisting of computer equipment, office furniture and fixtures, and leasehold improvements with a net book value of $8.3 million. The Company used the undiscounted cash flow method to determine the fair value of the property and equipment which was estimated to be zero.

        The net book value of its assets under capital lease obligations at December 31, 2000 was $19.4 million (cost of $28.0 million less accumulated depreciation of $8.6 million) and in excess of the related obligations totaling $25.7 million. Accordingly, since these assets were returned to the respective vendors to settle these obligations under the July 2001 bankruptcy filing, these assets are reflected at their cost less their related accumulated depreciation on the accompanying December 31, 2000 consolidated balance sheet.

Income Taxes

        The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets, and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and tax basis of assets and liabilities. The Company provides a valuation allowance on net deferred tax assets when management concludes that it is more likely than not those such assets will not be realized.

Stock Compensation

        The Company accounts for its stock option plans under APB Opinion No. 25, "Accounting for Stock Issued to Employees".

Stock Split

        During 2000, the Company approved a 3 for 1 common stock split. The stock split has been reflected in the beginning balances of the accompanying financial statements, and all applicable references to the number of common shares have been restated. Appropriate adjustments have been made in the conversion ratios of shares of convertible preferred stock and in the exercise price and number of shares subject to stock options.

2.    Debt

Subordinated Convertible Notes

        In August and November 1999, the Company issued, in four separate closings, an aggregate of $9.5 million in Subordinated Convertible Notes (the "Notes") to selected accredited investors. The Notes were subordinated in payment of principal and interest to the Company's obligations to its Senior Lender.

        The Notes issued in August 1999 (the "August Notes") aggregated $6.0 million and bore interest at 12% per annum. The August Notes were scheduled to mature on October 25, 1999, subject to the Company's right to extend the maturity date until February 28, 2000. The Company exercised its right to extend the maturity date to February 28, 2000 and, subsequently, the Company and the Note holders agreed to extend the maturity date to June 30, 2000. In June 2000, $4.8 million of the August Notes were converted into 1,162,940 shares of Series A Class IV preferred stock and $1.2 million of the August Notes were converted into 260,844 shares of Series A Class II preferred stock.

        The Notes issued in November 1999 (the "November Notes") aggregated $3.5 million and bore interest at 10% per annum. The November Notes were scheduled to mature 90 days after issuance, subject to the Company's right to extend the maturity date until June 30, 2000. The Company exercised its right to extend the maturity date to June 30, 2000. In June 2000, the notes were converted into 1.4 million shares of common stock.

        In connection with the issuance of the Notes, warrants to acquire an aggregate of 459,306 shares of the Company's common stock were granted to noteholders at prices between $1.67 and $2.66 per share. All warrants were outstanding and exercisable at December 31, 2000.

Vendor Note

        In 1998, the Company obtained a $5 million working capital facility in the form of a secured promissory note (the "Vendor Note") from a vendor. The terms of the Vendor Note provided for an initial funding of $3 million in 1998 with the remaining funding of $2 million in 1999. In 1998, the Company was in default of the Vendor Note and, separately, in default of its capital lease obligations with the vendor. In October 1999, the Company entered into a forbearance agreement and the vendor agreed to restructure the payment terms under the Vendor Note to defer the commencement of the scheduled due dates for principal and interest payments until June 2000. In connection with entering into the Vendor Note, the Company issued warrants to acquire 180,000 shares of common stock at $3.33 per share, adjustable for dilutive issuances. Additional warrants to acquire 120,000 shares of common stock at $4.33 per share were issued in February 1999 in connection with a revision of certain repayment terms under the Vendor Note. The exercise price of the warrants exceeds the fair value of the Company's common stock at the date such warrants were issued, accordingly, no value was assigned to the warrants for financial reporting purposes.

        In 2000, $1.2 million was repaid with cash and $2.2 million was retired as a vendor credit on exchange for the return of certain network equipment. The Company also agreed to repurchase warrants issued to the vendor for 300,000 shares of its common stock for $250,000. These transactions resulted in net reduction to the balance outstanding on the Vendor Note of $1.9 million. At December 31, 2000, $1.8 million of such advances remained outstanding. Due to the Company's July 2001 bankruptcy filing, this amount is recorded as a current liability on the accompanying balance sheet. The note bears interest at 7.5% per annum.

        The vendor claims that the Vendor Note is secured by all of the Company's assets, however, support for this assertion has not been located. This matter is being resolved by the bankruptcy court.

Demand Obligations

        During 1999, an investor advanced $2.8 million in cash to the Company of which $1.0 million was converted into Series A Class I preferred stock. At December 31, 1999, $1.8 million of such advances remained outstanding. These advances are payable upon demand and bore interest at 8%. During 2000, the Company repaid $582,000 of these advances and converted the remaining $1.2 million of principal into 120,000 shares of Series A Class V preferred stock.

        During January and February 2000, the Company borrowed a total of $2.35 million from certain individuals in the form of demand notes. These notes were due on demand and accrued interest at 8%. In March 2000, these notes were converted into 235,000 shares of Series A Class III preferred stock.

Line of Credit

        In 2000, the Company entered into a $2.5 line of credit agreement and borrowed $2.5 million under the agreement. This borrowing is secured by $2.6 million of cash equivalents held by the lender. The line of credit was paid subsequent to year-end.

3.    Commitments and Contingencies

Litigation

        The Company is involved in certain litigation arising in the ordinary course of business. Management believes that such litigation will be resolved without material effect on the Company's financial position or results of operations.

        A former employee has sued the Company for damages in excess of $200,000 claiming breach of an employment contract. The Company disputes this claim. The Company filed for bankruptcy prior to the beginning of discovery. This matter is being resolved by the bankruptcy court.

        One of the Company's vendors has filed a $1.0 million claim against the Company for breach of contract. This claim was in the initial stages of discovery when the Company filed for bankruptcy.

Leases and commitments

        In 2000, the Company entered into several equipment leases accounted for as capital lease obligations totaling approximately $17.3 million. The obligations at December 31, 2000 for these leases and those entered into in prior years totaled $25.7 million. These obligations are secured by the related equipment and are recorded as current liabilities due to the Company's July 2001 bankruptcy filing and the return of the related equipment to retire these obligations.

        Minimum lease payments are as follows:

Total payments	$29.8 million
less: amount representing interest	$4.1 million

$25.7 million

        The Company leases certain office facilities and equipment and has contractual commitments for leasing circuits. Commitments for minimum rentals under these obligations at the end of 2000 were as follows:

Operating Leases
2001	$3,585,000
2002	1,778,000
2003	678,000
2004	526,000
2005	502,000
Thereafter	842,000

Total minimum payments	$7,911,000

        Certain of these leases were assumed by Cogent in September 2001.

4.    Stockholder's Equity

        During 1998, the Company adopted the 1998 Stock Option Plan. During 2000 the Company adopted the 2000 Stock Option Plan. There are a total of 7.3 million shares of common stock reserved for issuance under these plans, Options granted under these plans vest 25% after one year and vest ratably thereafter with full vesting after 57 months. A summary of stock option activity under these plans is as follows:

	Shares	Weighted Avg Exercise Price
Outstanding as of December 31, 1999	2,026,200	$1.39
Granted	4,865,565	2.59
Exercised	(76,500)	0.58

Outstanding as of December 31, 2000	6,815,265	$2.23

        During 1999, the Company issued warrants to a senior officer, in connection with his employment, to purchase 1,050,000 shares of the Company's common stock at a price of $1.67 per share. The warrants are exercisable over five years. The warrants vest as follows: (a) 600,000 vest upon issuance; (b) 450,000 vest upon the closing of a corporate transaction as defined.

        The weighted average fair value of options granted during the year ended December 31, 2000 was approximately $1.52. The weighted average remaining life of options and warrants outstanding at December 31, 2000 was approximately 4 years.

        The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation". Accordingly, no compensation cost has been recognized for stock options granted. Had compensation cost been determined based on the fair value at the grant date for awards in 2000 consistent with the provisions of the Standard, the Company's net loss would not have been materially different than the amount reported in the accompanying statement of operations. The fair value of stock options used to compute pro forma net loss applicable to common shareholders was determined using the Black-Scholes option- pricing model with the following assumptions; expected volatility of 60%, a risk free rate of 6%, expected life of 5 years and no dividend yield.

        The following summarizes the stockholder equity transactions during 2000.

        In March 2000, the Company sold 765,000 shares of Series A Class III preferred stock for net proceeds of $7.5 million in cash. In May 2000, the Company sold 376,000 shares of Series A Class V preferred stock for net proceeds of $3.7 million in cash. In June 2000, the Company sold 4.8 million shares of Series B preferred stock for net proceeds of $47.8 million in cash.

        In 2000, the Company retired a total of $13 million of its debt in exchange for issuances of common and Series A preferred stock. The Company issued 260,844 shares of Series A Class II preferred stock in exchange for the retirement of $1.2 million of debt. The Company issued 235,000 shares of Series A Class III preferred stock in exchange for the retirement of $2.35 million of debt. The Company issued 1.2 million share of Series A Class IV preferred stock in exchange for the retirement of $4.8 million of debt. The Company issued 120,000 shares of Series A Class V preferred stock in exchange for the retirement of $1.2 million of debt. The Company also issued warrants to purchase 75,000 shares of common stock at $3.17 per share in exchange for the accrued interest on the related notes. The warrants were valued at $60,000 which approximates the accrued interest on the related notes. The Company also issued 1.4 million shares of common stock in exchange for the retirement of $3.5 million of debt and $220,000 of accrued interest.

        All classes of Series A preferred and the Series B preferred stock (collectively, the "Preferred Stock") are convertible into common stock at the option of the holder at specified prices and carry a liquidation preference based upon the original issue price plus a non-cumulative dividend of 10% per annum. The holders of Preferred Stock are entitled to the number of votes equal to the number of common shares into which the Preferred Stock converts. The Series A Preferred Shares are convertible into common shares at the following conversion rates:

  •
  Series A—Class I—3 for 1

  •
  Series A—Class II—3 for 1

  •
  Series A—Class III—3.33 for 1

  •
  Series A—Class IV—3 for 1

  •
  Series A—Class V—3.16 for 1

  •
  Series B—3 for 1

        The holders of Preferred Stock are entitled to receive, when declared, non-cumulative cash dividends of 10% per annum of the original issue price of each class of Preferred Stock. The original issue prices per share of each class of Preferred Stock were as follows:

  •
  Series A—Class I—$3.79

  •
  Series A—Class II—$4.50

  •
  Series A—Class III—$10.00

  •
  Series A—Class IV—$4.15

  •
  Series A—Class V—$10.00

  •
  Series B—$10.27

        The redemption rights of the Series A Preferred Stock were eliminated when the Articles of Incorporation were restated on June 7, 2000. As a result of the restatement, all Preferred Stock is included in the equity section of the financial statements.

        Upon any liquidation, dissolution, or winding up of the Corporation, whether voluntarily or involuntarily, before any distributions or payment shall be made to the holders of Common stock, the holders of Series A and Series B Preferred Stock are entitled to liquidation rights before any of the Common stockholders on an equivalent basis.

5.    Income Taxes

        The Company has incurred significant operating losses and tax losses. As of December 31, 2000, the Company had available approximately $71.2 million of net operating loss carry forwards available to offset future taxable income. The deferred tax assets as a result of this net operating loss is $26.8 million and the Company has provided a 100% valuation allowance against this deferred tax asset. The losses will begin to expire in 2017.

6.    Related Party Transactions

        In 2000, the Company invested $2.5 million in a company affiliated with the Company via common management. In 2000, the Company recorded revenue of $122,000 from this affiliate and had accounts receivable of $92,000 outstanding at December 31, 2000.

7.    Subsequent Events

        In February 2001, the Company entered into an agreement to merge with 360Networks, Inc. in an all-stock transaction. 360Networks, Inc. loaned the Company approximately $3.6 million in connection with this transaction. In June 2001, the agreement was terminated.

        In July 2001, the Company filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code. In September 2001, Cogent Communications Group, Inc. purchased certain contracts and assets from the NetRail Inc. estate for approximately $12 million in cash. The Company has since ceased operations and the distributions of the remaining assets are under the supervision of the bankruptcy court.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

        The following table sets forth the various expenses, all of which will be borne by the Company, in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except for the Securities and Exchange Commission registration fee and the NASD filing fee.

SEC Registration Fee	$408
Accounting Fees and Expenses	25,000
Legal Fees and Expenses	25,000
Printing and Mailing Expenses	5,000
Miscellaneous	5,000

Total	$60,408

Item 14. Indemnification of Directors and Officers.

        Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides for, among other things:

        a.    permissive indemnification for expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by designated persons, including directors and officers of a corporation, in the event such persons are parties to litigation other than stockholder derivative actions if certain conditions are met;

        b.    permissive indemnification for expenses actually and reasonably incurred by designated persons, including directors and officers of a corporation, in the event such persons are parties to stockholder derivative actions if certain conditions are met;

        c.    mandatory indemnification for expenses actually and reasonably incurred by designated persons, including directors and officers of a corporation, in the event such persons are successful on the merits or otherwise in litigation covered by a. and b. above; and

        d.    that the indemnification provided for by Section 145 shall not be deemed exclusive of any other rights which may be provided under any bylaw, agreement, stockholder or disinterested director vote, or otherwise.

        Cogent's Second Amended and Restated Certificate of Incorporation provides that the corporation shall, to the fullest extent permitted by Section 145 of the DGCL, indemnify and advance expenses to its directors and officers. In addition, Cogent shall indemnify any person who is or was serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any and all of the expenses, liabilities, or other matters covered by Section 145, for actions taken in such person's capacity as a director, officer, employee or agent, and then only to the extend such person is not indemnified for such actions by such other corporation, partnership, joint venture, trust or other enterprise. Cogent's bylaws may provide that, except with respect to proceedings to enforce indemnification rights, it shall indemnify any director, officer or person serving at Cogent's request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, in connection with a proceeding (or part thereof) initiated by such director, officer or person, only if such proceeding (or part thereof) was authorized by Cogent's board of directors.

        Cogent's board of directors may provide indemnification or advance expenses to its employees and agents or other persons only on such terms to only to the extend determined by the board of directors in its sole and absolute discretion.

Item 15. Recent Sales of Unregistered Securities

        Set forth in chronological order is information regarding all securities sold and employee stock options granted by Cogent during the period from July 1999 through May 31, 2002. Further included is the consideration, if any, received by Cogent for such securities, and information relating to the section of the Securities Act of 1933, as amended (Securities Act), and the rules of the Securities and Exchange Commission under which exemption from registration was claimed. All awards of options did not involve any sale under the Securities Act. None of these securities were registered under the Securities Act. No sale of securities involved the use of an underwriter and no commissions were paid in connection with the sales of any securities.

  1.
  At various times during the period from July 1999 through May 31, 2002, we granted to employees and directors options to purchase an aggregate of 1,571,700 shares of Common Stock with exercise prices ranging from $0.10 per share to $15.00 per share.

  2.
  On August 9, 1999, we issued 1,360,000 shares of our common stock to David Schaeffer for $100,000 in cash.

  3.
  On February 7, 2000, we issued 26,000,000 shares of Series A preferred stock for an aggregate purchase price of $26 million. The purchase price for such shares was paid in cash at the time of the issuance of the Series A preferred stock.

  4.
  On July 14, 2000, we issued 19,809,783 shares of Series B preferred stock for an aggregate purchase price of $90,134,513 to certain holders of the Series A Investors and a number of new investors. The purchase price for such shares was paid in cash at the time of the issuance of the Series B preferred stock.

  5.
  On October 15, 2001, we issued 49,773,402 shares of Series C preferred stock for an aggregate purchase price of $62.0 million to certain holders of our Series A and Series B preferred stock and a certain new investors including our Chief Executive Officer, David Schaeffer who purchased 1,604,235 shares. The purchase price for such shares was paid in cash at the time of the issuance of the Series C preferred stock.

  6.
  On October 24, 2001, we entered into a Credit Facility with Cisco Systems Capital Corporation. The facility included the issuance of warrants to Cisco Capital to purchase five percent of our common stock, on a fully-diluted basis. The exercise price of the warrants to purchase 710,216 shares of our common stock was based upon the most recent significant equity transaction, as defined in the facility, and ranged from $12.47 to $30.44 per share.

        The issuances and resales of the securities above were made in reliance on one or more exemptions from registration under the Securities Act of 1933, including those provided by Section 4(2) of the Act, Regulations D and E and the Rules promulgated thereunder. The purchasers of these securities represented that they had adequate access, through their employment with us or otherwise, to information about Cogent.

Item 16. Exhibits and Financial Statement Schedules.

Exhibit	Description
2.1	Agreement and Plan of Merger, dated as of August 28, 2001, by and among Cogent, Allied Riser and the merger subsidiary (previously filed as Appendix A to our Registration Statement on Form S-4, Commission File No. 333-71684, filed October 16, 2001, and incorporated herein by reference)
2.2
Amendment No. 1 to the Agreement and Plan of Merger, dated as of October 13, 2001, by and among Cogent, Allied Riser and the merger subsidiary (previously filed as Appendix B to our Registration Statement on Form S-4, Commission File No. 333-71684, filed October 16, 2001, and incorporated herein by reference)
2.3
Asset Purchase Agreement, dated September 6, 2001, among Cogent Communications, Inc., NetRail, Inc., NetRail Collocation Co., and NetRail Leasing Co. (previously filed as Exhibit 2.3 to our Registration Statement on Form S-4, as amended by a Form S-4/A (Amendment No. 1), Commission File No. 333-71684, filed November 21, 2001, and incorporated herein by reference)
2.4
Asset Purchase Agreement, dated February 26, 2002, by and among Cogent Communications Group, Inc., PSINet, Inc. et al. (previously filed as Exhibit 2.1 to our Current Report on Form 8-K, dated February 26, 2002, and incorporated herein by reference)
3.1
Second Amended and Restated Certificate of Incorporation of Cogent Communications Group, Inc. (previously filed as Exhibit 3.1 to our Registration Statement on Form S-4, as amended by a Form S-4/A (Amendment No. 4), Commission File No. 333-71684, filed January 4, 2002, and incorporated herein by reference)
3.2
Amended Bylaws of Cogent Communications Group, Inc. (previously filed as Exhibit 3.2 to our Registration Statement on Form S-4, as amended by a Form S-4/A (Amendment No. 4), Commission File No. 333-71684, filed January 4, 2002, and incorporated herein by reference)
4.1
Amended and Restated Stockholders Agreement, dated October 16, 2001, by and among Cogent, David Schaeffer and each of the holders of Series A, B and C Preferred Stock (previously filed as Exhibit 4.1 to our Registration Statement on Form S-4, as amended by a Form S-4/A (Amendment No. 4), Commission File No. 333-71684, filed January 4, 2002, and incorporated herein by reference)
4.2
Amended and Restated Registration Rights Agreement, dated October 16, 2001, by and among Cogent, David Schaeffer and each major stockholder (previously filed as Exhibit 4.2 to our Registration Statement on Form S-4, as amended by a Form S-4/A (Amendment No. 4), Commission File No. 333-71684, filed January 4, 2002, and incorporated herein by reference)
4.3
First Supplemental Indenture, among Allied Riser Communications Corporation, as issuer, Cogent Communications Group, Inc., as co-obligor, and Wilmington Trust Company, as trustee. (previously filed as Exhibit 4.4 to our Registration Statement on Form S-4, as amended by a Form POS AM (Post-Effective Amendment No. 2), Commission File No. 333-71684, filed February 4, 2002)
4.4
Indenture, dated as of July 28, 2000 by and between Allied Riser Communications Corporation and Wilmington Trust Company, as trustee, relating to Allied Riser's 7.50% Convertible Subordinated Notes due 2007. (previously filed as Exhibit 4.5 to our Registration Statement on Form S-4, as amended by a Form POS AM (Post-Effective Amendment No. 1), Commission File No. 333-71684, filed January 25, 2002)
5.1	Opinion of Latham & Watkins as to the legality of the securities

10.1
Fiber Optic Network Leased Fiber Agreement, dated February 7, 2000, by and between Cogent Communications, Inc. and Metromedia Fiber Network Services, Inc., as amended July 19, 2001 (previously filed as Exhibit 10.1 to our Registration Statement on Form S-4, Commission File No. 333-71684, filed October 16, 2001, and incorporated herein by reference)†
10.2
Dark Fiber IRU Agreement, dated April 14, 2000, between Williams Communications, Inc. and Cogent Communications, Inc., as amended June 27, 2000, December 11, 2000, January 26, 2001, and February 21, 2001 (previously filed as Exhibit 10.2 to our Registration Statement on Form S-4, Commission File No. 333-71684, filed October 16, 2001, and incorporated herein by reference)†
10.3
Credit Agreement, dated October 24, 2001, among Cisco Systems Capital Corporation, Cogent Communications, Inc., and Cogent International, Inc. (previously filed as Exhibit 10.3 to our Registration Statement on Form S-4, as amended by a Form S-4/A (Amendment No. 2), Commission File No. 333-71684, filed December 7, 2001, and incorporated herein by reference)
10.4
Cisco Systems, Inc. Service Provider Agreement, dated March 15, 2000, between Cisco Systems, Inc. and Cogent Communications, Inc., as amended June 1, 2000, and March 1, 2001 (previously filed as Exhibit 10.4 to our Registration Statement on Form S-4, Commission File No. 333-71684, filed October 16, 2001, and incorporated herein by reference)†
10.5
Amendment No. 4 to Service Provider Agreement, dated November 15, 2001, by and between Cisco Systems Inc. and Cogent Communications, Inc. (previously filed as Exhibit 10.5 to our Registration Statement on Form S-4, as amended by a Form S-4/A (Amendment No. 1), Commission File No. 333-71684, filed November 21, 2001, and incorporated herein by reference)†
10.6
David Schaeffer Employment Agreement with Cogent Communications Group, Inc., dated February 7, 2000 (previously filed as Exhibit 10.6 to our Registration Statement on Form S-4, Commission File No. 333-71684, filed October 16, 2001, and incorporated herein by reference)
10.7
William Currer Employment Agreement with Cogent Communications Group, Inc., dated May 23, 2000 (previously filed as Exhibit 10.7 to our Registration Statement on Form S-4, Commission File No. 333-71684, filed October 16, 2001, and incorporated herein by reference)
10.8
Barry Morris Employment Agreement with Cogent Communications Group, Inc., dated March 13, 2000 (previously filed as Exhibit 10.8 to our Registration Statement on Form S-4, Commission File No. 333-71684, filed October 16, 2001, and incorporated herein by reference)
10.9
Scott Stewart Employment Agreement with Cogent Communications Group, Inc., dated April 3, 2000 (previously filed as Exhibit 10.9 to our Registration Statement on Form S-4, Commission File No. 333-71684, filed October 16, 2001, and incorporated herein by reference)
10.10
Cogent Communications Group, Inc. Lease for Headquarters Space by and between 6715 Kenilworth Avenue Partnership and Cogent Communications Group, Inc., dated September 1, 2000 (previously filed as Exhibit 10.10 to our Registration Statement on Form S-4, Commission File No. 333-71684, filed October 16, 2001, and incorporated herein by reference)
10.11
Cogent Communications Group, Inc. Renewal of Lease for Headquarters Space, by and between 6715 Kenilworth Avenue Partnership and Cogent Communications Group, Inc., dated August 1, 2001 (previously filed as Exhibit 10.11 to our Registration Statement on Form S-4, Commission File No. 333-71684, filed October 16, 2001, and incorporated herein by reference)

10.12
The Amended and Restated Cogent Communications Group, Inc. 2000 Equity Plan (previously filed as Exhibit 10.121 to our Registration Statement on Form S-4, Commission File No. 333-71684, filed October 16, 2001, and incorporated herein by reference)
10.13
Dark Fiber Lease Agreement dated November 21, 2001, by and between Cogent Communications, Inc. and Qwest Communications Corporation (previously filed as Exhibit 10.13 to our Registration Statement on Form S-4, as amended by a Form S-4/A (Amendment No. 2), Commission File No. 333-71684, filed December 7, 2001, and incorporated herein by reference)†
21.1	Subsidiaries°
23.1	N/A*
23.2	Consent of PricewaterhouseCoopers LLP
23.3	Consent of BDO Seidman, LLP
23.4	Consent of Habif, Arogeti & Wynne, LLP
23.5	Consent of Latham & Watkins (included in opinion filed as Exhibit 5.1)
24.1	Powers of Attorney (included on signature page of registration statement)°
99.1	Letter to the Securities and Exchange Commission relating to certain assurances given to Cogent by Arthur Andersen LLP

†
Confidential treatment requested and obtained as to certain portions. Portions have been omitted pursuant to this request where indicated by an asterisk.

°
Previously filed.

*
In reliance on Rule 437a under the Securities Act, we have not filed a consent of Arthur Andersen to the inclusion in this prospectus of their reports regarding the financial statements of Cogent Communications Group, Inc. and Allied Riser Communication Corporation.

Item 17. Undertakings.

        The undersigned registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

    (iii)
    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the District of Columbia, on the 2nd day of July, 2002.

COGENT COMMUNICATIONS GROUP, INC.
By:	/s/ DAVID SCHAEFFER Name: David Schaeffer Title: Chairman and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ DAVID SCHAEFFER David Schaeffer	Chairman And CEO	July 2, 2002
* William Currer	President And COO	July 2, 2002
* H. Helen Lee	CFO And Director	July 2, 2002
* Thaddeus G. Weed	Vice President, Controller	July 2, 2002
* Edward Glassmeyer	Director	July 2, 2002
* Erel Margalit	Director	July 2, 2002
* James Wei	Director	July 2, 2002
By:	DAVID SCHAEFFER David Schaeffer Attorney-In-Fact	*Pursuant to Power of Attorney dated January 30, 2002	July 2, 2002

Exhibit Index

Exhibit	Description
2.1	Agreement and Plan of Merger, dated as of August 28, 2001, by and among Cogent, Allied Riser and the merger subsidiary (previously filed as Appendix A to our Registration Statement on Form S-4, Commission File No. 333-71684, filed October 16, 2001, and incorporated herein by reference)
2.2
Amendment No. 1 to the Agreement and Plan of Merger, dated as of October 13, 2001, by and among Cogent, Allied Riser and the merger subsidiary (previously filed as Appendix B to our Registration Statement on Form S-4, Commission File No. 333-71684, filed October 16, 2001, and incorporated herein by reference)
2.3
Asset Purchase Agreement, dated September 6, 2001, among Cogent Communications, Inc., NetRail, Inc., NetRail Collocation Co., and NetRail Leasing Co. (previously filed as Exhibit 2.3 to our Registration Statement on Form S-4, as amended by a Form S-4/A (Amendment No. 1), Commission File No. 333-71684, filed November 21, 2001, and incorporated herein by reference)
2.4
Asset Purchase Agreement, dated February 26, 2002, by and among Cogent Communications Group, Inc., PSINet, Inc. et al. (previously filed as Exhibit 2.1 to our Current Report on Form 8-K, dated February 26, 2002, and incorporated herein by reference)
3.1
Second Amended and Restated Certificate of Incorporation of Cogent Communications Group, Inc. (previously filed as Exhibit 3.1 to our Registration Statement on Form S-4, as amended by a Form S-4/A (Amendment No. 4), Commission File No. 333-71684, filed January 4, 2002, and incorporated herein by reference)
3.2
Amended Bylaws of Cogent Communications Group, Inc. (previously filed as Exhibit 3.2 to our Registration Statement on Form S-4, as amended by a Form S-4/A (Amendment No. 4), Commission File No. 333-71684, filed January 4, 2002, and incorporated herein by reference)
4.1
Amended and Restated Stockholders Agreement, dated October 16, 2001, by and among Cogent, David Schaeffer and each of the holders of Series A, B and C Preferred Stock (previously filed as Exhibit 4.1 to our Registration Statement on Form S-4, as amended by a Form S-4/A (Amendment No. 4), Commission File No. 333-71684, filed January 4, 2002, and incorporated herein by reference)
4.2
Amended and Restated Registration Rights Agreement, dated October 16, 2001, by and among Cogent, David Schaeffer and each major stockholder (previously filed as Exhibit 4.2 to our Registration Statement on Form S-4, as amended by a Form S-4/A (Amendment No. 4), Commission File No. 333-71684, filed January 4, 2002, and incorporated herein by reference)
4.3
First Supplemental Indenture, among Allied Riser Communications Corporation, as issuer, Cogent Communications Group, Inc., as co-obligor, and Wilmington Trust Company, as trustee. (previously filed as Exhibit 4.4 to our Registration Statement on Form S-4, as amended by a Form POS AM (Post-Effective Amendment No. 2), Commission File No. 333-71684, filed February 4, 2002)
4.4
Indenture, dated as of July 28, 2000 by and between Allied Riser Communications Corporation and Wilmington Trust Company, as trustee, relating to Allied Riser's 7.50% Convertible Subordinated Notes due 2007. (previously filed as Exhibit 4.5 to our Registration Statement on Form S-4, as amended by a Form POS AM (Post-Effective Amendment No. 1), Commission File No. 333-71684, filed January 25, 2002)
5.1	Opinion of Latham & Watkins as to the legality of the securities

10.1
Fiber Optic Network Leased Fiber Agreement, dated February 7, 2000, by and between Cogent Communications, Inc. and Metromedia Fiber Network Services, Inc., as amended July 19, 2001 (previously filed as Exhibit 10.1 to our Registration Statement on Form S-4, Commission File No. 333-71684, filed October 16, 2001, and incorporated herein by reference)†
10.2
Dark Fiber IRU Agreement, dated April 14, 2000, between Williams Communications, Inc. and Cogent Communications, Inc., as amended June 27, 2000, December 11, 2000, January 26, 2001, and February 21, 2001 (previously filed as Exhibit 10.2 to our Registration Statement on Form S-4, Commission File No. 333-71684, filed October 16, 2001, and incorporated herein by reference)†
10.3
Credit Agreement, dated October 24, 2001, among Cisco Systems Capital Corporation, Cogent Communications, Inc., and Cogent International, Inc. (previously filed as Exhibit 10.3 to our Registration Statement on Form S-4, as amended by a Form S-4/A (Amendment No. 2), Commission File No. 333-71684, filed December 7, 2001, and incorporated herein by reference)
10.4
Cisco Systems, Inc. Service Provider Agreement, dated March 15, 2000, between Cisco Systems, Inc. and Cogent Communications, Inc., as amended June 1, 2000, and March 1, 2001 (previously filed as Exhibit 10.4 to our Registration Statement on Form S-4, Commission File No. 333-71684, filed October 16, 2001, and incorporated herein by reference)†
10.5
Amendment No. 4 to Service Provider Agreement, dated November 15, 2001, by and between Cisco Systems Inc. and Cogent Communications, Inc. (previously filed as Exhibit 10.5 to our Registration Statement on Form S-4, as amended by a Form S-4/A (Amendment No. 1), Commission File No. 333-71684, filed November 21, 2001, and incorporated herein by reference)†
10.6
David Schaeffer Employment Agreement with Cogent Communications Group, Inc., dated February 7, 2000 (previously filed as Exhibit 10.6 to our Registration Statement on Form S-4, Commission File No. 333-71684, filed October 16, 2001, and incorporated herein by reference)
10.7
William Currer Employment Agreement with Cogent Communications Group, Inc., dated May 23, 2000 (previously filed as Exhibit 10.7 to our Registration Statement on Form S-4, Commission File No. 333-71684, filed October 16, 2001, and incorporated herein by reference)
10.8
Barry Morris Employment Agreement with Cogent Communications Group, Inc., dated March 13, 2000 (previously filed as Exhibit 10.8 to our Registration Statement on Form S-4, Commission File No. 333-71684, filed October 16, 2001, and incorporated herein by reference)
10.9
Scott Stewart Employment Agreement with Cogent Communications Group, Inc., dated April 3, 2000 (previously filed as Exhibit 10.9 to our Registration Statement on Form S-4, Commission File No. 333-71684, filed October 16, 2001, and incorporated herein by reference)
10.10
Cogent Communications Group, Inc. Lease for Headquarters Space by and between 6715 Kenilworth Avenue Partnership and Cogent Communications Group, Inc., dated September 1, 2000 (previously filed as Exhibit 10.10 to our Registration Statement on Form S-4, Commission File No. 333-71684, filed October 16, 2001, and incorporated herein by reference)
10.11
Cogent Communications Group, Inc. Renewal of Lease for Headquarters Space, by and between 6715 Kenilworth Avenue Partnership and Cogent Communications Group, Inc., dated August 1, 2001 (previously filed as Exhibit 10.11 to our Registration Statement on Form S-4, Commission File No. 333-71684, filed October 16, 2001, and incorporated herein by reference)
10.12
The Amended and Restated Cogent Communications Group, Inc. 2000 Equity Plan (previously filed as Exhibit 10.121 to our Registration Statement on Form S-4, Commission File No. 333-71684, filed October 16, 2001, and incorporated herein by reference)

10.13
Dark Fiber Lease Agreement dated November 21, 2001, by and between Cogent Communications, Inc. and Qwest Communications Corporation (previously filed as Exhibit 10.13 to our Registration Statement on Form S-4, as amended by a Form S-4/A (Amendment No. 2), Commission File No. 333-71684, filed December 7, 2001, and incorporated herein by reference)†
21.1	Subsidiaries°
23.1	N/A*
23.2	Consent of PricewaterhouseCoopers LLP
23.3	Consent of BDO Seidman, LLP
23.4	Consent of Habif, Arogeti & Wynne, LLP
23.5	Consent of Latham & Watkins (included in opinion filed as Exhibit 5.1)
24.1	Powers of Attorney (included on signature page of registration statement)°
99.1	Letter to the Securities and Exchange Commission relating to certain assurances given to Cogent by Arthur Andersen LLP

†
Confidential treatment requested and obtained as to certain portions. Portions have been omitted pursuant to this request where indicated by an asterisk.

°
Previously filed.

*
In reliance on Rule 437a under the Securities Act, we have not filed a consent of Arthur Andersen to the inclusion in this prospectus of their reports regarding the financial statements of Cogent Communications Group, Inc. and Allied Riser Communication Corporation.